   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 8, 2000

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              BSQUARE CORPORATION
                        (NAME OF ISSUER IN ITS CHARTER)

           WASHINGTON                          7389                          91-1650880
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                         3150 139TH AVE S.E., SUITE 500
                           BELLEVUE, WASHINGTON 98005
                                 (425) 519-5900
(ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL PLACE
                                  OF BUSINESS)

                               WILLIAM T. BAXTER
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         3150 139TH AVE S.E., SUITE 500
                           BELLEVUE, WASHINGTON 98005
                                 (425) 519-5900
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                  COPIES OF ALL COMMUNICATIONS TO BE SENT TO:

                           MICHAEL J. ERICKSON, ESQ.
                           MARK F. WORTHINGTON, ESQ.
                             SARAH E. MACKEY, ESQ.
                             SUMMIT LAW GROUP, PLLC
                     1505 WESTLAKE AVENUE NORTH, SUITE 300
                           SEATTLE, WASHINGTON 98109
                                 (206) 281-9881

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
     TITLE OF EACH CLASS                                PROPOSED MAXIMUM       PROPOSED MAXIMUM
        OF SECURITIES              AMOUNT TO BE        OFFERING PRICE PER         AGGREGATE              AMOUNT OF
      TO BE REGISTERED            REGISTERED(1)             SHARE(2)          OFFERING PRICE(2)       REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Common stock, no par value
  per share..................     635,486 shares             $17.56              $11,159,134             $2,946.01
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

(1) This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock divided, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2) The price of $17.56, the average of the high and low prices of the registrant's common stock on the Nasdaq Stock Market's National Market on September 5, 2000, is set forth solely for the purpose of computing the registration fee pursuant to Rule 457(c).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 8, 2000

PROSPECTUS

                                 635,486 SHARES

                              BSQUARE CORPORATION

                                  COMMON STOCK

     This prospectus relates to the public offering, which is not being underwritten, of 635,486 shares of our common stock which are held by some of our current shareholders.

     The prices at which such shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

     Our common stock is quoted on the Nasdaq National Market under the symbol "BSQR." On September 5, 2000, the average of the high and low price for the common stock was $17.56.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE THE SECTION ENTITLED "RISK FACTORS" ON PAGE 5 OF THIS PROSPECTUS FOR CERTAIN RISKS AND UNCERTAINTIES THAT YOU SHOULD CONSIDER.

                           -------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                           -------------------------

     This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

               The date of this prospectus is September   , 2000.

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Prospectus Summary..................    1
Risk Factors........................    5
Forward-Looking Statements..........   14
Use of Proceeds.....................   14
Dividend Policy.....................   14
Price Range of Common Stock.........   15
Capitalization......................   15
Dilution............................   15
Plan of Distribution................   16
Selling Shareholders................   18
Selected Consolidated Financial
  Data..............................   20
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................   22

                                      PAGE
                                      ----
Liquidity and Capital Resources.....   28
Business............................   31
Management..........................   48
Related-Party Transactions..........   56
Principal Shareholders..............   57
Description of Capital Stock........   59
Shares Eligible For Future Sale.....   61
Notice to Canadian Residents........   62
Legal Matters.......................   63
Experts.............................   63
Where to Find Additional
  Documents.........................   63
Index to Financial Information......  F-1

                           -------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                               PROSPECTUS SUMMARY

     The following summary highlights information that we present more fully elsewhere in this prospectus. You should read this entire prospectus carefully.

                              BSQUARE CORPORATION

     We provide a broad range of products and services that facilitate the integration of Microsoft Windows operating systems into a variety of devices we call intelligent computing devices (ICDs), enhance the functionality of those devices, and accelerate their deployment into the marketplace. Original equipment manufacturers, semiconductor vendors, software developers, value added resellers, internet service providers and network service providers rely on our products and services to help bring customized intelligent computing devices and intelligent computing device applications to market in a timely fashion. We have been providing Windows CE-based software services since before the commercial release of Windows CE in September 1996, and therefore we believe that we offer a greater breadth and depth of Windows CE expertise than any of our current competitors. In addition, in late 1999, we began offering Windows NT Embedded integration services, thus expanding the breadth of our service offerings, and in January 2000, our acquisition of BlueWater Systems broadened our product line for developers of ICDs based on additional Windows operating systems including Windows 98, Windows 2000, Windows NT and Windows NT Embedded. Our acquisition of Mainbrace Corporation in May 2000 enables us to provide standard manufacturable designs of popular intelligent computing devices such as Webpads, Web-phones, Pocket PCs, E-books and portable data tablets, which together with our other products and services offer customers a broad range of solutions to rapidly bring products to market.

     Intelligent computing devices are an emerging class of products with sophisticated processing power that are designed for specific computing and communications applications. Examples of intelligent computing devices include television "set-top boxes," which sit on top of television sets and provide users with advanced cable TV services, sophisticated video gaming features and Internet access; handheld and palm-size PCs; gaming systems; handheld industrial data collectors; consumer "Internet appliances" such as kiosk terminals and navigational devices in cars and trucks; and Windows-based terminals, Webpads, E-books and Pocket PCs used both in the workplace and at home. Compared to traditional computers, intelligent computing devices are often less expensive and more adaptable in terms of their size, weight and shape, while still providing sophisticated computing and communications capabilities, including Internet connectivity.

     Increasingly, intelligent computing devices are able to connect directly to the Internet, either through wired or wireless telecommunications systems. As businesses and consumers increasingly use the Internet to transact business and access information and as demand for smaller and more mobile devices grows, original equipment manufacturers are developing new intelligent computing devices to better meet the needs of end users. Because of space constraints and other design and resource limitations inherent in the intelligent computing device environment, original equipment manufacturers require a computer operating system that is both scaleable and highly customizable, with lower system requirements than traditional PC operating systems. There are several different operating systems that can be used in intelligent computing devices. Windows CE, a versatile and highly adaptable operating system modeled after Microsoft Windows, is gaining market acceptance among original equipment manufacturers as an operating system that meets these requirements. As increased use of the Internet by consumers and businesses helps fuel the growth of the intelligent computing device market, we believe that the market for Windows CE will in turn benefit. In addition, the Windows NT Embedded operating system is used for "computerizing" larger, more complex devices with a need for real time functionality. Examples of devices for which Windows NT Embedded is designed include Windows-based terminals, office machine equipment such as printers, and telecommunications equipment such as routers and switching equipment.

     We develop products and provide services that facilitate the development of Windows CE-based intelligent computing devices. We generate revenue in four distinct ways. First, we provide software code-writing and related engineering services to Microsoft and semiconductor vendors to adapt Windows CE software to different microprocessors and to enhance Windows CE's user-specific features and functions. Second, we offer a comprehensive set of software products and services that help enable original equipment manufacturers to cost-effectively integrate Windows CE, NT Embedded and other Windows operating systems into their intelligent computing devices. These offerings include original equipment manufacturer adaptation kits, software development products, test programs and Microsoft Windows CE licensing, along with engineering and quality assurance services and training. Our service and product offerings are designed to ensure that Windows works properly with the original equipment manufacturer's computer boards, which are the internal hardware constituting the core of their intelligent computing devices. We also offer software engineering services for the integration of Window NT Embedded into ICDs, and for other Windows-based operating systems we offer the BlueWater Systems software development products. Third, we license a wide range of Windows-based software applications to original equipment manufacturers, value added resellers, Internet service providers, network service providers and intelligent computing device consumers to provide additional functions to Windows-based intelligent computing devices, such as printing and faxing capabilities, voice-over IP, remote device management and wireless wide area least cost routing. Fourth, we license standard manufacturing design of intelligent computing devices such as Webpads, Web-phones, Pocket PCs, E-books and portable data tablets and bundle our products and integration services for our customers.

     We intend to become a primary provider of products and services for facilitating the rapid and cost-efficient development of intelligent computing devices. Generally, an operating system provided by vendors in its original form will not be readily compatible with the increasingly wide variety of semiconductors and intelligent computing devices that are becoming available and, therefore, will need to be adapted in order to function. We refer to this process as "integration." The key elements of our strategy include building on our expertise as a provider of Windows-based integration services, expanding our strategic relationships with hardware and software vendors, maintaining and expanding our relationship with Microsoft, developing additional software applications, providing a comprehensive solution capability for rapid development and deployment of intelligent computing devices and expanding our international presence.

     We were incorporated in the State of Washington in July 1994. Our principal executive offices are located at 3150 139th Avenue S.E., Suite 500, Bellevue, Washington 98005, and our telephone number is (425) 519-5900. Our World Wide Web address is www.bsquare.com. Information on our website does not constitute a part of this prospectus.

                                  THE OFFERING

Common stock offered by selling
shareholders................................    635,486 shares

Common stock to be outstanding after this
offering....................................    34,298,445 shares

Use of proceeds.............................    We will not receive any of the
                                                proceeds from the sale of the
                                                shares.

Nasdaq National Market Symbol...............    BSQR

     Please see "Capitalization" on page 15 for a more complete discussion regarding the outstanding shares of common stock, options to purchase common stock and other related matters.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following summary consolidated financial data should be read in conjunction with our consolidated financial statements and related notes, as well as the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," found elsewhere in this prospectus. Additionally, on January 5, 2000 we acquired BlueWater Systems, Inc. in a transaction accounted for as a pooling of interests. All of our financial data presented in the consolidated financial statements and results of operations have been restated to include the historical financial information of BlueWater Systems, Inc. as if it had always been a part of BSQUARE.

                                                                                                      SIX MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                           JUNE 30,
                                       ----------------------------------------------------------    ------------------
                                          1995          1996         1997       1998       1999       1999       2000
                                       -----------   -----------    -------    -------    -------    -------    -------
                                       (UNAUDITED)                                                      (UNAUDITED)
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
  Revenue............................    $ 1,840       $ 5,026      $15,914    $25,937    $41,406    $19,261    $28,992
  Gross profit.......................      1,033         3,546       10,099     14,574     21,897     10,382     15,222
  Income (loss) from operations......        815         2,002        4,815      3,140      1,873      1,450     (1,665)
  Net income (loss)..................    $   816       $ 2,005      $ 4,003    $ 2,300    $ 1,695    $   871    $(1,480)
                                         =======       =======      =======    =======    =======    =======    =======
  Basic earnings (loss) per share....    $  0.04       $  0.09      $  0.18    $  0.12    $  0.08    $  0.04    $ (0.05)
                                         =======       =======      =======    =======    =======    =======    =======
  Shares used in computation of basic
    earnings (loss) per share........     21,261        22,367       21,661     18,633     21,430     18,467     32,821
                                         =======       =======      =======    =======    =======    =======    =======
  Diluted earnings (loss) per
    share............................    $  0.04       $  0.09      $  0.18    $  0.08    $  0.06    $  0.03    $ (0.05)
                                         =======       =======      =======    =======    =======    =======    =======
  Shares used in computation of
    diluted earnings (loss) per
    share............................     21,261        22,367       22,042     27,736     30,800     28,945     32,821
                                         =======       =======      =======    =======    =======    =======    =======

                                                                  JUNE 30, 2000
                                                                  -------------
                                                                   (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments.........        $ 79,773
  Working capital...........................................          73,048
  Total assets..............................................         113,742
  Shareholders' equity......................................          99,478

                                  RISK FACTORS

     You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could materially adversely affect our business, operating results and financial condition and could result in a complete loss of your investment.

UNANTICIPATED FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS DUE TO FACTORS SUCH AS ADVERSE CHANGES IN OUR RELATIONSHIP WITH MICROSOFT OR A DECLINE IN THE MARKET FOR WINDOWS-BASED INTELLIGENT COMPUTING DEVICES COULD CAUSE OUR STOCK PRICE TO DECLINE SIGNIFICANTLY.

     Our operating results have fluctuated in the past, and we expect that they will continue to do so. We believe that period-to-period comparisons of our operating results are not meaningful, and you should not rely on such comparisons to predict our future performance. If our operating results fall below the expectations of stock analysts and investors, the price of our common stock may fall. Factors that may cause our quarterly operating results to fluctuate include:

     - the failure or perceived failure of Windows CE, the operating system upon which demand for the majority of our products and services is dependent, to achieve widespread market acceptance;

     - the failure of the intelligent computing device market to develop;

     - adverse changes in our relationship with Microsoft, from which a substantial portion of our revenue is generated and on which we rely to continue to develop and promote Windows CE;

     - our inability to develop and market new and enhanced products and services on a timely basis;

     - unanticipated delays, or announcement of delays, by Microsoft of Windows product releases, which could cause us to delay our product introductions and adversely affect our customer relationships;

     - changes in demand for our products and services;

     - increased competition and changes in our pricing as a result of increased competitive pressure;

     - our ability to control our expenses, a large portion of which are relatively fixed and which are budgeted based on anticipated revenue trends, in the event that customer projects, particularly Microsoft projects, are delayed, curtailed or discontinued;

     - changes in the mix of our services and product revenue, which have different gross margins;

     - underestimates by us of the costs to be incurred in significant fixed-fee service projects; and

     - varying customer buying patterns which are often influenced by year-end budgetary pressures.

     In addition, our stock price may fluctuate due to conditions unrelated to our operating performance, including general economic conditions in the software industry and the market for technology stocks.

THE MAJORITY OF OUR REVENUE, INCLUDING 68% OF OUR TOTAL REVENUE FOR THE SIX MONTHS ENDED JUNE 30, 2000, IS GENERATED FROM OUR RELATIONSHIP WITH MICROSOFT, WHICH CAN BE MODIFIED OR TERMINATED BY MICROSOFT AT ANY TIME.

     For the year ended December 31, 1999 and for the six months ended June 30, 2000, approximately 85% and 68% of our revenue, respectively, was generated under our master development and license agreement with Microsoft. The master agreement, the current renewable term of which concludes in July 2001, includes a number of project-specific work plans. We bill

Microsoft on a time-and-materials basis, although each project has a maximum dollar cap. We expect the revenue generated from work plans with Microsoft will continue to comprise the majority of our revenue for the next several years. We presently have dedicated approximately 160 of our 370 engineers to these projects. However, the master agreement and each of the individual work plans may be terminated or modified by Microsoft at any time. In addition, there is no guarantee that Microsoft will continue to enter into additional work plans with us. In the past, Microsoft has modified the timing and scope of certain projects, requesting that our engineers be moved from one project to another. For example, in late 1997 Microsoft decided to contract with us to provide Windows CE support services to semiconductor vendors with whom we had previously contracted directly. As a result, from late 1997 through late 1998 our revenue shifted from being generated by a variety of semiconductor vendors to being generated primarily by Microsoft. We do not believe that we could replace the Microsoft revenue in the short- or medium-term if existing work plans were canceled or curtailed, and such cancellations or curtailments would substantially reduce our revenue. Microsoft is a publicly traded company that files financial reports and information with the Securities and Exchange Commission. These reports are publicly available under Microsoft's Exchange Act filing number, 000-14278.

IF THE MARKET FOR THE WINDOWS CE OPERATING SYSTEM FAILS TO DEVELOP FULLY OR DEVELOPS MORE SLOWLY THAN WE EXPECT, OUR BUSINESS AND OPERATING RESULTS WILL BE MATERIALLY HARMED.

     Windows CE is one of many operating systems developed for the intelligent computing device market and the extent of its future acceptance is uncertain. Because substantially all of our revenue for 1999 and the six months ended June 30, 2000 has been generated by software products and services dependent on the Windows CE operating system, if the market for Windows CE fails to develop fully or develops more slowly than we expect, our business and operating results will be significantly harmed. Market acceptance of Windows CE will depend on many factors, including:

     - Microsoft's development and support of the Windows CE market. As the developer and primary promoter of Windows CE, if Microsoft were to decide to discontinue or lessen its support of the Windows CE operating system, potential customers could select competing operating systems, which would reduce the demand for our Windows CE-based software products and services;

     - the ability of the Windows CE operating system to compete against existing and emerging operating systems for the intelligent computing device market including: VxWorks from WindRiver Systems Inc., pSOS from Integrated Systems, Inc., VRTX from Mentor Graphics Corporation, JavaOS from Sun Microsystems, Inc. and Linux. In particular, in the market for palm-size devices, Windows CE faces intense competition from PalmOS used on 3Com Corporation's Palm devices and to date has had limited success in this market. In the market for cellular phones, Windows CE faces intense competition from the EPOC operating system from Symbian, a joint venture among several of the largest manufacturers of cellular phones. Windows CE may be unsuccessful in capturing a significant share of these two segments of the intelligent computing device market, or in maintaining its market share in those other segments of the intelligent computing device market on which our business currently focuses, including the markets for Internet-enabled television set-top boxes, handheld industrial devices, consumer Internet appliances such as kiosk terminals and vehicle navigational devices, and Windows-based terminals;

     - the acceptance by original equipment manufacturers and consumers of the mix of features and functions offered by Windows CE; and

     - the willingness of software developers to continue to develop and expand the applications that run on Windows CE. To the extent that software developers write applications for competing operating systems that are more attractive to intelligent computing device end users than those available on Windows CE, potential purchasers could select competing operating systems over Windows CE.

IF THE MARKET FOR INTELLIGENT COMPUTING DEVICES FAILS TO DEVELOP FULLY OR DEVELOPS MORE SLOWLY THAN WE EXPECT, OUR REVENUE WILL NOT GROW AS FAST AS ANTICIPATED, IF AT ALL.

     The market for intelligent computing devices is emerging and the potential size of this market and the timing of its development are not known. As a result, our profit potential is uncertain and our revenue may not grow as fast as we anticipate, if at all. We are dependent upon the broad acceptance by businesses and consumers of a wide variety of Windows CE-based intelligent computing devices, which will depend on many factors, including:

     - the development of content and applications for intelligent computing devices;

     - the willingness of large numbers of businesses and consumers to use devices such as handheld and palm-size PCs and handheld industrial data collectors to perform functions currently carried out manually or by traditional PCs, including inputting and sharing data, communicating among users and connecting to the Internet; and

     - the evolution of industry standards that facilitate the distribution of content over the Internet to these devices via wired and wireless telecommunications systems, satellite or cable.

IF MICROSOFT ADDS FEATURES TO ITS WINDOWS OPERATING SYSTEM THAT DIRECTLY COMPETE WITH SOFTWARE PRODUCTS AND SERVICES WE PROVIDE, OUR REVENUE COULD BE REDUCED AND OUR PROFIT MARGINS COULD SUFFER.

     As the developer of Windows, Microsoft could add features to its operating system that directly compete with the software products and services we provide to our customers. Such features could include, for example, faxing, hardware-support packages and quality-assurance tools. The ability of our customers or potential customers to obtain software products and services directly from Microsoft that compete with our software products and services could harm our business. Even if the standard features of future Microsoft operating system software were more limited than our offerings, a significant number of our customers and potential customers might elect to accept more limited functionality in lieu of purchasing additional software. Moreover, the resulting competitive pressures could lead to price reductions for our products and reduce our profit margins.

IF WE DO NOT MAINTAIN OUR FAVORABLE RELATIONSHIP WITH MICROSOFT, WE WILL HAVE DIFFICULTY MARKETING OUR SOFTWARE PRODUCTS AND SERVICES AND MAY NOT RECEIVE DEVELOPER RELEASES OF WINDOWS CE, AND OUR REVENUE AND OPERATING MARGINS WILL SUFFER.

     In the event that our relationship with Microsoft were to deteriorate, then our efforts to market and sell our software products and services to original equipment manufacturers could be adversely affected and our business would be harmed. Microsoft has great influence over the development plans and buying decisions of original equipment manufacturers utilizing Windows CE for intelligent computing devices. Microsoft refers many of our original equipment manufacturer customers to us. Moreover, Microsoft controls the marketing campaigns related to its operating systems, including Windows CE. Microsoft's marketing activities, including trade shows, direct mail campaigns and print advertising, are important to the continued promotion and market acceptance of Windows CE and, consequently, of our Windows CE-based software products and services. We must maintain mutually successful relationships with Microsoft so that we may continue to participate in joint marketing activities with Microsoft, including participating in "partner pavilions" at trade shows and listing our services on Microsoft's website, and to receive referrals from Microsoft. In the event that we are unable to continue our joint marketing efforts with Microsoft or fail to receive referrals from Microsoft, we would be required to devote significant additional resources and incur additional expenses to market our software products and services directly to potential customers. In addition, we depend on receiving from Microsoft developer releases of new versions of and upgrades to Windows CE and related Microsoft software in order to timely develop and ship our products and provide services. If we are unable to receive these developer releases, our revenue and operating margins would suffer.

UNANTICIPATED DELAYS, OR ANNOUNCEMENT OF DELAYS, BY MICROSOFT OF WINDOWS CE PRODUCT RELEASES COULD ADVERSELY AFFECT OUR SALES.

     Unanticipated delays, or announcement of delays, in Microsoft's delivery schedule for new versions of its Windows CE operating system could cause us to delay our product introductions and impede our ability to complete customer projects on a timely basis. These delays or announcements by Microsoft could also cause our customers to delay or cancel their project development activities or product introductions. Any resulting delays in, or cancellations of, our planned product introductions or in our ability to commence or complete customer projects may adversely affect our revenue and could cause our quarterly operating results to fluctuate. For example, in 1998 Microsoft delayed the release of a version of its Windows CE Platform Builder, which delayed our introduction of a complementary product for an original equipment manufacturer customer.

OUR MARKET IS BECOMING INCREASINGLY COMPETITIVE, WHICH MAY RESULT IN PRICE REDUCTIONS, LOWER GROSS MARGINS AND LOSS OF MARKET SHARE.

     The market for Windows CE-based software products and services is becoming increasingly competitive. In addition, competition is intense for the business of the limited number of original equipment manufacturer customers that are capable of building and shipping large quantities of intelligent computing devices. Increased competition may result in price reductions, lower gross margins and loss of market share, which would harm our business. We face competition from:

     - our current and potential customers' internal research and development departments that may seek to develop their own proprietary solutions;

     - large professional engineering services firms;

     - established intelligent computing device software and tools;

     - small- and medium-size engineering services; and

     - software and component distributors.

     As we develop new products, particularly products focused on specific industries, we may begin competing with companies with whom we have not previously competed. It is also possible that new competitors will enter the market or that our competitors will form alliances, including alliances with Microsoft, that may enable them to rapidly increase their market share. Microsoft has not agreed to any exclusive arrangement with us nor has it agreed not to compete with us. The barrier to entering the market as a provider of Windows-based intelligent computing device software and services is low. In addition, Microsoft has created a marketing program to encourage systems integrators to work on Windows. These systems integrators are given the same access by Microsoft to the Windows technology as we are. New competitors may have lower overhead than us and may therefore be able to offer advantageous pricing. We expect that competition will increase as other established and emerging companies enter the Windows-based intelligent computing device market and as new products and technologies are introduced.

IF WE FAIL TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, COMPETITORS MAY BE ABLE TO USE OUR TECHNOLOGY OR TRADEMARKS, WHICH COULD WEAKEN OUR COMPETITIVE POSITION, REDUCE OUR REVENUE AND INCREASE OUR COSTS.

     If we fail to adequately protect our intellectual property, our competitive position could be weakened and our revenue adversely affected. We rely primarily on a combination of patent, copyright, trade secret and trademark laws, confidentiality procedures and contractual provisions to protect our intellectual property. These laws and procedures provide only limited protection. We have applied for four patents relating to our engineering work. These patents, if issued, may not provide sufficiently broad protection or they may not prove to be enforceable against alleged infringers. There can be no assurance that any of our pending patents will be granted. Even if granted, patents may be circumvented or challenged and, if challenged, may be invalidated. Any patents obtained may provide limited or no competitive advantage to us. It is also possible that another party could obtain patents that block our use of some, or all, of our products and services. If that occurred, we would need to obtain a license from the patent holder or design around their patent. The patent holder may or may not choose to make a license available to us at all or on acceptable terms. Similarly, it may not be possible to design around such a blocking patent.

     In general, there can be no assurance that our efforts to protect our intellectual property rights through patent, copyright, trade secret and trademark laws will be effective to prevent misappropriation of our technology, or to prevent the development and design by others of products or technologies similar to or competitive with those developed by us. We frequently license the source code of our products and the source code results of our services to customers. There can be no assurance that customers with access to our source code will comply with the license terms or that we will discover any violations of the license terms or, in the event of discovery of violations, that we will be able to successfully enforce the license terms and/or recover the economic value lost from such violations. To license many of our software products, we rely in part on "shrinkwrap" and "clickwrap" licenses that are not signed by the end user and, therefore, may be unenforceable under the laws of certain jurisdictions. As with other software products, our products are susceptible to unauthorized copying and uses that may go undetected, and policing such unauthorized use is difficult.

     A significant portion of our marks include the word "BSQUARE" or the preface "b." Other companies use forms of "BSQUARE" or the preface "b" in their marks alone or in combination with other words, and we cannot prevent all such third-party uses. We license certain trademark rights to third parties. Such licensees may not abide by compliance and quality control guidelines with respect to such trademark rights and may take actions that would harm our business.

     The computer software market is characterized by frequent and substantial intellectual property litigation, which is often complex and expensive, and involves a significant diversion of resources and uncertainty of outcome. Litigation may be necessary in the future to enforce our intellectual property or to defend against a claim of infringement or invalidity. Litigation could result in substantial costs and the diversion of resources and could harm our business and operating results.

THIRD PARTIES COULD ASSERT THAT OUR SOFTWARE PRODUCTS AND SERVICES INFRINGE THEIR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD EXPOSE US TO ADDITIONAL COSTS AND LITIGATION.

     Third parties may claim that our current or future software products and services infringe their proprietary rights, and these claims, regardless of their merit, could increase our costs and harm our business. We have not conducted patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, it is difficult to determine whether our software products and services infringe third-party intellectual property rights, particularly in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. If we were to discover that one of our software products violated a third party's proprietary rights, we may not be able to obtain a license on commercially reasonable terms, or at all, to continue offering that software product. Moreover, any indemnification we obtain against claims that the technology we license from third parties infringes the proprietary rights of others may not always be available or may be limited in scope or amount. Even if we receive broad third-party indemnification, these indemnitors may not have the financial capability to indemnify us in the event of infringement. In addition, in some circumstances we could be required to indemnify our customers for claims made against them that are based on our solutions.

     There can be no assurance that infringement or invalidity claims related to the software products and services we provide or arising from the incorporation by us of third-party technology, and claims for indemnification from our customers resulting from such claims, will not be asserted or prosecuted against us. We expect that software product developers will be increasingly subject to infringement claims, as the number of products and competitors in the software industry grows and the functionality of products in different industry segments overlaps. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources in addition to potential product redevelopment costs and delays.

IF WE DO NOT RESPOND ON A TIMELY BASIS TO TECHNOLOGICAL ADVANCES AND EVOLVING INDUSTRY STANDARDS, OUR FUTURE PRODUCT SALES COULD BE NEGATIVELY IMPACTED.

     The market for Windows-based software products and services is new and evolving. As a result, the life cycles of our products are difficult to estimate. To be successful, we must continue to enhance our current product line and develop new products. We have experienced delays in enhancements and new product release dates in the past and may be unable to introduce enhancements or new products successfully or in a timely manner in the future. Our business may be harmed if we must delay releases of our products and product enhancements or if these products and product enhancements fail to achieve market acceptance when released. In addition, our customers may defer or forego purchases of our products if we, Microsoft, our competitors or major hardware, systems or software vendors introduce or announce new products or product enhancements. Such deferrals or failures to purchase would decrease our revenue.

WE CANNOT ASSURE YOU THAT OUR REVENUE GROWTH RATE WILL NOT DECLINE OR THAT WE WILL BE ABLE TO SUSTAIN OR INCREASE OUR PROFITABILITY.

     The rate of growth of our revenue over the prior year was 217% from 1996 to 1997, 63% from 1997 to 1998, and 60% from 1998 to 1999. The rate of growth of our revenue over prior periods may continue to decline. We anticipate that our expenses will increase substantially in the foreseeable future as we continue to develop our technology and expand our product and service offerings. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. If we fail to increase our revenue to keep pace with our expenses, we may experience losses.

IF WE ARE UNABLE TO MANAGE OUR GROWTH OUR BUSINESS WILL SUFFER.

     Our rapid growth has placed, and is expected to continue to place, a significant strain on our managerial, technical, operational and financial resources. From August 1996 to June 2000, we grew from 21 employees to 459 employees, and we expect rapid growth to continue for the foreseeable future. To manage our growth, we must implement additional management information systems, further develop our operational, administrative and financial systems and expand, train and manage our work force. We will also need to manage an increasing number of complex relationships with customers, marketing partners and other third parties. We cannot guarantee that our systems, procedures or controls will be adequate to support our current or future operations or that our management will be able to effectively manage our expansion. Our failure to do so could seriously harm our ability to deliver products and services in a timely fashion, fulfill existing customer commitments and attract and retain new customers.

OUR INTERNATIONAL OPERATIONS EXPOSE US TO GREATER INTELLECTUAL PROPERTY, MANAGEMENT, COLLECTIONS, REGULATORY AND OTHER RISKS.

     In late 1998 we opened offices in Munich, Germany and Tokyo, Japan. For the year ended December 31, 1999 and for the six months ended June 30, 2000, less than 1% of our total revenue was generated by our international offices. Our international operations expose us to a number of risks, including the following:

     - greater difficulty in protecting intellectual property due to less stringent foreign intellectual property laws and enforcement policies;

     - greater difficulty in managing foreign operations due to the lack of proximity between our home office and our foreign operations;

     - longer collection cycles in Japan than we typically experience in the U.S.;

     - unfavorable changes in regulatory practices and tariffs;

     - adverse changes in tax laws;

     - seasonal European sales declines in the summer months;

     - the impact of fluctuating exchange rates between the U.S. dollar and foreign currencies; and

     - general economic and political conditions in Asian and European markets.

     These risks could have a material adverse effect on the financial and managerial resources required to operate our foreign offices, as well as on our future international revenue, which could harm our business.

RECENT AND FUTURE ACQUISITIONS COULD PROVE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE SHAREHOLDER VALUE AND ADVERSELY AFFECT OUR OPERATING RESULTS.

     We recently acquired BlueWater Systems, Inc. and Mainbrace Corporation, and we may acquire or make investments in complementary companies, services and technologies in the future. If we fail to properly evaluate, execute and integrate acquisitions and investments, including these recent acquisitions, our business and prospects may be seriously harmed. To successfully complete an acquisition, we must properly evaluate the technology, accurately forecast the financial impact of the transaction, including accounting charges and transaction expenses, integrate and retain personnel, combine potentially different corporate cultures and effectively integrate products and research and development, sales, marketing and support operations. If we fail to do any of these, we may suffer losses and impair relationships with our employees, customers and strategic partners, and our management may be distracted from our day-to-day operations. We also may be unable to maintain uniform standards, controls, procedures and policies, and significant demands may be placed on our management and our operations, information services and financial, legal and marketing resources. Finally, acquired businesses sometimes result in unexpected liabilities and contingencies which could be significant. In addition, acquisitions using debt or equity securities dilute the ownership of existing shareholders, which could affect the market price of our stock.

IF WE ARE UNABLE TO LICENSE KEY SOFTWARE FROM THIRD PARTIES OUR BUSINESS COULD BE HARMED.

     We often integrate third-party software with our internally developed software to provide software products and services for our original equipment manufacturer customers. If our relationships with our third-party vendors were to deteriorate, we might be unable to obtain licenses on commercially reasonable terms, if at all, for newer versions of their software required to maintain compatibility. In the event that we are unable to obtain additional licenses, we would be required to develop this technology internally, which could delay or limit our ability to introduce enhancements or new products or to continue to sell existing products.

OUR SOFTWARE PRODUCTS OR THE THIRD-PARTY HARDWARE OR SOFTWARE INTEGRATED WITH OUR SOFTWARE PRODUCTS AND SERVICES MAY SUFFER FROM DEFECTS OR ERRORS THAT COULD IMPAIR OUR ABILITY TO SELL OUR SOFTWARE PRODUCTS AND SERVICES.

     Software and hardware components as complex as those needed for intelligent computing devices frequently contain errors or defects, especially when first introduced or when new versions are released. We have had to delay commercial release of certain versions of our software products until software problems were corrected, and in some cases have provided product enhancements to correct errors in released products. Some of our contracts require us to repair or replace products that fail to work. To the extent that we repair or replace products our expenses may increase, resulting in a decline in our gross margins. In addition, it is possible that by the time defects are fixed the market opportunity may have been missed which may result in lost revenue. Moreover, errors that are discovered after commercial release could result in loss of revenue or delay in market acceptance, diversion of development resources, damage to our reputation or increased service and warranty costs, all of which could harm our business.

WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS THAT COULD RESULT IN SIGNIFICANT COSTS.

     Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that these provisions may be ineffective under the laws of certain jurisdictions. Although we have not experienced any product liability claims to date, the sale and support of our software products and services entail the risk of such claims and we may be subject to such claims in the future. A product liability claim brought against us, whether successful or not, could harm our business and operating results.

THE LENGTHY SALES CYCLE OF OUR PRODUCTS AND SERVICES MAKES OUR REVENUE SUSCEPTIBLE TO FLUCTUATIONS.

     Our sales cycle is typically three to six months because the expense and complexity of our products and services generally require a lengthy customer approval process, and may be subject to a number of significant risks over which we have little or no control, including:

     - customers' budgetary constraints and internal acceptance review procedures;

     - the timing of budget cycles; and

     - the timing of customers' competitive evaluation processes.

     In addition, to successfully sell our products and services, we frequently must educate our potential customers about the full benefits of our products and services, which can require significant time. If our sales cycle lengthens unexpectedly, it could adversely affect the timing of our revenue which could cause our quarterly results to fluctuate.

THE VOLATILITY OF THE STOCK MARKETS COULD ADVERSELY AFFECT OUR STOCK PRICE.

     Stock markets are subject to significant price and volume fluctuations which may be unrelated to the operating performance of particular companies, and the market price of our common stock may therefore frequently change. The market price of our common stock could also fluctuate substantially due to a variety of other factors, including quarterly fluctuations in our results of operations, our ability to meet analysts' expectations, adverse circumstances affecting the introduction and market acceptance of new products and services offered by us, announcements of new products and services by competitors, changes in the information technology environment, changes in earnings estimates by analysts, changes in accounting principles, sales of our common stock by existing holders and the loss of key personnel.

A SMALL NUMBER OF OUR EXISTING SHAREHOLDERS CAN EXERT CONTROL OVER US.

     Our executive officers, directors and principal shareholders holding more than 5% of our common stock together control a majority of our outstanding common stock. As a result, these shareholders, if they act together, could control our management and affairs of the company and all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of us and might affect the market price of our common stock.

IT MIGHT BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US EVEN IF DOING SO WOULD BE BENEFICIAL TO OUR SHAREHOLDERS.

     Certain provisions of our amended and restated articles of incorporation, bylaws and Washington law may discourage, delay or prevent a change in the control of us or a change in our management even if doing so would be beneficial to our shareholders. Our board of directors has the authority under our amended and restated articles of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily with terms calculated to delay or prevent a change in control of our company or make removal of our management more difficult. In addition, as of this year's annual meeting of shareholders, our board of directors was divided into three classes. The directors in each class will serve for three-year terms, one class being elected each year by our shareholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of our company because it generally makes it more difficult for shareholders to replace a majority of our directors.

     In addition, Chapter 19 of the Washington Business Corporation Act generally prohibits a "target corporation" from engaging in certain significant business transactions with a defined "acquiring person" for a period of five years after the acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition. This provision may have the effect of delaying, deterring or preventing a change in control of our company. The existence of these antitakeover provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 based on current expectations, estimates and projections about our industry and our management's beliefs and assumptions. When used in this prospectus and elsewhere, the words "believes," "plans," "estimates," "intends," "anticipates," "seeks" and "expects" and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements that are not historical facts. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Accordingly, actual results may differ materially from those anticipated or expressed in such statements. Particular attention should be paid to the cautionary statements contained in this prospectus under "Risk Factors" involving potential fluctuations in our quarterly operating results, our reliance on Microsoft, uncertainty about the Windows CE market, unpredictability of future revenue, the intensely competitive nature of our industry, our limited operating history, management of growth, the integration of acquisitions and our reliance on third parties, manufacturers, distributors and suppliers. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. Readers, however, should carefully review the factors set forth in this and other reports or documents that we file from time to time with the Securities and Exchange Commission.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sales of common stock by the selling shareholders pursuant to this prospectus. We will bear all expenses of registration incurred in connection with this offering, but the selling shareholders will bear all selling and other expenses they incur.

                                DIVIDEND POLICY

     We have never paid cash dividends on our common stock other than the distribution of S corporation earnings prior to October 1997, when we converted to a C corporation. We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying any cash dividends in the foreseeable future. In addition, the terms of our current credit facility prohibit us from paying dividends without our lender's consent.

                          PRICE RANGE OF COMMON STOCK

     Our common stock has been traded on the Nasdaq National Market under the symbol "BSQR" since October 19, 1999, the date of our initial public offering. Prior to that time, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low sales prices for our common stock as reported by the Nasdaq National Market.

                                                               HIGH      LOW
                                                              ------    ------
FISCAL YEAR ENDED DECEMBER 31, 1999:
  Fourth Quarter (from October 19, 1999)....................  $56.50    $15.00
FISCAL YEAR ENDING DECEMBER 31, 2000:
  First Quarter.............................................  $53.50    $20.81
  Second Quarter............................................  $26.00    $12.00

     On September 5, 2000 the last reported sale price for our common stock on the Nasdaq National Market was $17.50 per share. As of June 30, 2000, there were approximately 209 holders of record of our common stock.

                                 CAPITALIZATION

     The outstanding share information below excludes 4,347,799 shares of common stock that are reserved for issuance upon exercise of stock options under our stock option plans outstanding as of June 30, 2000 at a weighted average exercise price of $7.52 per share.

     The capitalization information set forth in the table below is qualified by and should be read in conjunction with the more detailed consolidated financial statements and related notes appearing elsewhere in this prospectus.

     The following table sets forth our capitalization as of June 30, 2000:

                                                                        JUNE 30, 2000
                                                              ---------------------------------
                                                                         (UNAUDITED)
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Shareholders' equity:
  Common stock, no par value: 50,000,000 authorized,
     33,481,045 shares issued and outstanding...............              $102,638
  Deferred stock option compensation........................                  (550)
  Cumulative foreign currency translation adjustment........                   (43)
  Retained earnings (accumulated deficit)...................                (2,567)
                                                                          --------
     Total capitalization...................................              $ 99,478
                                                                          ========

                                    DILUTION

     The sales of common stock by the selling shareholders as described in this prospectus do not dilute the shares of common stock because the shares of common stock sold under this prospectus are already issued and outstanding.

                              PLAN OF DISTRIBUTION

     We are registering 635,486 shares of our common stock on behalf of certain selling shareholders. All of the shares were issued by us in connection with our acquisition of BlueWater Systems and Mainbrace Corporation. We will receive no proceeds from this offering. The selling shareholders named in this prospectus or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus may sell some or all of the shares from time to time. REGISTRATION OF THE SHARES DOES NOT MEAN, HOWEVER, THAT THE SHARES NECESSARILY WILL BE OFFERED OR SOLD. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

     - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

     - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

     - an exchange distribution in accordance with the rules of such exchange,

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

     - in privately negotiated transactions.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.

     The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders also may sell shares short and redeliver the shares to close out such short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling shareholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933 in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling shareholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. To our knowledge, the selling shareholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Securities and Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and we have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

     - the name of each such selling shareholder and of the participating broker-dealer(s),

     - the number of shares involved,

     - the price at which such shares were sold,

     - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

     - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

     - other facts material to the transaction.

     We will bear all costs, expenses and fees in connection with the registration of the shares. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                              SELLING SHAREHOLDERS

     The following table sets forth the number of shares owned by each of the selling shareholders. None of the selling shareholders has had a material relationship with us within the past three years other than as a result of the ownership of the shares reflected below or other of our securities or as a result of their employment with us or our subsidiaries. We cannot give an estimate as to the amount of shares that will be held by the selling shareholders after completion of this offering because the selling shareholders may offer all or some of the shares and because, to our knowledge, there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling shareholders named below.

                                                                                       NUMBER OF
                                                                      PERCENT OF         SHARES
                                                 NUMBER OF SHARES     OUTSTANDING    REGISTERED FOR
         NAME OF SELLING SHAREHOLDER            BENEFICIALLY OWNED      SHARES        SALE HEREBY
         ---------------------------            ------------------    -----------    --------------
Joseph R. Breivogel...........................         8,853                *             8,853
William Denecke...............................           788                *               788
Michael Hoskins...............................         4,426                *             4,426
Paul D. Lever.................................       215,145                *           215,145
Kurt Mihalko..................................        22,375                *            22,375
Abe J. Moses..................................         4,426                *             4,426
Douglas and Carol Moses.......................         5,378                *             5,378
Dork Alahydoian...............................           652                *               652
John Balletto.................................         1,304                *             1,304
Cadence Design Systems........................        62,111                *            62,111
Anne Marie Dekker.............................           260                *               260
Vincent Everts................................           163                *               163
Douglas Fairbairn.............................         4,891                *             4,891
Richard H. Ferrens............................           163                *               163
William Gsand.................................           370                *               370
Andre Kabel...................................           326                *               326
Blake Gary Krikorian..........................        27,796                *            27,796
Krikor Krikorian..............................           489                *               489
Rafi Krikorian................................            97                *                97
Joseph Longo..................................           184                *               184
Jonah McLeod..................................           163                *               163
Andrew and Ria Moroyan........................       192,728                *           192,728
Hrayr and Vera Moroyan........................        37,062                *            37,062
Serop Moroyan.................................           370                *               370
Andrew K. Moroyan.............................         3,260                *             3,260
Mike Otworth..................................           326                *               326
George Rassam.................................         1,664                *             1,664
PierCarlo Ravasio.............................           326                *               326
Jeffrey W. Ridley.............................         2,778                *             2,778
John S. Scott.................................         2,608                *             2,608
Randall Lee Shepard...........................           326                *               326
James E. Smith................................         2,778                *             2,778
Yassami A. Ting...............................         2,778                *             2,778
Peter Vervest.................................           326                *               326
Thomas C. Wong................................        27,796                *            27,796
                                                     =======              ===           =======
  Total.......................................       635,486              1.9%          635,486

-------------------------
 *  Represents beneficial ownership of less than one percent.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data as of and for the years ended December 31, 1996, 1997, 1998 and 1999 are derived from our consolidated financial statements included elsewhere in this prospectus, which have been audited by Arthur Andersen LLP, independent public accountants. The consolidated financial data as of and for the period ended December 31, 1995 are derived from unaudited financial statements. The consolidated financial data as of and for the six months ended June 30, 1999 and 2000 are derived from unaudited financial statements included elsewhere in this prospectus. Additionally, on January 5, 2000 we acquired BlueWater Systems, Inc. in a transaction accounted for as a pooling of interests. All of our financial data presented in the consolidated financial statements and results of operations have been restated to include the historical financial information of BlueWater Systems, Inc. as if it had always been a part of BSQUARE. We have prepared this unaudited information on the same basis as the audited consolidated financial statements and have included all adjustments, consisting of only normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results. When you read this selected consolidated financial data, it is important that you also read the historical consolidated financial statements and related notes included in this prospectus, as well as the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." Our historical results are not necessarily indicative of our future results.

                                                                                                              SIX MONTHS
                                                                                                                ENDED
                                                                  YEAR ENDED DECEMBER 31,                      JUNE 30,
                                                    ---------------------------------------------------   ------------------
                                                       1995        1996      1997      1998      1999       1999      2000
                                                    -----------   -------   -------   -------   -------   --------   -------
                                                    (UNAUDITED)                                              (UNAUDITED)
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue...........................................    $ 1,840     $ 5,026   $15,914   $25,937   $41,406   $ 19,261   $28,992
Cost of revenue...................................        807       1,480     5,815    11,363    19,509      8,879    13,770
                                                      -------     -------   -------   -------   -------   --------   -------
Gross profit......................................      1,033       3,546    10,099    14,574    21,897     10,382    15,222
Operating expenses:
    Research and development......................         98         771     2,086     4,438     7,506      3,301     4,245
    Selling, general and administrative...........        120         773     3,117     6,825    11,935      5,337     7,874
    Acquired in-process research and
      development.................................         --          --        --        --        --         --     4,100
    Amortization of intangible assets.............         --          --        --        --        --         --       350
    Amortization of deferred stock option
      compensation................................         --          --        81       171       583        294       318
                                                      -------     -------   -------   -------   -------   --------   -------
      Total operating expenses....................        218       1,544     5,284    11,434    20,024      8,932    16,887
                                                      -------     -------   -------   -------   -------   --------   -------
Income (loss) from operations.....................        815       2,002     4,815     3,140     1,873      1,450    (1,665)
Interest income (expense), net....................          1           3        (8)      326       926        133     1,834
Acquisition-related expense.......................         --          --        --        --        --         --      (620)
                                                      -------     -------   -------   -------   -------   --------   -------
Income (loss) before income taxes.................        816       2,005     4,807     3,466     2,799      1,583      (451)
Provision for income taxes........................         --          --       804     1,166     1,104        712     1,029
                                                      -------     -------   -------   -------   -------   --------   -------
Net income (loss).................................    $   816     $ 2,005   $ 4,003   $ 2,300   $ 1,695   $    871   $(1,480)
                                                      =======     =======   =======   =======   =======   ========   =======
Basic earnings (loss) per share...................    $  0.04     $  0.09   $  0.18   $  0.12   $  0.08   $   0.04   $ (0.05)
                                                      =======     =======   =======   =======   =======   ========   =======
Shares used to compute basic earnings (loss) per
  share(1)........................................     21,261      22,367    21,661    18,633    21,430     18,467    32,821
                                                      =======     =======   =======   =======   =======   ========   =======
Diluted earnings (loss per share).................    $  0.04     $  0.09   $  0.18   $  0.08   $  0.06   $   0.03   $ (0.05)
                                                      =======     =======   =======   =======   =======   ========   =======
Shares used in computation of diluted earnings
  (loss) per share................................     21,261      22,367    22,042    27,736    30,800     28,945    32,821
                                                      =======     =======   =======   =======   =======   ========   =======

                                                                      DECEMBER 31,
                                                  -----------------------------------------------------     JUNE 30,
                                                     1995         1996      1997      1998       1999         2000
                                                  -----------    ------    ------    -------    -------    -----------
                                                  (UNAUDITED)                                              (UNAUDITED)
                                                                             (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments...................................     $176        $  223    $2,528    $ 7,056    $82,972    $    79,773
Working capital.................................      353           775     3,161     10,527     81,675         73,048
Total assets....................................      607         1,155     6,921     16,448     96,642        113,742
Long-term obligations, net of current portion...       --            --     1,743        289         --             --
Mandatorily redeemable convertible preferred
  stock.........................................       --            --        --     14,417         --             --
Shareholders' equity (deficit)..................      381         1,060     2,663       (965)    89,125         99,478

-------------------------
(1) See Note 15 to the Consolidated Financial Statements for a reconciliation of the numerators and denominators used in computing basic and diluted earnings per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

OVERVIEW

     We are a leading provider of software solutions that enable the development and proliferation of a wide variety of intelligent computing devices based on the Microsoft Windows-based operating systems. We work with semiconductor vendors and original equipment manufacturers to provide software products and engineering services for the development of intelligent computing devices.

     We enable the rapid and low-cost deployment of intelligent computing devices by providing a variety of software products and services for the development, integration and deployment of Windows-powered operating systems with industry-specific applications. We also develop software applications that are licensed to end users to provide intelligent computing devices with additional functionality. Our products and services are marketed and supported on a worldwide basis through a direct sales force augmented by distributors.

     Our revenue totaled $15.9 million in 1997, $25.9 million in 1998, $41.4 million in 1999 and $29.0 million for the six months ended June 30, 2000. We generated net income of $4.0 million in 1997, $2.3 million in 1998, $1.7 million in 1999, and a loss of $1.5 million for the six months ended June 30, 2000.

     To date, we have derived the majority of our revenue from the provision of services to Microsoft, semiconductor vendors and original equipment manufacturers. We also generate product revenue from software sales and royalty licenses. We perform our services under both time-and-materials contracts and fixed-fee contracts. We also receive a small portion of service revenue from the provision of contract support services upon the purchase of our software products. We sell our packaged software products through standard retail channels, our direct sales force and through indirect channels, such as resellers. In addition, we receive royalty payments from original equipment manufacturers related to the bundling of our software on their intelligent computing devices and, more recently, from the license to them of software products contained in our intelligent computing device integration tool kits.

     On January 5, 2000, we acquired BlueWater Systems, Inc., a privately held designer of software development tools for the creation of Windows-based intelligent computing devices. The transaction was accounted for using the pooling-of-interests method of accounting. All of our financial data presented in the consolidated financial statements and results of operations have been restated to include the historical financial information of BlueWater Systems, Inc. as if it had always been a part of BSQUARE.

     On May 24, 2000, we acquired Mainbrace Corporation in a transaction accounted for as a purchase. Mainbrace Corporation, located in Sunnyvale, California, is an intellectual property-licensing and enabling software firm delivering products and services to high-volume market segments including set-top boxes, web-enabled phones, wireless thin clients and electronic book readers. The financial data presented in the consolidated financial statements include the results of operations of Mainbrace Corporation beginning on May 25, 2000.

MICROSOFT MASTER DEVELOPMENT AND LICENSE AGREEMENT

     In 1997, 1998, 1999 and for the six months ended June 30, 2000, approximately 35%, 75%, 85% and 68% of our revenue, respectively, was generated under our master development and license agreement with Microsoft. The master agreement, the current renewable term of which concludes in July 2001, includes a number of project-specific work plans. We bill Microsoft on a time-and-materials basis, although each project has a maximum dollar cap, and recognize revenue generated under the master agreement as the services are rendered. The master agreement and each of the individual work plans may be modified or terminated by Microsoft at any time. While we anticipate that our relationship with Microsoft will remain strong, we are unable to predict the magnitude and number of future projects for Microsoft.

HISTORICAL RESULTS OF OPERATIONS

     The following table presents certain financial data as a percentage of total revenue for the periods indicated. Our historical operating results are not necessarily indicative of the results for any future period.

                                                         AS A PERCENTAGE OF TOTAL REVENUE
                                                      --------------------------------------
                                                                                SIX MONTHS
                                                           YEAR ENDED             ENDED
                                                          DECEMBER 31,        JUNE 30, 2000
                                                      --------------------    --------------
                                                      1997    1998    1999    1999     2000
                                                      ----    ----    ----    -----    -----
                                                                               (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:
  Service...........................................   91%     91%     94%      94%      91%
  Product...........................................    9       9       6        6        9
                                                      ---     ---     ---      ---      ---
     Total revenue..................................  100     100     100      100      100
                                                      ---     ---     ---      ---      ---
Cost of revenue:
  Service...........................................   35      43      46       45       45
  Product...........................................    2       1       1        1        2
                                                      ---     ---     ---      ---      ---
     Total cost of revenue..........................   37      44      47       46       47
                                                      ---     ---     ---      ---      ---
Gross margin........................................   63      56      53       54       53
Operating expenses:
  Research and development..........................   13      17      18       17       15
  Selling, general and administrative...............   19      26      29       27       28
  Acquired in-process research and development......   --      --      --       --       14
  Amortization of intangible assets.................   --      --      --       --        1
  Amortization of deferred stock option
     compensation...................................    1       1       1        2        1
                                                      ---     ---     ---      ---      ---
     Total operating expenses.......................   33      44      48       46       59
                                                      ---     ---     ---      ---      ---
Income (loss) from operations.......................   30      12       5        8       (6)
Interest income (expense), net......................   --       1       2       --        6
Acquisition-related expense.........................   --      --      --       --       (2)
                                                      ---     ---     ---      ---      ---
Income (loss) before income taxes...................   30      13       7        8       (2)
Provision for income taxes..........................    5       4       3        3        3
                                                      ---     ---     ---      ---      ---
Net income (loss)...................................   25%      9%      4%       5%      (5)%
                                                      ===     ===     ===      ===      ===

COMPARISON OF SIX MONTHS ENDED JUNE 30, 1999 AND 2000

Revenue

     Revenue consists of service and product revenue, which includes software license fees and royalties. Total revenue for the six-month period ended June 30, 2000 increased 51% to $29.0 million, from $19.3 million for the same period in 1999. The increase in total revenue resulted from an increase in number and scope of professional service projects as well as an increase in product revenue. For the six-month periods, Microsoft accounted for 68% and 85% of revenue for 2000 and 1999, respectively. The decrease in the percentage of revenue derived from Microsoft was due to the signing of silicon vendors under the Porting Partner Agreement and the growth in services provided to non-tools customers.

     Revenue outside of the U.S. was $3.5 million and $271,000 for the six months ended June 30, 2000 and 1999, respectively. The increase in international revenue was due to an increase in both services and products sold to international OEM customers.

     Service revenue. Service revenue was $26.5 million for the six months ended June 30, 2000 compared to $18.1 million for the same period in 1999, a 46% increase. The increase was due to a continued increase in the number and size of consulting service projects.

     Product revenue. For the six-month period ended June 30, 2000, product revenue was $2.5 million compared to $1.2 million for the same period in 1999, a 114% increase. The increase in product revenue was due to increases in sales of the CE Validator quality assurance test suite, sale of strategic alliance third-party products and royalty income. As a percentage of total revenue, product revenue increased to 9% of total revenue for the six months ended June 30, 2000 compared to 6% for the same period in 1999.

Cost of Revenue

     Cost of service revenue. Cost of service revenue consists primarily of salaries and benefits for software developers and quality assurance personnel, plus an allocation of facilities and depreciation costs. For the six-month period ended June 30, 2000, cost of service revenue was $13.1 million compared to $8.7 million for the same period in 1999, a 50% increase. Cost of service revenue increased in absolute dollars due to hiring and training of additional employees to support an increased number of consulting projects. At June 30, 2000 and 1999, we had approximately 284 and 209 employees, respectively, engaged in engineering consulting. Cost of service revenue as a percentage of related service revenue was 49% for the six-month period ended June 30, 2000 compared to 48% for the same period in 1999. The increase in cost of service revenue as a percentage of the related service revenue in 2000 was primarily the result of an increase in software engineering compensation due to competitive employee recruiting and retention pressures in the greater-Seattle area.

     Cost of product revenue. Cost of product revenue consists of license fees and royalties for third-party software, product media, product duplication and manuals. For the six-month period ended June 30, 2000, cost of product revenue was $666,000 compared to $139,000 for the same period in 1999, a 379% increase. As a percentage of related product revenue, cost of product revenue was 27% for the six months ended June 30, 2000 compared to 12% for the same period in 1999. The increase in cost of product revenue as a percentage of related product revenue relates to an increase in sales of third-party products in the first six months of 2000 over the same period in 1999.

Operating Expenses

     Research and development. Research and development expenses consist primarily of salaries and benefits for software developers, quality assurance personnel and program managers, plus an allocation of our facilities and depreciation costs. For the six-month period ended June 30, 2000, research and development costs were $4.2 million, compared to $3.3 million for the same period in 1999, a 29% increase. This increase was due to an increase in the number of software developers and quality assurance personnel hired to expand our product offerings and to support development and testing activities. Research and development expenses represented 15% and 17% of our total revenue for the six months ended June 30, 2000 and 1999, respectively. The decrease in research and development expenses as a percentage of total revenue in 2000 reflects the more rapid increase of our revenue compared to the growth in research and development expenses. We anticipate that research and development expenses will continue to increase in absolute dollars in future periods as we continue to expand our market position.

     Selling, general and administrative. For the six-month period ended June 30, 2000, selling, general and administrative expenses were $7.9 million compared to $5.3 million for the same period in 1999, a 48% increase. This increase resulted primarily from our investment in sales and marketing infrastructure, both domestically and internationally, which included significant personnel-related expenses, travel expenses and related facility and equipment costs, corporate advertising, as well as annual reporting and other costs associated with having become a public company. For the six-month periods ended June 30, 2000 and 1999, these expenses represented 28% and 27% of total revenue, respectively. We anticipate that selling, general and administrative expenses will continue to increase in absolute dollars in future periods as we expand our sales and marketing staff both internationally and domestically.

     Acquisition of in-process research and development and amortization of intangible assets. On May 24, 2000, we acquired Mainbrace Corporation, an intellectual property-licensing and enabling software firm delivering product solutions including set-top boxes, web-enabled phones, wireless thin clients, and electronic book readers to high-volume market segments. The acquisition was accounted for using the purchase method of accounting, and, accordingly, the results of Mainbrace's operations are included in our consolidated financial statements since the date of acquisition.

     The purchase price was allocated to the fair value of the acquired assets and assumed liabilities based on their fair market values at the date of the acquisition. Of the total purchase price, we allocated $4.1 million to acquired in-process research and development, $16.9 million to goodwill and other intangible assets and $1.0 million to working capital and tangible assets. The amount allocated to in-process research and development was determined by an independent valuation and has been recorded as a charge to expense because its technological feasibility had not been established and it had no alternative future use at the date of acquisition. Goodwill and other intangible assets will be amortized over their estimated future lives of two to seven years. We anticipate that future amortization of intangible assets will approximate $1.1 million per quarter.

     Amortization of deferred stock option compensation. We recorded amortization of deferred stock option compensation of $318,000 for the six months ended June 30, 2000 and $294,000 for the same period in 1999. These charges resulted from stock option grants at prices below the deemed fair market value of our common stock when we were a private company. Deferred stock option compensation is amortized over the vesting periods of the options.

Interest Income (Expense), Net

     Interest income, net consists primarily of earnings on our cash, cash equivalents and short-term investment balances offset by interest expense associated with debt obligations. For the six-month periods ended June 30, 2000 and 1999, interest income, net was $1.8 million and $133,000, respectively. The increase resulted from higher average cash, cash equivalent and short-term investment balances.

     In January 2000, we acquired BlueWater Systems, Inc. in a transaction accounted for as a pooling of interests. In connection with the acquisition, we incurred $620,000 of acquisition-related costs ($515,000 after taxes, or $0.01 per diluted share) which were charged to operations during the six months ended June 30, 2000.

Income Taxes

     Our provision for federal, state and international income taxes was $1.0 million for the six months ended June 30, 2000, compared to $712,000 for the six months ended June 30, 1999, yielding an effective rate of (229)% during that period in 2000 and 45% during that period in 1999. The effective rate in 2000 was positively affected by the tax benefit of interest income earned on tax-exempt and tax-advantaged municipal securities held in our short-term investment portfolio, and was negatively affected by the non-deductibility of in-process research and development and amortization of intangible assets. The effective tax rate in 1999 was negatively affected by the non-deductibility of the losses generated by international operations.

COMPARISON OF YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

Revenue

     Total revenue increased 63% from $15.9 million in 1997 to $25.9 million in 1998, and an additional 60% to $41.4 million in 1999. Microsoft accounted for 35%, 75% and 85% of total revenue in 1997, 1998 and 1999, respectively. Revenue outside of North America totaled $4.3 million in 1997, $1.2 million in 1998 and $1.5 million in 1999. The decrease in international revenue from 1997 to 1998 correlates with the corresponding increase in Microsoft revenue resulting from the shift from working directly with semiconductor vendors to working with Microsoft for the benefit of those customers during this period. The increase in international revenue from 1998 to 1999 is the result of an increase in the number and size of software integration service and product contracts with OEMs.

     Service revenue. Service revenue increased 64% from $14.5 million in 1997 to $23.7 million in 1998, and an additional 64% to $38.8 million in 1999. The increases in service revenue for all periods were due to the increasing number and size of service projects. As a percentage of total revenue, service revenue did not change materially between 1997 and 1998 and increased between 1998 and 1999 due to an increase in the growth of the number and size of software integration contracts.

     Product revenue. Product revenue increased 53% from $1.5 million in 1997 to $2.2 million in 1998, and an additional 15% to $2.6 million in 1999. The increases in product revenue from 1997 to 1999 resulted from the expansion of product offerings from software applications for handheld PCs to intelligent computing device integration tool kits and CE Validator quality assurance test suites. As a percentage of total revenue, product revenue did not change materially between 1997 and 1998 and decreased between 1998 and 1999 due to an increase in service revenue as a result of the growth of the number and size of software integration contracts.

Cost of Revenue

     Cost of service revenue. Cost of service revenue increased 98% from $5.6 million in 1997 to $11.0 million in 1998, and an additional 72% to $19.0 million in 1999. These increases resulted from the hiring and training of additional employees to support our growing customer base. At December 31, 1997, 1998 and 1999, we had 94, 160 and 231 employees, respectively, engaged in engineering consulting. Cost of service revenue as a percentage of related service revenue was 39% in 1997, 47% in 1998 and 49% in 1999. The increases in cost of service revenue as a percentage of related service revenue reflect higher personnel costs related to the competitive employee recruiting and retention pressures in the greater-Seattle area, as well as higher facilities and depreciation costs associated with expansion.

     Cost of product revenue. Cost of product revenue increased 31% from $249,000 in 1997 to $326,000 in 1998, and an additional 62% to $529,000 in 1999.
Cost of product revenue as a percentage of related product revenue was 17% in 1997, 15% in 1998 and 20% in 1999. The decrease in cost of product revenue as a percent of related product revenue from 1997 to 1998 relates to a change in mix from pre-package applications sales in 1997 to royalty revenue earned from the bundling of software applications in 1998. The increase in cost of product revenue as a percentage of related product revenue from 1998 to 1999 relates to a change in mix of product sales from royalties received from original equipment manufacturers for licenses of applications in 1998 to a higher proportion of pre-packaged BSQUARE and third-party applications in 1999.

Operating Expenses

     Research and development. Research and development expenses increased 113% from $2.1 million in 1997 to $4.4 million in 1998, and an additional 69% to $7.5 million in 1999. These increases relate primarily to the increase in the number of software developers and quality assurance personnel hired to expand our product offerings and to support our product development and testing activities. Research and development expenses represented 13% of our total revenue in 1997, 17% in 1998 and 18% in 1999. The increases in research and development expenses as a percentage of total revenue primarily reflect the more rapid investment in our research and development activities compared to the growth of our revenue during these periods. We anticipate that research and development expenses will continue to increase in absolute dollars in future periods.

     Selling, general and administrative. Selling, general and administrative expenses increased 119% from $3.1 million in 1997 to $6.8 million in 1998, and an additional 75% to $11.9 million in 1999. These increases resulted primarily from our investment in finance, executive, administration, sales and marketing infrastructure, both domestically and internationally, which included significant personnel-related expenses, travel expenses and related facility and equipment costs, as well as increased marketing activities, including trade shows, public relations and other promotional expenses. Selling, general and administrative expenses represented 19% of our total revenue in 1997, 26% in 1998 and 29% in 1999. The increases in selling, general and administrative expenses as a percentage of total revenue primarily reflect the more rapid investment in our administrative and sales and marketing infrastructure compared to the growth of our revenue during these periods. During the fourth quarter of 1998, we opened sales offices in Munich, Germany and Tokyo, Japan. To establish and operate these offices, we invested $502,000 in 1998 and $1.9 million in 1999, which are included in the expense amounts above. We anticipate that selling, general and administrative expenses will continue to increase in absolute dollars in future periods as we expand our sales and marketing staff both internationally and domestically, as well as incur expenses associated with being a public company.

     Amortization of deferred stock option compensation. We recorded amortization of deferred stock option compensation of $81,000 in 1997, $171,000 in 1998 and $583,000 in 1999, resulting from stock option grants at prices below the deemed fair market value of our common stock when we were a private company.

Interest income (expense), net

     Interest income (expense), net was $(8,000) in 1997, $326,000 in 1998 and $926,000 in 1999. These increases resulted from higher average cash, cash equivalent and short-term investment balances over the prior year.

Income taxes

     Our provision for federal, state and international income taxes was $804,000 for 1997, $1.2 million for 1998 and $1.1 million 1999, yielding an effective rate of 16.7%, 33.6% and 39.4% in 1997, 1998 and 1999, respectively. We were taxed as a subchapter S corporation until October 15, 1997, when our shareholders elected to convert to a C corporation. Accordingly, taxes on our income were the responsibility of the shareholders until the conversion. The increase in the effective tax rate in 1999 over 1998 was due primarily to the effect of the non-deductibility of losses from our international operations.

                        LIQUIDITY AND CAPITAL RESOURCES

     Since our inception through December 1999, we financed our operations and capital expenditures primarily through cash flow from operations. As of June 30, 2000, we had $79.8 million of cash, cash equivalents and short-term investments. This represents a decrease of $3.2 million over December 31, 1999. In October 1999, we completed an initial public offering of 4,000,000 shares of common stock and raised $54.4 million, net of offering costs. In addition, in September 1999, we sold 1,518,378 shares of our common stock to Vulcan Ventures for approximately $18.7 million. In January 1998, we issued mandatorily redeemable convertible preferred stock from which we received net proceeds of approximately $14.3 million. Concurrent with this transaction, we repurchased 3,333,333 shares of our common stock for an aggregate of $6.0 million. To a lesser extent, we have financed software system purchases through traditional financing arrangements. Our working capital at June 30, 2000 was $73.0 million compared to $81.7 million at December 31, 1999.

     Our operating activities resulted in net cash inflows of $4.6 million in 1997, $129,000 in 1998, $10.0 million in 1999 and $11.1 million for the six months ended June 30, 2000. Cash provided by operating activities resulted primarily from income from operations (excluding acquired in-process research and development and amortization of intangible assets during the six months ended June 30, 2000) and increases in deferred revenue, accounts payable and accrued liabilities, partially offset by increases in accounts receivable.

     Investing activities used cash of $1.5 million in 1997, $3.7 million in 1998, $32.8 million in 1999 and $11.9 million for the six months ended June 30, 2000. Investing activities for 1997 and 1998 were primarily purchases of capital equipment. Investing activities in 1999 included $25.8 million in purchases of short-term investments and $7.0 million in purchases of capital equipment. Investing activities in the six months ended June 30, 2000 included $14.3 million in net cash used in connection with the acquisition of Mainbrace Corporation, $1.3 million of cash used for the purchase of an investment and $597,000 of capital equipment purchases.

     Financing activities used $775,000 in 1997, primarily for shareholder draws and repayment of long-term obligations. Financing activities generated $6.5 million in 1998, primarily through the issuance of mandatorily convertible preferred stock, partially offset by repayment of shareholder loans and the $6.0 million repurchase of shares of common stock. Financing activities in 1999 generated $72.9 million due to the net proceeds from the initial public offering and from the sale of common stock to Vulcan Ventures. Financing activities generated $1.9 million for the six months ended June 30, 2000 due to proceeds from the issuance of shares under our employee stock purchase plan, the exercise of stock options and the exercise of warrants by former BlueWater Systems, Inc. shareholders.

     We have a working capital revolving line of credit with Imperial Bank that is secured by our accounts receivable. This facility allows us to borrow up to the lesser of 80% of our eligible accounts receivable or $3.0 million and bears interest at the bank's prime rate, which was 9.5% at July 12, 2000. The facility expires in July 2001. The agreement under which the line of credit was established contains certain covenants, including a provision requiring us to maintain specified financial ratios. We were in compliance with these covenants at June 30, 2000, and at that time there were no borrowings outstanding under this credit facility.

     As of June 30, 2000, our principal commitments consisted of obligations outstanding under operating leases. In October 1999, we began leasing approximately 126,000 square feet in a single facility located in Bellevue, Washington pursuant to a lease which expires in 2009. The annual cost of this lease is approximately $3.0 million, subject to annual adjustments. Although we have no other material commitments, we anticipate an increase in our capital expenditures and lease commitments consistent with our anticipated growth in our operations, infrastructure and personnel.

     We currently anticipate that we will continue to experience significant increases in our operating expenses for the foreseeable future as we enter new markets for our products and services, increase research and development activities and sales and marketing activities, develop new distribution channels and broaden our professional service capabilities. We believe that our existing cash and cash equivalents and available bank borrowings will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. We believe that we will be able to meet our anticipated cash needs after that time from cash generated from operations and do not currently anticipate the need to raise additional capital. If we do seek to raise additional capital, there can be no assurance that additional financing will be available on acceptable terms, if at all. We may use a portion of our available cash to acquire additional businesses, products and technologies or to establish joint ventures that we believe will complement our current or future business. Pending such uses, we will invest our surplus cash in government securities and other short-term, investment grade, interest-bearing instruments.

IMPACT OF THE YEAR 2000

     Even though we have not experienced any immediate adverse impact from the transition to the year 2000, it is possible that other dates in the year 2000 may affect computer software and systems. While we believe that all of our systems are year 2000 compliant, we may discover problems during 2000 that may require expenditures in order for our computer and software systems to be upgraded, modified or replaced. In addition, we do not currently have any information concerning the year 2000 compliance status of our customers or other parties with whom we do business. It is possible that some of the internal systems of our customers or other parties with whom we do business have already been or will be negatively affected by the year 2000 date change. We currently have no contingency plan to manage any year 2000 issues that may arise.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as a part of a hedge transaction and, if it is the type of hedge transaction. This statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. We do not use derivative instruments, therefore the adoption of this statement will not have any effect on our results of operations or financial position.

     In December 1999, SEC Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements," was issued. This pronouncement summarizes certain of the Securities and Exchange Commission staff's views in applying generally accepted accounting principles to revenue recognition. We are required to adopt SAB 101 in the fourth quarter of 2000 with retroactive application to January 1, 2000. We believe we are in compliance with the requirements of SAB 101.

     In March 2000, the Emerging Issues Task Force (EITF) of the FASB reached a consensus on Issue No. 00-2, "Accounting for Web Site Development Costs," which provides guidance on when to capitalize versus expense costs incurred to develop a web site. We believe we are in compliance with the requirements of Issue No. 00-2.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

     Interest Rate Risk. We do not hold derivative financial instruments or equity securities in our investment portfolio. Our cash equivalents consist of high-quality securities, as specified in our investment policy guidelines. The policy limits the amount of credit exposure to any one issue or issuer to a maximum of 20% of the total portfolio with the exception of treasury securities, commercial paper and money market funds, which are exempt from size limitation. The policy limits all short-term investments to mature in two years or less, with the average maturity being one year or less. These securities are subject to interest rate risk and will decrease in value if interest rates increase.

     Foreign Currency Risk. Currently, the majority of our sales and expenses are denominated in U.S. dollars, and, as a result, we have not experienced significant foreign exchange gains and losses to date. While we have conducted some transactions in foreign currencies and expect to continue to do so, we do not anticipate that foreign exchange gains or losses will be significant. We have not engaged in foreign currency hedging to date, although we may do so in the future.

     Investment Risk. We have an investment in voting capital stock of a privately-held technology company for business and strategic purposes. This investment is included in other assets and is accounted for under the cost method since our ownership is less than 20% and we do not have significant influence. The securities do not have a quoted market price. Our policy is to regularly review the operating performance in assessing the carrying value of the investment.

     We review our long-lived assets, including goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

                                    BUSINESS

OVERVIEW

     We provide a broad range of products and services that facilitate the integration of Microsoft Windows operating systems into a variety of devices we call intelligent computing devices (ICDs), enhance the functionality of those devices, and accelerate their deployment into the marketplace. Original equipment manufacturers, semiconductor vendors, software developers, value added resellers, internet service providers and network service providers rely on our products and services to help bring customized intelligent computing devices and intelligent computing device applications to market in a timely fashion. We have been providing Windows CE-based software services since before the commercial release of Windows CE in September 1996, and therefore we believe that we offer a greater breadth and depth of Windows CE expertise than any of our current competitors. In addition, in late 1999, we began offering Windows NT Embedded integration services, thus expanding the breadth of our service offerings, and in January 2000, our acquisition of BlueWater Systems broadened our product line for developers of ICDs based on additional Windows operating systems including Windows 98, Windows 2000, Windows NT and Windows NT Embedded. Our acquisition of Mainbrace Corporation in May 2000 enables us to provide standard manufacturable designs of popular ICDs such as Webpads, Web-phones, Pocket PCs, E-books and portable data tablets, which together with our other products and services offer customers a broad range of solutions to rapidly bring products to market.

     Intelligent computing devices are an emerging class of products with sophisticated processing power that are designed for specific computing and communications applications. Examples of intelligent computing devices include television "set-top boxes," which sit on top of television sets and provide users with interactive cable TV services, sophisticated video gaming features and Internet access; handheld and palm-size PCs; gaming systems; handheld industrial data collectors; consumer "Internet appliances" such as kiosk terminals and navigational devices used in cars and trucks; and Windows-based terminals, Webpads, E-books and Pocket PCs used both in the workplace and at home. Compared to traditional computers, intelligent computing devices are often less expensive and more adaptable in terms of their size, weight and shape, while still providing sophisticated computing and communications capabilities, including Internet connectivity.

     Increasingly, intelligent computing devices are able to connect directly to the Internet, either through wired or wireless telecommunications systems. As businesses and consumers increasingly use the Internet to transact business and access information and as demand for smaller and more mobile devices grows, original equipment manufacturers are developing new intelligent computing devices to better meet the needs of end users. Because of space constraints and other design and resource limitations inherent in the intelligent computing device environment, original equipment manufacturers require a computer operating system that is both scaleable and highly customizable, with lower system requirements than traditional PC operating systems. There are several different operating systems that can be used in intelligent computing devices. Windows CE, a versatile and highly adaptable operating system modeled after Microsoft Windows, is gaining market acceptance among original equipment manufacturers as an operating system that meets these requirements. As increased use of the Internet by consumers and businesses helps fuel the growth of the intelligent computing device market, we believe that the market for Windows CE will in turn benefit. In addition, the Windows NT Embedded operating system is used for "computerizing" larger, more complex devices with a need for real time functionality. Examples of devices for which Windows NT Embedded is designed include Windows-based terminals, office machine equipment such as printers, and telecommunications equipment such as routers and switching equipment.

     We develop products and provide services that facilitate the development of Windows-based intelligent computing devices. We generate revenue in four distinct ways. First, we provide software code-writing and related engineering services to Microsoft and semiconductor vendors to adapt Windows CE software to different microprocessors and to enhance Windows CE's user-specific features and functions. Second, we offer a comprehensive set of software products and services that help enable original equipment manufacturers to cost-effectively integrate Windows CE, NTE and other Windows operating systems into their intelligent computing devices. These offerings include original equipment manufacturer adaptation kits, software development products, test programs and Microsoft Windows CE licensing, along with engineering and quality assurance services and training. Our service and product offerings are designed to ensure that Windows works properly with the original equipment manufacturer's computer boards, which are the internal hardware constituting the core of their intelligent computing devices. We also offer software engineering services for the integration of Window NT Embedded into ICDs, and for other Windows-based operating systems we offer the BlueWater Systems software development products. Third, we license a wide range of Windows based software applications to original equipment manufacturers, value added resellers, Internet service providers, network service providers and intelligent computing device consumers to provide additional functions to Windows based intelligent computing devices, such as printing and faxing capabilities, voice-over IP, remote device management and wireless wide area least cost routing. Fourth, we license standard manufacturing design of intelligent computing devices such as Webpads, Web-phones, Pocket PCs, E-books and portable data tablets and bundle our products and integration services for our customers.

INDUSTRY BACKGROUND

     The increasingly widespread use of electronic communications, including the Internet, is enabling networks of businesses and consumers to collaborate, access information and conduct business and personal interactions more effectively. As the number of Internet users grows, so does the diversity of content, services and applications available via the Internet. While the Internet is already having a significant and highly visible impact on business-to-consumer and consumer-to-consumer relationships, the market for business-to-business Internet transactions is expected to expand at a greater rate. According to a November 1998 report by Forrester Research entitled "Re-sizing On-line Business Trade," U.S.-based Internet commerce between businesses is expected to grow from $43 billion in 1998 to $1.3 trillion in 2003.

     As more businesses and consumers access the Internet, new ways of conducting business electronically are emerging. Examples of users who are leveraging this ability to communicate electronically include:

     - businesses that use mobile computing devices to permit their employees to access server-based network applications and the Internet from remote sites;

     - retail businesses that use handheld point-of-sale terminals to provide real-time inventory tracking, automate their procurement processes and publish information instantly to both internal and external users via the Internet;

     - healthcare professionals who use mobile computing devices to record and access patient information that can then be shared via the Internet among a broader group of professionals responsible for providing medical care; and

     - consumers who use Internet-enabled television set-top boxes, smart cellular phones, gaming systems and other devices to access Internet content, communicate and conduct transactions online.

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

     The increasing need for connectivity among both business and consumer users is driving demand for easy-to-use, cost-effective and customizable methods of electronic communication. Although the PC has been the traditional means of electronically connecting suppliers, partners and customers, a new class is emerging. This includes Internet-enabled television "set-top boxes," handheld and palm-size PCs, gaming systems, handheld industrial data collectors, and consumer "Internet appliances" such as kiosk terminals, vehicle navigational devices, Webpads, E-books and Pocket PCs. These intelligent computing devices are particularly attractive to business and consumer users because they are often less expensive than traditional computers; have adaptable configurations, including size, weight and shape; and are able to support a variety of customized applications and user interfaces that can be designed for particular tasks. In addition, these devices are typically compatible with existing business information systems. According to information we received in August 1999 from International Data Corporation, a provider of information technology data and industry analysis, the market for consumer information appliances, a subset of the overall intelligent computing device market, is expected to grow from $2.2 billion in 1998 to $18.7 billion in 2003.

     Because intelligent computing devices can be used for a number of purposes, from consumer information to industrial automation, and can be designed for a range of unique applications, the intelligent computing device industry is characterized by a wide variety of hardware configurations and end-user applications, each often designed for a specific market. To accommodate these diverse characteristics in a cost-effective manner, semiconductor vendors and original equipment manufacturers require operating systems that can be integrated with a number of different intelligent computing devices and can support an expanding range of industry-specific content and applications. The Microsoft Windows family of operating systems, specifically Windows CE and Windows NT Embedded, helps satisfy these requirements because it leverages the existing industry-wide base of Microsoft Windows developers and technology standards; can be customized to operate across a variety of intelligent computing devices and integrate with existing information systems; offers Internet connectivity; and reduces systems requirements compared to traditional PC operating systems. Because of these characteristics, we believe Windows CE and Windows NT Embedded are emerging as operating systems of choice for many hardware and software applications vendors. Venture Development Corporation estimates in a December 1998 report entitled "Windows CE and the Future of Embedded Systems Development" that the number of intelligent computing devices utilizing Windows CE will increase from just under one million units in 1999 to more than 14 million units by 2003.

     To take advantage of the multiple benefits of these Windows operating systems, many original equipment manufacturers and semiconductor vendors require the services of a software product and service provider with the breadth of experience and depth of capabilities to fully support the Windows CE and Windows NT Embedded operating systems and related applications across different semiconductors and intelligent computing devices. These products and services should encompass the full cycle of the intelligent computing device development process, including hardware support, software development products and services, system validation and end-user software applications. In addition, these products and services should use existing Microsoft and other industry technologies and standards to promote rapid low-cost development, reduced time-to-market and integration with existing enterprise software applications. These products and services should also be designed to accommodate the varying industry-specific needs of semiconductor, equipment and software developers without compromising functionality and performance.

OUR BUSINESS

     We provide a variety of products and services that facilitate the integration of Microsoft operating systems into a wide range of intelligent computing devices, speed development and enhance the functionality of those devices. Original equipment manufacturers, semiconductor vendors

Windows CE software developers, value added resellers, internet service providers and network service providers rely on our products and services to help bring customized intelligent computing devices and intelligent computing device applications to market in a timely fashion. Key elements of our solutions include:

     A BROAD SET OF END-TO-END SOFTWARE DEVELOPMENT PRODUCTS, SOFTWARE APPLICATIONS, INTELLIGENT COMPUTING DEVICE MANUFACTURING DESIGNS AND SERVICES TO SUPPORT A DIVERSE RANGE OF ICD HARDWARE, SYSTEMS AND APPLICATIONS DEVELOPMENT
REQUIREMENTS:

     - Software development. We provide software development, testing and program management services to Microsoft in connection with its ongoing development and modification of the Windows CE operating system. We also provide these services to both Microsoft and semiconductor vendors to assist with the creation of software development tools sold in conjunction with Windows CE and the integration of Windows CE with various microprocessors. Software development tools are software packages that help engineers develop new software applications. By using our services, Microsoft can draw on our extensive expertise and experience with Windows CE and can devote its internal resources to other projects.

     - Hardware support. We provide software products and services to original equipment manufacturers that support a variety of microprocessors and other intelligent computing device computer hardware. For example, our CE Xpress Kits provide pre-configured software packages that enable original equipment manufacturers to integrate Windows CE into their intelligent computing devices.

     - System validation. We provide software products and services to assist original equipment manufacturers in the validation and verification of their hardware and software executing Windows CE and Windows NT Embedded, including services designed to help original equipment manufacturers develop testing programs to validate the performance and reliability of their intelligent computing devices.

     - Applications software. We provide software packages that facilitate the third-party development of Windows CE-based intelligent computing device user interfaces. We also license software applications to both original equipment manufacturers and intelligent computing device end users that enhance the functionality of their intelligent computing devices.

     - ICD designs. We provide standard designs for intelligent computing devices such as Webpads, Web-phones, Pocket PCs, E-books and portable data tablets. We license these designs as well as with our software product and services to provide rapid development and deployment for a variety of customers.

     PRODUCTS AND SERVICES THAT USE EXISTING MICROSOFT TECHNOLOGIES AND STANDARDS. Our Windows-based products and services use existing Microsoft technologies and standards to enable semiconductor vendors and original equipment manufacturers to deliver highly customizable and cost-efficient intelligent computing devices to their end users. These technologies enable original equipment manufacturers to efficiently utilize the existing pool of programmers familiar with the Windows operating system to develop differentiating applications for intelligent computing devices based upon the Windows family of operating systems. Our use of common programming standards also allows intelligent computing devices designed with our development products and services to integrate with existing information systems, as well as with other Microsoft technologies and applications. By enabling original equipment manufacturers to standardize on a given software platform, our products and services help original equipment manufacturers more rapidly deploy new hardware technologies without having to re-implement their software investments across multiple platforms.

     CAPITALIZING ON OUR DEPTH OF EXPERIENCE IN DEVELOPING WINDOWS-BASED PRODUCTS AND SERVICES AND OUR VARIETY OF STRATEGIC RELATIONSHIPS TO DELIVER TANGIBLE BENEFITS TO WINDOWS-BASED INTELLIGENT COMPUTING DEVICE DEVELOPERS. We have been providing Windows CE-based services for the development, integration and deployment of the Windows CE operating system and industry-specific applications since prior to the commercial release of Windows CE in September 1996. In addition, we have developed strategic relationships with Microsoft, including our master development and license agreement and our distributor agreement with Microsoft, and through other arrangements. Specifically, we are a provider of software services to Microsoft under our master agreement, a Microsoft-sanctioned Windows CE systems integrator, as indicated on Microsoft's website, a licensed distributor of Windows CE under our distribution agreement and a developer of Windows CE-based software applications. Moreover, we have worked with several semiconductor vendors to integrate Windows CE with their proprietary microprocessors. This depth and breadth of experience enable us to bring tangible benefits to Microsoft and to a variety of original equipment manufacturers, semiconductor vendors software developers, value added resellers, internet service providers and network service providers. Such benefits include:

     - REDUCED TIME-TO-MARKET. By using our software services, pre-configured software components and ICD designs, our customers can take advantage of our experience with the Windows-based platforms to help bring quality intelligent computing devices to market faster than if they had chosen to develop their hardware, operating systems and software applications internally.

     - LOWER DEVELOPMENT COSTS AND REDUCED RISKS. By using our extensive library of software tools for developing Windows CE-based intelligent computing devices, instead of developing these tools internally, our customers can reduce the implementation and training time required for their engineers and lower their intelligent computing device development costs. Our software components are thoroughly tested for performance and reliability, reducing the risk of project failure.

     - RAPIDLY CUSTOMIZABLE GRAPHICAL USER INTERFACES. A graphical user interface is the set of visual images through which the user interacts with the intelligent computing device. Our software development solutions help enable our customers to more rapidly design user- and industry-specific graphical user interfaces to meet the specific needs of intelligent computing device users across a variety of markets.

     - ENHANCED INTELLIGENT COMPUTING DEVICE FUNCTIONALITY. Our pre-developed software components help enable original equipment manufacturer customers to quickly add new and differentiating application features to their existing intelligent computing device hardware components, which can help extend product life cycles.

STRATEGY

     Currently, the market for providing solutions for the development of ICDs is very fragmented. Our strategy is to become one of the primary providers of products and services for facilitating the rapid and cost efficient development of intelligent computing devices. Key elements of our strategy include:

     Continue to enhance our position as a provider of Windows-based integration services. We intend to enhance our leadership position in the development and provision of Windows-based integration services to support a wide variety of intelligent computing devices. Specifically for Windows CE-based solutions, because we have been providing Windows CE-based software services since prior to the commercial release of Windows CE in September 1996, we believe that we offer a greater breadth and depth of Windows CE expertise than our current competitors. We intend to continue to utilize this expertise by maintaining strong, quality-focused engineering groups, developing market-focused products and services, and undertaking sales and marketing activities that highlight key design wins, product awards and other third-party endorsements. In addition, we believe that our experience with Windows CE as an embedded operating system and with Windows NT Embedded provide a foundation of technical and engineering process expertise to offer our customers.

     Expand our strategic relationships with hardware and software vendors. We intend to continue to strengthen and extend our relationships with third-party hardware and software vendors that are designing products based on Windows CE, Windows NT Embedded and other Windows-based operating systems where applicable. We provide software products and services that enable manufacturers of microprocessors, computer boards and other components to develop hardware designs compatible with Windows CE. We have also entered into licensing arrangements with software developers to provide connectivity technologies for products that interface with Windows CE. We believe that the use of our products and services by a broad group of industry leaders is important in increasing market awareness and generating new business opportunities.

     Continue to build on our relationship with Microsoft. We have developed a close working relationship with Microsoft and under the terms of our master agreement are a "preferred Microsoft vendor" for the development of the Windows CE operating system and accompanying tools. We are also Microsoft's exclusive partner in their Porting Partners Program, for which we will provide software engineering services to microprocessor vendors seeking compatibility with Windows CE. Currently, we provide software code-writing and related engineering services to Microsoft for a number of different Windows CE projects and we intend to continue this relationship in the future. We believe that our success is related to the overall adoption of Windows-based as an operating system on ICD platforms, and therefore we intend to continue to work with Microsoft to promote the Windows family of operating systems as the systems of choice for ICDs.

     Utilize our extensive Windows CE expertise to develop additional software applications. We believe that as Windows CE is widely adopted in the marketplace, there will be an increasing demand for complete, end-user software applications that enhance the capabilities of Windows CE-based intelligent computing devices. We intend to use our Windows CE expertise, our alliances with original equipment manufacturers and our relationship with Microsoft to develop a leading position in the market for Windows CE-based software applications. We currently offer a variety of personal productivity software applications for Windows CE-based intelligent computing devices. We intend to continue to make use of our Windows CE expertise to develop additional applications to address the evolving requirements of this market.

     Provide a comprehensive solution capability for rapid development and deployment of intelligent computing devices. Our breadth of products including software development, quality assurance software tools, applications for connectivity, device management, transaction development, user application and ICD designs provides a broad portfolio of capabilities needed by the market. The development and deployment of intelligent computing devices has expanded beyond traditional customers such as OEMs and software developers and includes new types of customers such as value added resellers, Internet service providers and network service providers. The capabilities of these customers range from sophisticated engineering teams capable of building full solutions internally to companies without engineering capability seeking to outsource development of fully functioning devices. We intend to support this growing base of customers though a comprehensive solution capability.

     Expand our international presence. We intend to continue to expand internationally in order to enhance our profile and market reach. We believe that Windows CE is gaining acceptance in the Asian and European markets. These markets are attractive to us because of their high concentration of OEM customers focusing on the development of intelligent computing devices. During late 1998, we established sales offices in Tokyo, Japan and Munich, Germany; during 1999 we negotiated relationships with distributors throughout fourteen European countries, Taiwan, Singapore and China.

ACQUISITIONS

BlueWater Systems, Inc.

     On January 5, 2000, we acquired all of the issued and outstanding shares of BlueWater Systems, Inc., a privately held designer of software development tools for the creation of Windows-based intelligent computing devices. The transaction was effected through the exchange of 261,391 shares of our common stock and options to purchase an additional 21,793 shares of our common stock for all of the issued and outstanding shares and options to purchase shares of BlueWater. The merger was accounted for as a pooling of interests.

Mainbrace Corporation

     On May 24, 2000, we acquired all of the issued and outstanding shares of Mainbrace Corporation, an intellectual property licensing and enabling software firm. We paid an aggregate of $10.8 million cash and issued 627,334 shares of our common stock and options to purchase an additional 172,629 shares of our common stock in exchange for all of the outstanding shares and options to purchase shares of Mainbrace. The acquisition was accounted for under the purchase method of accounting.

SERVICES AND PRODUCTS

     We develop, market and support a wide variety of Windows-based software products, ICD designs and services for the development and integration of a diverse selection of intelligent computing devices.

Operating system development and accompanying tools

     We provide software code-writing and related engineering services to Microsoft and numerous semiconductor vendors to support and enhance the following:

     - the continued development of the Windows CE operating system;

     - the utility of the Microsoft Visual Tools series, a set of software development tools for use with the Windows CE operating system; and

     - the integration of Windows CE with multiple microprocessors.

     The services we provide these customers include software development, software testing and program management. We provide these services both as a comprehensive solution and on a point basis to address specific needs depending upon individual customer requirements.

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

Services

     The following table summarizes the key features and benefits of the services we offer to Microsoft and semiconductor vendors:

   BSQUARE SERVICE                 DESCRIPTION                         BENEFIT
   ---------------                 -----------                         -------
Software development      - We aid Microsoft in the         - The Visual Tools are
services to Microsoft       development of its Visual       necessary for the adaptation
                            Tools series of development       of Windows CE to new
                            tools for Windows CE              intelligent computing
                                                              devices and for the
                                                              development of Windows CE
                                                              software applications
Software engineering      - We assist Microsoft and         - Allows semiconductor vendors
consulting services to      semiconductor vendors in the      to make their products
Microsoft and               development of system-level       available for use in Windows
semiconductor vendors       software that enables             CE-based intelligent
                            Windows CE to control the         computing devices in a
                            functions on a particular         timely and cost- effective
                            microprocessor                    manner

Integration of Windows CE and Windows NT Embedded with intelligent computing devices

     We offer software products and services that are used by our customers to integrate Windows operating systems with intelligent computing devices. We offer a comprehensive set of software products and services that enable original equipment manufacturers to cost-effectively integrate Windows CE or Windows NT Embedded with intelligent computing devices, thus reducing time-to-market and decreasing the risk of project failure.

     Products. The following table summarizes the key features and benefits of the products we offer to original equipment manufacturers for the integration of Windows CE with intelligent computing devices.

   BSQUARE PRODUCT                 DESCRIPTION                         BENEFIT
   ---------------                 -----------                         -------
CE Xpress Suite           - A set of pre-developed and      - Designed to save original
                            tested code for low-level         equipment manufacturers time
                            support of hardware in a          developing low-level
                            Windows CE-based device           software support, reducing
                                                              time-to-market
                          - Available for a broad range
                          of chip sets including those      - Pre-tested components
                            manufactured by AMD, Cyrix,     increase reliability of target
                            Hitachi, Intel and Motorola       device
                          - Sold in source code format
                          to allow customer
                            modifications
WinDK                     - Device Driver development       - Allows rapid development of
                            tools for Windows 98,             device drivers that are
                            Windows 2000 and Windows NT       binary compatible across the
                            4.0                               desk top and server versions
                                                              of the Microsoft Windows
                                                              operating system.

   BSQUARE PRODUCT                 DESCRIPTION                         BENEFIT
   ---------------                 -----------                         -------
WinDK CE                  - Device Driver development       - Allows rapid development or
                            tools for Windows CE              device drivers for the
                                                              Window CE operating system
                                                            - Allows WinDK drivers for
                                                              Windows 2000, Windows NT 4.0
                                                              and Windows 98, to be ported
                                                              easily to Windows CE
Tex for CE                - Time Critical Extensions for    - Allows extremely fine
                            Windows CE                      realtime capabilities on the
                                                              Windows CE operating system
WinRT                     - Allows developers to control    - Allows system developers to
                            hardware directly from Win32      directly control hardware
                            applications                      devices from Win32 programs
                                                              without the need of writing
                                                              a device driver first
                                                            - Allows rapid prototyping of
                                                              hardware and systems
CEValidator               - A quality assurance and         - Designed to save original
                          testing technology for the          equipment manufacturers
                            validation of Windows CE          testing costs. Enables
                            integration with intelligent      original equipment
                            computing devices                 manufacturers to test
                                                              software throughout the
                          - A client/server-based test        design process
                            program of more than 1,000
                            individual test cases for
                            testing compliance and
                            reliability
                          - Extendable architecture for
                            incorporating additional and
                            custom test programs
CE Transaction Builder    - Allows deployment of Biztalk    - Rapid Biztalk application
                            applications on handheld and      development for VARs
                            PocketPC devices                  deploying business to
                                                              business applications
Remote Device             - Comprehensive intelligent       - Enables ICDs to be managed
Administrator               computing device management       centrally by net operators,
                            and upgrade system.               IT departments, and/or ASPs
                          - Supports both Windows CE and
                            Windows NT Embedded devices

   BSQUARE PRODUCT                 DESCRIPTION                         BENEFIT
   ---------------                 -----------                         -------
iWin(TM) Web Appliance    - Solution for OEMs building      - Rapid development and
Kit                         Internet devices and/or web       deployment of Internet
                            appliances.                       devices and/or web
                                                              appliances for OEMs and
                          - Fully customizable user           ODMs.
                            interface
                                                            - Allows each OEM/ODM to
                          - Microsoft Internet Explorer       customize interface for
                            enabled browser                   ISPs, ASPs, or net operators
CE XML Developers Kit     - A set of tools to develop       - Provides the development
                          XML applications for Windows      tools and runtime environment
                            CE                                to deploy XML applications
                                                              on Windows CE
CE Remote Updater         - A Windows CE update utility     - Simple upgrade and update
                                                              utility for Windows CE
                          - Standalone operation
                                                            - Small ROM foot print
                          - Integrates with Remote
                          Device Administrator
CE Interface Composer     - A fully customizable desktop    - Gives original equipment
                            building utility                  manufacturers the ability to
                                                              create a device-specific
                          - Includes a set of
                          pre-developed components for      - Graphical user interface
                            creating a custom desktop
                                                            - Enables original equipment
                          - Contains customizable             manufacturers to rapidly and
                          security and interface              easily create design
                            features for commercial           prototypes and complete the
                            applications                      implementation of graphical
                                                              user interfaces

     To augment our own Windows-based software products and services, we occasionally enter into license and distribution agreements with third-party software vendors to provide our customers with additional features and functionality. Our ability to license these third-party software products to original equipment manufacturers, in conjunction with our own software products and services, provides our original equipment manufacturer customers with a single source for Windows CE software products and services. We are currently a licensed distributor of Windows CE-based software from Communications Intelligence Corporation, Datalight, Intrinsyc and Microsoft.

     Services. We also provide integration and support services to original equipment manufacturers developing Windows CE- and Windows NT Embedded-based intelligent computing devices. For example, we provide implementation services for companies developing Internet-enabled television set-top boxes, gaming systems, handheld industrial devices, consumer Internet appliances such as kiosk terminals and navigational devices in cars and trucks, and Windows-based terminals. Our software engineering services use our existing products, such as our CE Xpress Adaptation Kit, CE Interface Composer and CE Validator, to implement the hardware and software specifications of our customers' intelligent computing device products. We often retain a license or other proprietary rights in the resulting work product. At times, we provide new applications or system software development on behalf of original equipment manufacturers. We believe that original equipment manufacturer customers in need of complex adaptations can save time and resources by outsourcing this work to us. In addition, to support our original equipment manufacturer customers, we often "bundle" support services with our software products and other services. These support services help enable our original equipment manufacturer customers to complete intelligent computing device development and reduce time-to-market.

     The following table summarizes the key features and benefits of the services we offer to our original equipment manufacturer customers:

   BSQUARE PRODUCT                 DESCRIPTION                         BENEFIT
   ---------------                 -----------                         -------
Systems consulting        - We provide Windows CE and       - Without our software
services to original        Windows NT Embedded               engineering consulting
equipment                   integration services to           services, original equipment
manufacturers               original equipment                manufacturers would need to
developing intelligent      manufacturers developing          increase their development
computing devices           intelligent computing             costs and extend their
                            devices along with custom         project schedules to provide
                            adaptations of Windows CE         the training and materials
                                                              required to complete the
                          - We provide software               projects in-house
                            engineering consulting
                            services to write the           - Allows original equipment
                            software code that enables        manufacturers to move
                            Windows CE and Windows NT         quickly past the
                            Embedded to integrate with        traditionally time consuming
                            intelligent computing device      early stage of integrating
                            hardware                          Windows-based operating
                                                              systems with their existing
                                                              hardware and software
Applications              - We provide software             - Allows original equipment
consulting services to      applications development          manufacturers to avoid the
original equipment          according to customer             time and cost of developing
manufacturers               specifications                    in- house expertise in
developing intelligent                                        applications development for
computing devices                                             Windows CE
Quality assurance         - We provide complete quality     - Allows early discovery of
consulting services to      assurance services on every       design problems, a more
original equipment          project to ensure the             rapid development process
manufacturers               highest quality                   and higher quality products
developing intelligent                                        for end users
computing devices

Consumer Software Applications

     We provide a wide range of commercially available personal productivity, utility and communications software to enhance the functionality and usefulness of Windows CE-based intelligent computing devices. We market our consumer software applications through standard retail and electronic commerce channels and also license these products to original equipment manufacturers in formats suitable for bundling with their own products. Our current consumer software application product offerings include:

       PRODUCT                     DESCRIPTION                         BENEFIT
       -------                     -----------                         -------
bFAX                      - A product family that           - Provides a practical and
                          provides faxing capabilities        comprehensive faxing
                            for intelligent computing         solution for Windows
                            devices                           CE-based devices
                          - bFAX Pro provides send and
                            receive capability for
                            handheld PCs
                          - bFAX Express provides send-
                            only capability for handheld
                            and palm-size PCs
bPRINT                    - Print management software       - Users can spool jobs for
                          for handheld and palm-size PCs    batch printing
                                                            - Increases the variety of
                                                            printers compatible with
                                                              Windows CE-based devices
BSQUARE SpreadSheet       - A spreadsheet application       - Provides independent
                          for palm-size PCs                   functionality while
                                                              maintaining Pocket Excel
                                                              compatibility
bUSEFUL Utilities Pak     - Utility suite for handheld      - Provides utility
                          and palm-size PCs that            applications which enhance the
                            contains 12 different             performance and
                            utility applications              functionality of Windows
                                                              CE-based devices

TECHNOLOGY

     We have developed a set of technologies incorporated in the software products described under "-- Integration of Windows CE and Windows NT Embedded with intelligent computing devices -- Products" that are used by original equipment manufacturers to integrate Windows CE with their computer boards, the internal hardware constituting the core of their intelligent computing devices. The technology contained in our CE Xpress Suite, including the Original Equipment Manufacturer Adaptation Layer, the CE Platform Layer and the Device Driver Library, provides the interface between Windows CE and the computer board contained within the intelligent computing device. The basic features and functions of these technologies are described below.

Original Equipment Manufacturer Adaptation Layer Library

     The Original Equipment Manufacturer Adaptation Layer provides a standard interface between the Windows CE operating system and the core components of an intelligent computing device's computer board. A new board-specific Original Equipment Manufacturer Adaptation Layer must be implemented for each computer board that will be using Windows CE.

     We maintain a library of Original Equipment Manufacturer Adaptation Layers for several of the computer boards used in Windows CE-based intelligent computing device products. These Original Equipment Manufacturer Adaptation Layers are distributed to our customers in our CE Xpress Suite and are also used by our engineers when we are contracted to create custom solutions. In addition, our Original Equipment Manufacturer Adaptation Layer library serves as a starting point for the creation of new Original Equipment Manufacturer Adaptation Layer implementations.

Device Driver Library

     Device drivers provide the interface by which the Windows CE operating system controls any peripheral devices, including keyboards, display screens and computer network interface cards, that may be connected to an intelligent computing device's computer board. A separate device driver must be implemented for each peripheral device connected to a Windows CE-enabled computer board.

     We have created a library of device drivers for inclusion in our CE Xpress Suite and for use in the custom software products and services we provide to our customers. The existing set of drivers also provides starting points for the creation of new device drivers.

CE Platform Layer

     A peripheral device normally requires a different device driver for each model of computer board to which it is to be connected. A device driver for one model of computer board will not generally work with a different model of computer board.

     Our CE Platform Layer technology allows our engineers and third-party hardware manufacturers to develop a single driver for a peripheral device that may then be used on many different models of computer boards. This increases the value and flexibility of each computer board by increasing the number of readily available peripheral devices that can be used.

     Our CE Platform Layer technology is included in our CE Xpress Suite and is used for the implementation of the majority of our device drivers.

CEValidator

     Our CEValidator product is a quality assurance and testing tool which we originally developed for in-house use. We believe that it is important to test devices early in the design process and to continue testing at a high frequency throughout the development cycle. We have designed our CEValidator to support such a testing pattern. CEValidator is based on two primary components:

     - a broad suite of over 1,000 tests which evaluate the various subsystems of Windows CE. These tests have been developed by our engineers in the course of our own software development efforts. In addition, CEValidator allows original equipment manufacturers to add their own test suites to evaluate specific features of their intelligent computing devices.

     - a test control system. This system manages the execution of the tests suite and the recording of test results. CEValidator provides communication features which control testing over network connections, a graphical user interface for displaying user controls and test results, and simultaneous testing capabilities for multiple systems.

CUSTOMERS

     Microsoft is our largest customer, representing approximately 35%, 75%, 85% and 68% of our total revenue in 1997, 1998, 1999 and the first six months of 2000, respectively. Our other target customers include semiconductor vendors and original equipment manufacturers seeking to leverage the numerous benefits of Windows-based operation systems in order to develop high quality, full-feature products that meet the complex and evolving requirements of numerous end-markets.

     We maintain strategic relationships with Microsoft to promote its Windows-based operating systems across a broad range of industries and applications. Our relationship with Microsoft extends to the following:

     Development partner. Under the terms of our master agreement, we are a "preferred Microsoft vendor" for Windows CE. Approximately 160 of our software engineers work on a number of different Windows CE-based projects for Microsoft and on the development of Windows CE-related software tools under various work plans. These software tools are then provided by Microsoft under the Microsoft name to semiconductor vendors and various original equipment manufacturers utilizing Windows CE. We bill Microsoft on a time-and-materials basis, although each project has a maximum dollar cap. A separate work plan is generated for each project, which can then be modified or terminated by Microsoft at any time.

     Porting Partner. We are the exclusive partner of Microsoft for providing software engineering services to semiconductor manufacturers seeking Windows CE software support for the year 2000. Microsoft may expand this program to other companies in the future.

     Systems integrator. We are a Microsoft-sanctioned systems integrator for Windows CE, as indicated on the "embedded Windows CE" portion of Microsoft's website. In this capacity, we provide training, consulting and software engineering services and products to original equipment manufacturers that are building Windows CE-based intelligent computing devices. We actively participate in the Microsoft systems integrator program, including participating with Microsoft in "partner pavilions" at trade shows and listing our services and posting our product announcements on the "embedded Windows CE" portion of Microsoft's website. In addition, Microsoft has periodically utilized our services when an original equipment manufacturer has required additional software engineering services.

     Windows CE distributor. We are a licensed distributor of the Windows CE operating system. We sub-license Windows CE by reselling the right to bundle this operating system in intelligent computing devices. Microsoft actively assists and manages its distributors to secure additional licensing opportunities for Windows CE. We are promoted on the "embedded Windows CE" portion of Microsoft's website as a distributor, and Microsoft shares with us leads generated from Web inquiries and tradeshows.

     Windows CE independent software vendor. Microsoft actively encourages third-party application development through its Developer Relations Group and Windows CE logo program, which allows third-party applications to receive Windows CE compatibility logos. We develop several software applications for a wide variety of Windows CE-based intelligent computing devices, which we market under our brand names, including bFAX and bPRINT. We also participate in marketing opportunities offered by Microsoft for third-party developers to promote our software applications. In addition, Microsoft has from time to time demonstrated our applications in connection with demonstrations to third parties of its Windows CE operating system.

SALES AND MARKETING

     We market our services to different semiconductor vendors through our direct sales force. We market our software tools products and related services that help original equipment manufacturers integrate Windows CE into their intelligent computing devices through our direct sales force, as well as through third-party representatives and distributors. We market our Windows CE-based software applications either bundled by original equipment manufacturers onto particular intelligent computing devices or purchased directly by consumers for their intelligent computing devices through our direct sales force, third-party representatives, distributors, or other consumer retail channels. We have direct sales offices in the United States, Germany and Japan. As of June 30, 2000, we had 42 employees in our sales and marketing department. Key elements of our sales and marketing strategy include direct advertising, event marketing, an active public relations program, channel marketing programs, customer and strategic alliance partner co-marketing programs and a comprehensive website.

     We are currently developing new sales channels, including value-added resellers and systems integrators. We believe that these additional channels will further increase the brand awareness of our software products and services and will further promote the development of software infrastructures for Windows CE-based intelligent computing devices.

RESEARCH AND DEVELOPMENT

     As of June 30, 2000, we had 370 engineers engaged in software engineering services and research and development. Our research and development teams are responsible for the design, development and release of our products. Members of our research and development staff work closely with our sales and marketing department, as well as with our customers and potential customers, to better understand market needs and requirements.

     A substantial majority of our research and development engineers are involved in the development of the Windows CE operating system and accompanying tools for Microsoft. These responsibilities require significant expertise due to the radically different nature of the microprocessors and other hardware components used in Windows CE-based intelligent computing devices. This team has accumulated detailed knowledge of the Windows CE environment over the past six years, allowing us to continue to develop software products and services that enable the expanding capability and compatibility of Windows CE-based intelligent computing devices. To ensure that compatibility goals are met and that a high level of product quality is achieved, quality assurance groups within this team subject our products to tens of thousands of individual tests in multiple test configurations before the products are released to our customers. Due to the broad variety of hardware that hosts Windows CE, the quality assurance groups have had to develop a special expertise in managing and extending the test tools used to validate the tool kits for these diverse operating environments.

     The remainder of our research and development engineers provide services and develop Windows CE software for both end-user markets and product/application developers. The software engineers in this team are responsible for the development of commercial applications that provide added breadth and functionality for Windows CE-based intelligent computing devices as well as standard products used in the development and testing of new products utilizing the Windows CE operating system. Our engineers have significant experience in creating products for Windows CE, which enables us to bring products to market in a timely manner.

COMPETITION

     We face competition from:

     - our current and potential customers' internal research and development departments that may seek to develop their own proprietary products and solutions;

     - large professional engineering services firms;

     - established intelligent computing device software and tools manufacturers;

     - small- and medium-size engineering services; and

     - software and component distributors.

     As we develop new products, particularly products focused on specific industries, we may begin competing with companies with whom we have not previously competed.

     We compete principally on the basis of the breadth of software products and services offered, the experience of the providers, the quality of the software products and services, the time-to-market and price. We believe we compete favorably in each of these areas.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

     Intellectual property is critical to our success. In general, we attempt to protect our intellectual property rights through patent, copyright, trademark and trade secret laws and contractual arrangements. There can, however, be no assurance that our efforts will be effective to prevent misappropriation of our technology, or to prevent the development and design by others of products or technologies similar to or competitive with those developed by us.

     We currently have four pending U.S. patent applications. We do not have any issued patents. BSQUARE, bFAX and BSQUARE View are our registered trademarks. Additionally, bTRACK, bREADY, bFIND, bPRINT, bMOBILE, bUSEFUL, bTASK, bPRODUCTIVE, bSTART and CEValidator are our trademarks. We will continue to pursue registration of these and other marks. This prospectus also contains trademarks and tradenames of other companies.

EMPLOYEES

     As of June 30, 2000, we had 459 employees, excluding independent contractors and other temporary employees, including 370 employees in software engineering services and product development, 42 employees in sales and marketing and 47 employees in general and administrative services (including executive officers). Of these employees, 445 are located in the United States, five are located in Germany and nine are located in Japan. In addition, from time to time, we employ temporary employees and consultants. None of our employees is represented by a labor union, and we consider our relations with our employees to be good.

FACILITIES

     We lease approximately 126,000 square feet of space in a single location in Bellevue, Washington, pursuant to a lease that expires in 2009, with the option to renew for up to an additional 20 years. We also lease office space in Sunnyvale, California, Munich, Germany and Tokyo, Japan. We believe that our facilities will be adequate to meet our needs for at least the next 12 months.

LEGAL PROCEEDINGS

     We are not currently involved in any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding our executive officers and directors:

                     NAME                       AGE                  POSITION
                     ----                       ---                  --------
William T. Baxter.............................  37     Chairman of the Board, President and
                                                       Chief Executive Officer
Albert T. Dosser..............................  42     Senior Vice President, Director
Jeffrey T. Chambers(1)(2).....................  44     Director
Scot E. Land(1)(2)............................  45     Director
William L. Larson.............................  43     Director
David M. Moore................................  45     Director
David J. Bialer...............................  40     General Manager
Donald L. Whitt...............................  53     General Manager

-------------------------
(1) Member of the Compensation Committee

(2) Member of the Audit Committee

     William T. Baxter co-founded BSQUARE in July 1994 and has served as our President, Chief Executive Officer and Chairman of the Board since our inception. From June 1993 to October 1994, Mr. Baxter served as Principal Engineer at Digital Equipment Corporation, a manufacturer of business and networking computer systems. Between February 1990 and May 1993, Mr. Baxter served as Manager of Compiler Development at Intergraph Corporation, a developer and manufacturer of interactive computer graphics systems. Mr. Baxter holds a B.S. and M.S. in computer science from the University of Wyoming.

     Albert T. Dosser co-founded BSQUARE in July 1994 and has served as a Senior Vice President and a director since our inception. From June 1992 to October 1994, Mr. Dosser served as a software engineer at Digital Equipment Corporation. Between August 1984 and June 1992, Mr. Dosser served as a software engineer at Telesoft, a software firm developing Ada compilers and related products, and from July 1982 to August 1984, he served as a sales support analyst and as assistant to the national product manager for the OEM Systems Division at NCR, a manufacturer of business and networking computer systems. Mr. Dosser holds a B.S. in information science, with a minor in mathematics, from East Tennessee State University.

     Jeffrey T. Chambers has been a director of BSQUARE since February 1998. Mr. Chambers was elected to our board of directors in connection with the purchase of shares of our preferred stock by affiliates of TA Associates, Inc., a venture capital firm. Mr. Chambers has been employed by TA Associates or its predecessor since 1980, where he currently serves as a managing director. In addition to BSQUARE, Mr. Chambers currently serves as a director of several privately held companies.

     Scot E. Land has been a director of BSQUARE since February 1998. Mr. Land was elected to our board of directors in connection with the purchase of shares of our preferred stock by affiliates of Encompass Group, a venture capital firm. Mr. Land is currently a managing director of Encompass Ventures, an affiliate of Encompass Group, a position he has held since September 1997. Prior to joining Encompass, Mr. Land was a Senior Technology Analyst and Strategic Planning Consultant with Microsoft from June 1995 to September 1997, and a technology research analyst and investment banker for First Marathon Securities, a Canadian investment bank, from September 1993 to April 1995. From October 1988 to February 1993, Mr. Land was the President and Chief Executive Officer of InVision Technologies, a publicly traded company founded by Mr. Land in October 1988 that designs and manufacturers high-speed computer-aided topography systems for automatic explosives detection for aviation security. Prior to founding InVision Technologies, Mr. Land served as a principal in the international consulting practice of Ernst and Young LLP, a public accounting firm, from April 1984 to October 1988.

     William L. Larson has been a director of BSQUARE since September 1998. Since September 1993, Mr. Larson has been the Chief Executive Officer of Network Associates, Inc., a software company, where he has also served as President and a director since October 1993 and as Chairman of the Board since April 1995. From August 1988 to September 1993, Mr. Larson served as a Vice President of SunSoft, Inc., a systems software subsidiary of Sun Microsystems, where he was responsible for worldwide sales and marketing.

     David M. Moore has been a director of BSQUARE since October 1999. Since November 1998, Mr. Moore has been a Senior Analyst at Vulcan Northwest Inc., a venture capital firm, and has served as President of Paralex Corporation, a consulting company, since October 1997. Prior to that, Mr. Moore worked at Microsoft Corporation in various capacities, most recently as a Director of Development.

     David J. Bialer has been a General Manager at BSQUARE since September 1998. From January 1998 to August 1998, Mr. Bialer was the Director of Business Development at MobileSoft, a division of Philips Electronics North America Corporation and a Windows CE e-commerce website founded by Mr. Bialer. From April 1996 to January 1998, Mr. Bialer served as a Senior Product Manager at Philips Mobile Computing Group, a manufacturer of Windows CE-based devices, and from December 1995 to February 1996, he served as a Senior Manager, Business Development at VDOnet, a developer of video conferencing, messaging and streaming software. From December 1994 to December 1995, Mr. Bialer served as a Senior Manager at Oracle Corporation, a database company, and from January 1993 to December 1994, he served as a Senior Product Marketing Engineer at Intel Corporation, a manufacturer of semiconductor, computer anti networking products. Mr. Bialer holds a B.S. in computer science from Cornell University and an M.B.A. from the University of Pennsylvania, Wharton School of Business.

     Donald L. Whitt has been a General Manager at BSQUARE since April 1998, and from May 1997 to April 1998, Mr. Whitt held various other positions with us. From October 1993 to May 1997, Mr. Whitt was a program manager at Secure Computing Corporation, an Internet security company, and from May 1970 to May 1993, he served in management positions at Control Data Corporation, a computer manufacturer. Mr. Whitt holds a B.S. in mathematics from California State University at Fresno.

BOARD OF DIRECTORS

     We currently have authorized seven directors; however, one board seat is vacant. Pursuant to our amended and restated articles of incorporation, our board of directors is divided into three classes, each with staggered three-year terms. To facilitate the transition to staggered terms, Scot E. Land and William Larson were elected at the 2000 annual meeting of our shareholders as Class I directors for a one-year term ending in 2001, Albert T. Dosser and Jeffrey T. Chambers were elected as Class II directors for a two-year term ending in 2002, and William T. Baxter and David M. Moore were elected as Class III directors for a three-year term ending in 2003. When the vacant Board seat is filled, such director will be a Class I director. At each subsequent annual meetings of shareholders, one class of directors will be elected with the other classes continuing for the remainder of their respective three-year terms.

Committees

     Our board of directors currently has an audit committee and a compensation committee. The audit committee consists of Mr. Chambers and Mr. Land. The audit committee makes recommendations to our board of directors regarding the selection of independent auditors, reviews the scope of audit and other services by our independent auditors, reviews the accounting principles and auditing practices and procedures to be used for our financial statements and reviews the results of our audits. The compensation committee consists of Mr. Chambers and Mr. Land. The compensation committee reviews and approves the compensation and benefits for our executive officers, grants stock options under our stock option plan and makes recommendations to our board of directors on compensation matters.

Compensation Committee Interlocks and Insider Participation

     No interlocking relationship exists between any member of our board of directors or compensation committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

     In January 1998, we sold 8,333,333 shares of Series A Preferred Stock at a per share price of $1.80. Purchasers of Series A Preferred Stock, which was converted to common stock upon consummation of our initial public offering in October 1999, included:

     - TA Associates and its affiliates, who collectively purchased 6,666,667 shares and are beneficial owners of 21% of our outstanding common stock on an as-converted basis as of June 30, 2000. One of our directors, Jeffrey T. Chambers, is a managing director of TA Associates; and

     - Encompass Ventures and its affiliates, who collectively purchased 1,666,666 shares and are beneficial owners of 5% of our outstanding common stock on an as-converted basis as of June 30, 2000. One of our directors, Scot E. Land, is a managing director of Encompass Ventures.

     In September 1998, we granted an option to purchase 125,000 shares of common stock at an exercise price of $1.00 per share to Encompass Europe, Inc. (formerly NextGen), an affiliate of Encompass Ventures, in exchange for consulting services. After the option vested with regard to 41,666 of such shares, the consulting arrangement was terminated, precluding the vesting of the remaining portion of the option.

     We have also granted options to purchase common stock to Messrs. Chambers and Land. Because of contractual obligations involving Mr. Chambers and his affiliated investment entities, the option grant to Mr. Chambers was issued in the name of TA Associates, Inc.

Compensation

     Our directors are reimbursed for expenses incurred in connection with attending board and committee meetings but are not otherwise compensated for their services as board members. In August 1998, we granted to each of TA Associates, with whom Jeffrey T. Chambers, one of our directors, is affiliated, and Scot E. Land, one of our directors, an option to purchase 45,000 shares of our common stock at an exercise price of $1.80 per share, vesting in three annual installments of 15,000 shares each. Moreover, in October 1999, we granted to Mr. Land an option to purchase 40,000 shares of our common stock at an exercise price of $12.00 per share, vesting in four annual installments of 10,000 shares each. In July 1998, we granted to William Larson, one of our directors, an option to purchase 120,000 shares of our common stock at an exercise price of $1.80 per share, vesting in three annual installments of 40,000 shares each. In October 1999, we granted to David Moore, one of our directors, an option to purchase 35,000 shares of our common stock at an exercise price of $39.56 per share, vesting in three annual installments of approximately 11,667 shares each. We currently intend to make comparable option grants to future non-employee directors.

EXECUTIVE OFFICERS

     Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among our directors and officers.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation for services rendered to us in all capacities during the fiscal year ended December 31, 1999 by (i) our chief executive officer, (ii) the four other most highly compensated executive officers who were serving in such capacities at the end of fiscal 1999 and whose salary and bonus for fiscal 1999 exceeded $100,000 and (iii) one former executive officer whose salary and bonus for fiscal 1999 exceeded $100,000 but who was not serving as an executive officer of BSQUARE at the end of fiscal 1999.

                                                   LONG TERM                  ALL OTHER
                                   ANNUAL         COMPENSATION               COMPENSATION
                                COMPENSATION       SECURITIES     HEALTH       LIFE AND
                              -----------------    UNDERLYING    INSURANCE    DISABILITY     MOVING
NAME AND PRINCIPAL POSITION    SALARY    BONUS    OPTIONS (#S)   PREMIUMS      PREMIUMS     EXPENSES
---------------------------   --------   ------   ------------   ---------   ------------   --------
William T. Baxter...........  $250,000   $   --          --       $2,224        $1,060      $    --
  President and Chief
     Executive Officer
Albert T. Dosser............   150,000       --          --        1,915         1,305           --
  Senior Vice President
Peter R. Gregory(1).........   144,231       --          --           --         1,070           --
  Senior Vice President
Brian V. Turner(2)..........   133,730       --     340,000        1,725            --        7,493
  Senior Vice President of
     Operations and Chief
     Financial Officer
David J. Bialer.............   131,541      950      30,000        2,707            --       19,461
  General Manager
Donald L. Whitt.............   126,415    1,300      40,000        1,839            --           --
  General Manager

-------------------------
(1) Mr. Gregory left the Company in November 1999.

(2) Mr. Turner was hired by the Company in April 1999.

Option Grants in Fiscal Year 1999

     The following table sets forth certain information with respect to stock options granted to each of our named executive officers during the fiscal year ended December 31, 1999. In accordance with the rules of the SEC, also shown below is the potential realizable value over the term of the option, the period from the grant date to the expiration date, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These rates are mandated by the SEC and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock. In the fiscal year ended December 31, 1999, we granted options to acquire up to an aggregate of 1,345,795 shares of common stock to employees and directors, all under our stock option plan and all at an exercise price equal to the fair market value of our common stock on the date of grant.

                                                                                       POTENTIAL REALIZABLE
                                             INDIVIDUAL GRANTS                           VALUE AT ASSUMED
                       -------------------------------------------------------------      ANNUAL RATES OF
                                               PERCENT OF                                   STOCK PRICE
                                              TOTAL OPTIONS                              APPRECIATION FOR
                       NUMBER OF SECURITIES    GRANTED TO     EXERCISE                      OPTION TERM
                        UNDERLYING OPTIONS    EMPLOYEES IN    PRICE PER   EXPIRATION   ---------------------
        NAME                 GRANTED           FISCAL 1999      SHARE        DATE         5%         10%
        ----           --------------------   -------------   ---------   ----------   --------   ----------
William T. Baxter....             --                --         $   --            --    $     --   $       --
Albert T. Dosser.....             --                --             --            --          --           --
Peter R. Gregory.....             --                --             --            --          --           --
Brian V. Turner......        300,000              22.0%          1.44        4/7/09     705,637    1,123,609
                              40,000               3.0%         12.00      10/15/09     781,869    1,244,996
David J. Bialer......         30,000               9.0%          1.00       9/25/08     488,668      778,123
Donald L. Whitt......         40,000               1.0%          1.00       7/17/08     162,889      259,374

Aggregate Option Exercises in Fiscal Year 1999 and Fiscal Year-End Option Values

     With respect to our named executive officers, the following table sets forth information concerning option exercises in the fiscal year ended December 31, 1999 and exercisable and unexercisable options held as of December 31, 1999.

                           NUMBER OF SHARES        NUMBER OF SECURITIES
                             ACQUIRED ON          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                               EXERCISE                 OPTIONS AT              IN-THE-MONEY OPTIONS AT
                         --------------------        DECEMBER 31, 1999             DECEMBER 31, 1999
                                      VALUE     ---------------------------   ---------------------------
         NAME            EXERCISED   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            ---------   --------   -----------   -------------   -----------   -------------
William T. Baxter......     --         $--             --            --       $        --    $       --
Albert T. Dosser.......     --          --             --            --                --            --
Peter R. Gregory.......     --          --             --            --                --            --
Brian V. Turner........     --          --        300,000        40,000        12,149,400     1,197,520
David J. Bialer........     --          --        100,000        30,000         4,093,800       958,140
Donald L. Whitt........     --          --             --        25,000           311,787     2,303,439

EMPLOYEE BENEFIT PLANS

Stock Option Plans

     We have an amended and restated stock option plan pursuant to which options to purchase common stock are granted to our officers and employees. Our board of directors adopted and our shareholders approved our amended and restated stock option plan in May 1997. At our 2000 annual meeting of shareholders, this stock option plan was further amended to annually increase the number of shares reserved for issuance during each of our fiscal years beginning on January 1, 2000 by an amount equal to the lesser of (A) four percent (4%) of our outstanding shares at the end of such fiscal year or (B) an amount determined by our board of directors. As of June 30, 2000, we had reserved a total of 4,347,799 shares of common stock for issuance under the stock option plan. The stock option plan provides for the granting to our employees, including officers and directors, of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 and for the granting to employees, consultants and non-employee directors of nonstatutory stock options. If an optionee would have the right in any calendar year to exercise for the first time incentive stock options for shares having an aggregate fair market value (determined for each share as of the date the option to purchase the shares was granted) in excess of $100,000, any such excess options shall be treated as nonstatutory stock options. Unless terminated earlier by our board of directors, the plan will terminate in May 2007.

     The stock option plan may be administered by the our board of directors or a committee of the board. Our board of directors determines the terms of each option granted under the stock option plan, including the number of shares subject to an option, exercise price, vesting schedule and duration. The exercise price of all incentive stock options granted under the stock option plan cannot be less than the fair market value of the common stock on the date of grant and, in the case of incentive stock options granted to holders of more than 10% of our voting power, not less than 110% of the fair market value. Generally, options granted under the stock option plan have a term of ten years, vest annually over a four-year period and are nontransferable. Payment of the exercise price of options may be made in cash or other consideration as determined by our board of directors.

     Our board of directors has the authority to amend or terminate the stock option plan as long as such action does not adversely affect any outstanding option and provided that shareholder approval for any amendments to the stock option plan shall be obtained to the extent required by applicable law.

     We also have a stock option plan pursuant to which options to purchase common stock have been granted to employees of one of our subsidiaries. As of June 30, 2000, options to purchase an aggregate of 4,347,799 shares of common stock were outstanding under our stock option plans at a weighted average exercise price of $7.52 per share and 605,127 shares had been issued upon exercise of options.

Employee Stock Purchase Plan

     Our board of directors and shareholders adopted an employee stock purchase plan in August 1999, which was implemented as of October 19, 1999. The employee stock purchase plan provides a convenient and practical means by which employees may participate in stock ownership. Our board of directors believes that the opportunity to acquire a proprietary interest in our success through the acquisition of shares of common stock pursuant to the employee stock purchase plan is an important aspect of our ability to attract and retain highly qualified and motivated employees. The employee stock purchase plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. The employee stock purchase plan may be administered by our board of directors or by a committee appointed by the board. The plan administrator has the power to make and interpret all rules and regulations it deems necessary to administer the employee stock purchase plan. Our board of directors has broad authority to amend the employee stock purchase plan, subject in some instances to shareholder approval. All of our employees who customarily work more than 20 hours per week, including officers, are eligible to participate in the employee stock purchase plan. Eligible employees may elect to contribute from 1% to 10% of the compensation paid to them during each pay period towards stock purchases under the plan. Other than the first offering, which will have a duration of approximately 19 months, each participant may enroll in an 18-month offering in which shares of common stock are purchased on the last day of each six-month period during the offering. The first offering commenced on October 19, 1999 and will terminate on May 14, 2001. Thereafter, a separate offering will commence on November 15 and May 15 of each year. The purchase price for shares purchased under the employee stock purchase plan will be equal to 85% of the lower of:

     - the fair market value of the common stock on the enrollment date of the offering; or

     - the fair market value on the date of purchase.

Neither payroll deductions credited to an employee's account nor any rights with regard to the purchase of shares under the employee stock purchase plan may be assigned, transferred, pledged or otherwise disposed of in any way by a participant, except that a participant may designate a beneficiary in the event of his or her death.

     Upon termination of employment due to death, retirement or disability, the payroll deductions credited to an employee's account will be used to purchase shares on the next purchase date. Any remaining balance will be returned to the participant or his or her beneficiary. Upon termination of employment for any other reason, any payroll deductions credited to an employee's account will be returned to the participant. We have authorized the issuance of up to 1,500,000 shares of common stock under the employee stock purchase plan. In the event of a merger, consolidation or acquisition by another corporation of all or substantially all of our assets, each outstanding right to purchase shares under the employee stock purchase plan shall be assumed or an equivalent stock purchase right substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the stock purchase right, the offering period during which a participant may purchase stock will be shortened to a specified date before the proposed merger or sale. Similarly, in the event of our liquidation or dissolution, the offering period during which a participant may purchase stock will be shortened to a specified date before the date of the liquidation or dissolution.

401(k) Plan

     In March 1997, our board of directors adopted a tax-qualified employee savings and retirement plan for eligible U.S. employees. Eligible employees may elect to defer a percentage of their eligible compensation in the 401(k) plan, subject to the statutorily prescribed annual limit. We make matching contributions on behalf of all participants in the 401(k) plan in the amount equal to one-half of the first 6% of an employee's contributions. Matching contributions are subject to a vesting schedule; all other contributions are at all times fully vested. We intend the 401(k) plan to qualify under Sections 401(k) and 501 of the Internal Revenue Code so that contributions by employees or us to the 401(k) plan, and income earned, if any, on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and so that we will be able to deduct our contributions when made. The trustee of the 401(k) plan, at the direction of each participant, invests the assets of the 401(k) plan in any of a number of investment options.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

     We currently do not have any employment agreements with any of its named executive officers. Our stock option plan provides that in the event a third party acquires us through the purchase of all or substantially all of our assets, a merger or other business combination, if so provided in applicable stock option agreements, the unexercised portion of outstanding options will vest and become immediately exercisable. Only two of our officers have stock option agreements that contain change of control provisions. David Bialer has a stock option agreement which provides for the acceleration of vesting of 50% of any unvested portion of his options in the event a third party acquires us. In addition, Brian V. Turner has a stock option agreement pursuant to which his options are all immediately vested but subject to repurchase by us over a period of four years from the date of grant. Mr. Turner's option agreement also provides for the release of 50% of any unreleased portion of his options in the event a third party acquires us. We do not have change of control arrangements with any of the other named executive officers.

DIRECTOR AND OFFICER INDEMNIFICATION AND LIABILITY

     Our amended and restated articles of incorporation limit the liability of directors and officers to the fullest extent currently permitted by the Washington Business Corporation Act or as it may be amended in the future. Consequently, subject to the WBCA, no director will be personally liable to us or our shareholders for monetary damages resulting from his conduct as our director, except liability for:

     - acts or omissions involving intentional misconduct or knowing violations of law;

     - unlawful distributions; or

     - transactions from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.

     Our amended and restated articles of incorporation also provide that we shall indemnify any individual made a party to a proceeding because that individual is or was one of our directors or officers and shall advance or reimburse reasonable expenses incurred by such individual in advance of the final disposition of the proceeding to the fullest extent permitted by applicable law. Any repeal of or modification to our amended and restated articles of incorporation may not adversely affect any right of any of our directors who is or was a director at the time of such repeal or modification. To the extent the provisions of our amended and restated articles of incorporation provide for indemnification of directors for liabilities arising under the Securities Act, those provisions are, in the opinion of the SEC, against public policy as expressed in the Securities Act and are therefore unenforceable.

     Our bylaws provide that we shall indemnify our directors and officers and may indemnify our employees and agents to the fullest extent permitted by law. In addition, we have entered into separate indemnification agreements with our directors and certain executive officers that could require us, among other things, to indemnify them against liabilities that arise because of their status or service as directors or executive officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Finally, we have purchased and intend to maintain a liability insurance policy, pursuant to which our directors and officers may be indemnified against liability they may incur for serving in their capacities as our directors and officers. We believe that the limitation of liability provisions in our amended and restated articles of incorporation, the indemnification provisions in our bylaws, the indemnification agreements and the liability insurance policy will facilitate our ability to continue to attract and retain qualified individuals to serve as our directors and officers.

                           RELATED-PARTY TRANSACTIONS

     Since the beginning of our last fiscal year, we granted options to purchase shares of common stock to the following officers and directors on the date, for the number of shares and with an exercise price indicated opposite each person's name:

                                                                 NUMBER OF SHARES
                                                                    UNDERLYING       EXERCISE
                      NAME                         GRANT DATE        OPTIONS          PRICE
                      ----                         ----------    ----------------    --------
David J. Bialer..................................    9/14/99          30,000          10.00
Scot E. Land.....................................   10/15/99          40,000          12.00
                                                    10/29/99          35,000          39.56
David M. Moore...................................     4/7/99         300,000           1.44
Brian V. Turner..................................   10/15/99          40,000          12.00
Donald L. Whitt..................................     7/5/99          40,000           2.50

     In September 1999, we sold 1,518,378 shares of common stock to Vulcan Ventures Incorporated for an aggregate purchase price of approximately $18.7 million. In addition, pursuant to the stock purchase agreement between us and Vulcan Ventures, we have agreed to use our best efforts to cause an individual selected by Vulcan Ventures and reasonably acceptable to us to be elected to the board of directors. David M. Moore, one of our directors, is a Senior Analyst at Vulcan Northwest, Inc., which is affiliated with Vulcan Ventures Incorporated.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 30, 2000 by:

     - each person we know to own beneficially more than five percent of the outstanding shares of common stock;

     - each of our directors;

     - each of our executive officers named in the Summary Compensation Table in "Executive Compensation" in this prospectus; and

     - all of our directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the SEC. For purposes of calculating the number of shares beneficially owned by a shareholder and the percentage ownership of that shareholder, shares of common stock subject to options that are currently exercisable or exercisable within 60 days of June 30, 2000 by that shareholder are deemed outstanding. These options are listed below under the heading "Number of Shares Underlying Options" and are not treated as outstanding for the purpose of computing the percentage ownership of any other shareholder. Percentage ownership is based on 33,481,045 shares of common stock outstanding as of June 30, 2000.

     Unless otherwise noted below, the address for each shareholder listed below is: c/o BSQUARE Corporation, 3150 139th Avenue S.E., Bellevue, Washington 98005. Unless otherwise noted, each of the shareholders listed below has sole investment and voting power with respect to the common stock indicated, except to the extent shared by spouses under applicable law.

                                                     NUMBER OF SHARES
                                          ---------------------------------------
                                          BENEFICIALLY OWNED                        PERCENT OF SHARES
  NAME AND ADDRESS OF BENEFICIAL OWNER         DIRECTLY        UNDERLYING OPTIONS   BENEFICIALLY OWNED
  ------------------------------------    ------------------   ------------------   ------------------
Entities affiliated with TA Associates,
  Inc.(1)................................      7,015,800             30,000                21.0%
  High Street Tower Suite 2500
  Boston, MA 02110
Jeffrey T. Chambers(2)...................      7,015,800             30,000                21.0
Albert T. Dosser.........................      5,744,499                 --                17.2
Peter R. Gregory(3)......................      5,705,256                 --                17.0
William T. Baxter........................      4,726,295                 --                14.1
Scot E. Land(4)..........................      1,719,444             71,666                 5.3
Entities affiliated with Encompass
  Ventures(5)............................      1,650,000             41,666                 5.0
  4040 Lake Washington Blvd. N.E.
  Suite 205
  Kirkland, WA 98033
Vulcan Ventures Incorporated.............      1,518,378                 --                 4.5
  110 110th Avenue N.E., Suite 550
  Bellevue, WA 98004
David M. Moore(6)........................      1,518,378                 --                 4.5
Brian V. Turner..........................             --            300,000                   *
William L. Larson........................             --             80,000                   *
David J. Bialer..........................             --            100,000                   *
Donald L. Whitt..........................          2,500             25,000                   *
All executive officers and directors as a
  group (9 persons)(7)...................     20,726,916            606,666                62.6

-------------------------
 *  Less than 1%

(1) Includes 5,722,076 shares held by TA/Advent VIII L.P., 1,073,990 shares held by Advent Atlantic and Pacific III, L.P., 114,497 shares held by TA Investors L.L.C. and 105,237 shares held by TA Executives Fund L.L.C., all of which are funds managed by TA Associates.

(2) Includes 5,722,076 shares held by TA/Advent VIII L.P., 1,073,990 shares held by Advent Atlantic and Pacific III, L.P., 114,497 shares held by TA Investors L.L.C. and 105,237 shares held by TA Executives Fund L.L.C., all of which are funds managed by TA Associates. Mr. Chambers is a managing director of TA Associates. Mr. Chambers directly or indirectly shares voting and investment power with respect to such shares but disclaims beneficial ownership.

(3) Mr. Gregory left the Company in November 1999.

(4) Includes 1,372,222 shares held by Encompass Group US Information Technology Partners 1 LP, and 277,778 shares held by TCI Club, both of which are funds managed by Encompass Ventures. Also includes an option to purchase 41,666 shares held by Encompass Europe, Inc., in which Encompass Ventures holds a minority interest. Mr. Land is a managing director of Encompass Ventures and is a director of Encompass Europe. Mr. Land directly or indirectly shares voting and investment power with respect to such shares but disclaims beneficial ownership.

(5) Includes 1,372,222 shares held by Encompass Group US Information Technology Partners 1 LP, and 277,778 shares held by TCI Club, both of which are funds managed by Encompass Ventures. Also includes an option to purchase 41,666 shares held by Encompass Europe, Inc., in which Encompass Ventures holds a minority interest. Encompass Ventures disclaims beneficial ownership of Encompass Europe's shares.

(6) Includes 1,518,378 shares held by Vulcan Ventures Incorporated. Mr. Moore is a Senior Analyst at Vulcan Northwest Inc., which is affiliated with Vulcan Ventures Incorporated. Mr. Moore disclaims beneficial ownership of such shares.

(7) See footnotes 2, 4 and 6 above.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     As of the date of this prospectus, we are authorized to issue up to 150,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value. The following summary of certain provisions of our common stock and preferred stock is not complete and may not contain all the information you should consider before investing in the common stock. This description is subject to and qualified in its entirety by provisions of our amended and restated articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus is a part, and by provisions of applicable Washington law.

COMMON STOCK

     As of June 30, 2000, there were 33,481,045 shares of common stock outstanding that were held of record by 209 shareholders. As of June 30, 2000, there were outstanding options to purchase a total of 4,347,799 shares of common stock.

     The holders of common stock are entitled to one vote per share on all matters to be voted on by the shareholders. Subject to preferences that may be granted to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably only those dividends our board of directors declares out of funds legally available for the payment of dividends as well as any other distributions to the shareholders.

     If we are liquidated, dissolved or wound-up, the holders of common stock are entitled to share pro rata all of our assets remaining after payment of our liabilities and liquidation preferences of any then-outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued in this offering will be fully paid and non-assessable.

ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION, BYLAWS AND WASHINGTON LAW

     Our board of directors, without shareholder approval, has the authority under our amended and restated articles of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change in control of us or make removal of our management more difficult. In addition, our board of directors is divided into three classes. The directors in each class serve for three-year terms, one class being elected each year by our shareholders, and directors can only be removed for cause. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of our company because it generally makes it more difficult for shareholders to replace a majority of the directors.

     Chapter 19 of the Washington Business Corporation Act generally prohibits a "target corporation" from engaging in certain significant business transactions with an "acquiring person," which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after the acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition. Prohibited significant business transactions include, among other things:

     - a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

     - termination of 5% or more of the employees of the target corporation as a result of the acquiring person's acquisition of 10% or more of the shares; or

     - allowing the acquiring person to receive any disproportionate benefits as a shareholder.

     After the five-year period, a "significant business transaction" may occur as long as it complies with certain "fair price" provisions of the statute. A corporation may not "opt out" of this statute. This provision may have the effect of delaying, deterring or preventing a change in control of our company.

     In addition, our bylaws provide that shareholders may not raise new matters or nominate directors at a meeting of shareholders unless advance notice requirements are satisfied, which could have the effect of delaying or deterring a change in control of us.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, L.L.C. The transfer agent's address is 520 Pike Street, Suite 1220, Seattle, Washington 98101, and its telephone number is (206) 292-3795.

NATIONAL MARKET LISTING

     Our common stock is listed on The Nasdaq Stock Market's National Market under the symbol "BSQR."

                        SHARES ELIGIBLE FOR FUTURE SALE

     As of June 30, 2000, we had 33,481,045 shares of common stock outstanding. Of these shares, the 635,486 shares being offered hereunder and the 4,000,000 shares sold in our initial public offering will be freely tradable in the public market without restriction under the Securities Act, unless such shares are held by our "affiliates," as that term is defined in Rule 144 under the Securities, Act. In addition, registration statements on Form S-8 under the Securities Act registering shares of common stock issued or reserved for future issuance under our stock option plans and our employee stock purchase plan have been filed with the Securities and Exchange Commission. Shares of common stock covered by the Form S-8s generally may be resold in the public market without restriction, except in the case of our affiliates who generally may only resell such shares in accordance with the provisions of Rule 144 of the Securities Act. The remaining shares of outstanding common stock are restricted shares and may only be sold in accordance with the provisions of Rule 144.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     Any distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom the purchase confirmation is received that (1) the purchaser is entitled under applicable provincial securities laws to purchase common stock without the benefit of a prospectus qualified under the securities laws, (2) where required by law, that the purchaser is purchasing as principal and not as agent, and (3) the purchaser has reviewed the text under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer and these persons. All or a substantial portion of the assets of the issuer and these persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or these persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or these persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser in this offering. This report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/ 17, a copy of which may be obtained from us. Only one report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult with their own legal and tax advisors with respect to the tax consequences of an investment in our common stock in their particular circumstances and with respect to the eligibility of our common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Summit Law Group, PLLC, Seattle, Washington.

     As of the date of this prospectus, Summit Law Group beneficially owns 34,722 shares of our common stock.

                                    EXPERTS

     Our audited consolidated financial statements and schedule of BSQUARE Corporation and subsidiaries included in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are included herein as indicated in their reports with respect thereto, in reliance upon the authority of said firm as experts giving said reports.

     Ernst & Young LLP, independent auditors, have audited the Mainbrace Corporation financial statements at December 31, 1999, and for the year then ended, as set forth in their report. We have included the Mainbrace Corporation financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE TO FIND ADDITIONAL DOCUMENTS

     We have filed with the SEC a registration statement on Form S-1. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any of our contracts or other documents, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. We are required to file annual, quarterly and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as us and Microsoft, that file electronically with the SEC.

     We intend to furnish each holder of our common stock annual reports containing audited financial statements and a report thereon by independent certified accountants. We will also furnish to each holder of our common stock such other reports as may be required by law.

                         INDEX TO FINANCIAL INFORMATION

BSQUARE CORPORATION
Report of Independent Public Accountants....................   F-2
Consolidated Balance Sheets.................................   F-3
Consolidated Statements of Operations and Comprehensive
  Income....................................................   F-4
Consolidated Statements of Shareholders' Equity (Deficit)...   F-5
Consolidated Statements of Cash Flows.......................   F-6
Notes to Consolidated Financial Statements..................   F-7
MAINBRACE CORPORATION
December 31, 1999:
     Report of Independent Auditors.........................  F-25
     Balance Sheet..........................................  F-26
     Statement of Operations................................  F-27
     Statement of Shareholders' Equity......................  F-28
     Statement of Cash Flows................................  F-29
     Notes to Financial Statements..........................  F-30
March 31, 2000:
     Balance Sheet..........................................  F-37
     Statement of Operations................................  F-38
     Statement of Cash Flows................................  F-39
     Notes to Unaudited Condensed Financial Statements......  F-40
PRO FORMA FINANCIAL INFORMATION.............................  F-41
Condensed Consolidated Balance Sheet as of March 31, 2000...  F-42
Condensed Consolidated Statements of Operations for the
  three months ended March 31, 2000.........................  F-43
Condensed Consolidated Statements of Operations for the year ended December 31, 1999...................................  F-44
Notes to Unaudited Pro Forma Condensed Consolidated
  Financial Statements......................................  F-45

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To BSQUARE Corporation:

     We have audited the accompanying consolidated balance sheets of BSQUARE Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income and comprehensive income, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BSQUARE Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Seattle, Washington,
September 7, 2000

                              BSQUARE CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                              DECEMBER 31,
                                                           ------------------     JUNE 30,
                                                            1998       1999         2000
                                                           -------    -------    -----------
                                                                                 (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..............................  $ 5,474    $55,604     $ 56,608
  Short-term investments.................................    1,582     27,368       23,165
  Accounts receivable, net of allowance for doubtful
     accounts of $67 in 1998, $142 in 1999 and $422 in
     2000................................................    5,612      4,302        6,270
  Income taxes receivable................................       --        274          831
  Prepaid expenses and other current assets..............      213        609          241
  Deferred income tax asset..............................      237      1,035          197
                                                           -------    -------     --------
     Total current assets................................   13,118     89,192       87,312
Furniture, equipment and leasehold improvements, net.....    3,151      7,238        5,638
Deposits and other assets................................      179        212       20,792
                                                           -------    -------     --------
     Total assets........................................  $16,448    $96,642     $113,742
                                                           =======    =======     ========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of long-term obligations...............  $   169    $    --     $     --
  Accounts payable.......................................      688        654          380
  Accrued compensation...................................    1,371      2,352        4,262
  Accrued expenses.......................................      184      3,381        3,576
  Deferred revenue.......................................      179      1,130        6,046
                                                           -------    -------     --------
     Total current liabilities...........................    2,591      7,517       14,264
Long-term obligations, net of current portion............      289         --           --
Deferred income tax payable, net of current portion......      116         --           --
                                                           -------    -------     --------
     Total liabilities...................................    2,996      7,517       14,264
                                                           -------    -------     --------
Commitments and contingencies (Note 7)
Mandatorily redeemable convertible Series A preferred
  Stock, no par value: Authorized 10,000,000 shares,
  issued and outstanding, 8,333,333 shares in 1998 and no
  shares in 1999 and 2000, preference in liquidation of
  $15,000,000............................................   14,417         --           --
Shareholders' equity (deficit):
  Blue Water Systems, Inc. Series A Preferred stock, no
     par value: authorized 500,000 shares, issued and
     outstanding no shares outstanding in 1998, 46,246
     shares outstanding in 1999, and no shares
     outstanding in 2000.................................       --        250           --
  Common stock, no par value: Authorized 50,000,000
     shares, issued and outstanding, 18,376,750 shares in
     1998, 32,509,978 in 1999 and 33,481,045 in 2000.....    2,126     90,845      102,638
  Deferred stock option compensation.....................     (401)      (868)        (550)
  Cumulative foreign currency translation adjustment.....        5        (15)         (43)
  Retained earnings (accumulated deficit)................   (2,695)    (1,087)      (2,567)
                                                           -------    -------     --------
     Total shareholders' equity (deficit)................     (965)    89,125       99,478
                                                           -------    -------     --------
     Total liabilities and shareholders' equity..........  $16,448    $96,642     $113,742
                                                           =======    =======     ========

See notes to Consolidated Financial Statements.

                              BSQUARE CORPORATION

         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                SIX MONTHS
                                                 YEAR ENDED DECEMBER 31,      ENDED JUNE 30,
                                               ---------------------------   -----------------
                                                1997      1998      1999      1999      2000
                                               -------   -------   -------   -------   -------
                                                                                (UNAUDITED)
Revenue:
  Service....................................  $14,451   $23,695   $38,823   $18,087   $26,479
  Product....................................    1,463     2,242     2,583     1,174     2,513
                                               -------   -------   -------   -------   -------
     Total revenue...........................   15,914    25,937    41,406    19,261    28,992
                                               -------   -------   -------   -------   -------
Cost of revenue:
  Service....................................    5,566    11,037    18,980     8,740    13,104
  Product....................................      249       326       529       139       666
                                               -------   -------   -------   -------   -------
     Total cost of revenue...................    5,815    11,363    19,509     8,879    13,770
                                               -------   -------   -------   -------   -------
     Gross profit............................   10,099    14,574    21,897    10,382    15,222
                                               -------   -------   -------   -------   -------
Operating expenses:
  Research and development...................    2,086     4,438     7,506     3,301     4,245
  Selling, general and administrative........    3,117     6,825    11,935     5,337     7,874
  Acquired in-process research and
     development.............................       --        --        --        --     4,100
  Amortization of intangible assets..........       --        --        --        --       350
  Amortization of deferred stock option
     compensation............................       81       171       583       294       318
                                               -------   -------   -------   -------   -------
     Total operating expenses................    5,284    11,434    20,024     8,932    16,887
                                               -------   -------   -------   -------   -------
     Income (loss) from operations...........    4,815     3,140     1,873     1,450    (1,665)
                                               -------   -------   -------   -------   -------
Other income (expense), net:
  Interest income (expense), net.............       (8)      326       926       133     1,834
  Acquisition related expense................       --        --        --        --      (620)
                                               -------   -------   -------   -------   -------
     Total other income (expense)............       (8)      326       926       133     1,214
                                               -------   -------   -------   -------   -------
Income (loss) before income taxes............    4,807     3,466     2,799     1,583      (451)
Provision for income taxes...................      804     1,166     1,104       712     1,029
                                               -------   -------   -------   -------   -------
     Net income (loss).......................    4,003     2,300     1,695       871    (1,480)
Foreign currency translation adjustment......       --         5       (20)      (56)      (28)
                                               -------   -------   -------   -------   -------
Comprehensive net income (loss)..............  $ 4,003   $ 2,305   $ 1,675   $   815   $(1,508)
                                               =======   =======   =======   =======   =======
Basic earnings (loss) per share..............  $  0.18   $  0.12   $  0.08   $  0.04   $ (0.05)
                                               =======   =======   =======   =======   =======
Weighted average shares outstanding used to
  compute basic earnings (loss) per share....   21,661    18,633    21,430    18,467    32,821
                                               =======   =======   =======   =======   =======
Diluted earnings (loss) per share............  $  0.18   $  0.08   $  0.06   $  0.03   $ (0.05)
                                               =======   =======   =======   =======   =======
Weighted average shares outstanding to
  compute diluted earnings (loss) per
  share......................................   22,042    27,736    30,800    28,945    32,821
                                               =======   =======   =======   =======   =======

See notes to Consolidated Financial Statements.

                              BSQUARE CORPORATION

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                       CUMULATIVE
                                                                                         FOREIGN       RETAINED         TOTAL
                             PREFERRED STOCK        COMMON STOCK          DEFERRED      CURRENCY       EARNINGS     SHAREHOLDERS'
                             ----------------   ---------------------   STOCK OPTION   TRANSLATION   (ACCUMULATED      EQUITY
                             SHARES    AMOUNT     SHARES      AMOUNT    COMPENSATION   ADJUSTMENT      DEFICIT)       (DEFICIT)
                             -------   ------   ----------   --------   ------------   -----------   ------------   -------------
Balance, December 31,
 1996......................       --   $  --    22,321,145   $     19     $    --         $ --         $ 1,041         $ 1,060
 Issuance of common stock
   for Services rendered...       --      --       500,000         25          --           --              --              25
 Repurchase of common
   stock...................       --      --    (1,231,000)       (46)         --           --              --             (46)
 Shareholder note payable
   on S to C corporation
   conversion..............       --      --            --         --          --           --          (2,000)         (2,000)
 Shareholder draws.........       --      --            --         --          --           --            (460)           (460)
 Net income from January 1,
   1997 to October 15,
   1997....................       --      --            --         --          --           --           3,670           3,670
 Conversion from S
   corporation to C
   corporation.............       --      --            --      2,118          --           --          (2,118)             --
 Issuance of compensatory
   stock options...........       --      --            --        653        (653)          --              --              --
 Compensation attributable
   to stock option
   vesting.................       --      --            --         --          81           --              --              81
 Net income from October
   16, 1997 to December 31,
   1997....................       --      --            --         --          --           --             333             333
                             -------   -----    ----------   --------     -------         ----         -------         -------
Balance, December 31,
 1997......................                     21,590,145      2,769        (572)          --             466           2,663
 Repurchase of common
   stock...................                     (3,333,333)      (649)         --           --          (5,351)         (6,000)
 Exercise of stock
   options.................                        119,938          6          --           --              --               6
 Compensation attributable
   to stock option
   vesting.................       --      --            --         --         171           --              --             171
 Foreign currency
   translation
   adjustment..............       --      --            --         --          --            5              --               5
 Accretion on mandatorily
   redeemable convertible
   preferred stock.........       --      --            --         --          --           --            (110)           (110)
 Net income................       --      --            --         --          --           --           2,300           2,300
                             -------   -----    ----------   --------     -------         ----         -------         -------
Balance, December 31,
 1998......................       --      --    18,376,750      2,126        (401)           5          (2,695)           (965)
 Exercise of stock
   options.................       --      --       281,517         77          --           --              --              77
 Issuance of compensatory
   stock options...........       --      --            --      1,050      (1,050)          --              --              --
 Compensation attributable
   to stock option
   vesting.................       --      --            --         --         583           --              --             583
 Foreign currency
   translation
   adjustment..............       --      --            --         --          --          (20)             --             (20)
 Accretion on mandatorily
   redeemable convertible
   Preferred stock.........       --      --            --         --          --           --             (87)            (87)
 Issuance of BlueWater
   Systems Series A
   Preferred Stock.........   46,246     250            --         --          --           --              --             250
 Issuance of common stock
   (net of offering costs
   of $13).................       --      --     1,518,378     18,689          --           --              --          18,689
 Issuance of common stock
   in connection with the
   initial public offering
   (net of offering costs
   of $5,601)..............       --      --     4,000,000     54,399          --           --              --          54,399
 Conversion of mandatorily
   redeemable convertible
   preferred stock into
   shares of common
   stock...................       --      --     8,333,333     14,504          --           --              --          14,504
 Net income................       --      --            --         --          --           --           1,695           1,695
                             -------   -----    ----------   --------     -------         ----         -------         -------
Balance, December 31,
 1999......................   46,246     250    32,509,978     90,845        (868)         (15)         (1,087)         89,125
 Exercise of stock options,
   warrants and employee
   stock purchase plan.....       --      --       297,487      1,893          --           --              --           1,893
 Compensation attributable
   to stock option
   vesting.................       --      --            --         --         318           --              --             318
 Foreign currency
   translation
   adjustment..............       --      --            --         --          --          (28)             --             (28)
 Conversion of preferred
   stock into common
   stock...................  (46,246)   (250)       46,246        250          --           --              --              --
 Issuance of common stock
   upon acquisition of
   Mainbrace Corporation...       --      --       627,334      9,650          --           --              --           9,650
 Net loss..................       --      --            --         --          --           --          (1,480)         (1,480)
                             -------   -----    ----------   --------     -------         ----         -------         -------
Balance, June 30, 2000
 (unaudited)...............       --   $  --    33,481,045   $102,638     $  (550)        $(43)        $(2,567)        $99,478
                             =======   =====    ==========   ========     =======         ====         =======         =======

See notes to Consolidated Financial Statements.

                              BSQUARE CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                 SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,            JUNE 30,
                                                ----------------------------   ---------------------
                                                 1997      1998       1999        1999        2000
                                                -------   -------   --------   -----------   -------
                                                                                    (UNAUDITED)
Cash flows from operating activities:
Net income (loss).............................  $ 4,003   $ 2,300   $  1,695     $   871     $(1,480)
Adjustments to reconcile net income to net
  cash provided by (used in) operating
  activities:
     Depreciation and amortization............      327       995      2,264       1,094       1,488
     In-process research and development......       --        --         --          --       4,100
     Deferred income taxes....................      262      (397)      (925)       (581)        839
     Stock and stock option compensation......      106       171        583         294         318
     Amortization of deferred financing
       costs..................................       --        14         13          --          --
Changes in operating assets and liabilities,
  net of effects of acquisition:
     Accounts receivable......................   (2,175)   (2,795)     1,309         922      (1,682)
     Prepaid expenses and other current
       assets.................................      (93)     (116)      (123)        (54)        108
     Deposits and other assets................      (24)     (117)       (19)       (315)         40
     Accounts payable and accrued expenses....    1,279     1,050      4,387         670       3,053
     Income taxes.............................      493      (389)      (144)        183        (562)
     Deferred revenue.........................      389      (587)       952         482       4,855
                                                -------   -------   --------     -------     -------
     Net cash provided by operating
       activities.............................    4,567       129      9,992       3,566      11,077
                                                -------   -------   --------     -------     -------
Cash flows from investing activities:
  Purchases of furniture equipment and
     leasehold improvements...................   (1,487)   (2,149)    (7,035)     (1,070)       (597)
  Maturity (purchase) of short-term
     investments, net.........................       --    (1,582)   (25,785)      1,582       4,203
  Purchase of Mainbrace Corporation, net of
     cash acquired............................       --        --         --          --     (14,294)
  Purchase of an investment...................       --        --         --          --      (1,250)
                                                -------   -------   --------     -------     -------
     Net cash provided by (used in) investing
       activities.............................   (1,487)   (3,731)   (32,820)        512     (11,938)
                                                -------   -------   --------     -------     -------
Cash flows from financing activities:
  Repayment of shareholder notes payable......     (256)   (1,743)        --          --          --
  Payments on long-term obligations...........       --       (26)      (453)        (82)         (6)
  Repurchase of common stock..................      (46)   (6,000)        --          --          --
  Deferred financing costs....................      (13)       (2)       (25)        (25)         --
  Proceeds from exercise of stock options,
     warrants and employee stock purchase
     plan.....................................       --         5         77           6       1,893
  Shareholders' draws.........................     (460)       --         --          --          --
  Net proceeds from issuance of mandatorily
     redeemable Series A Preferred Stock......       --    14,307         --          --          --
  Net proceeds from issuance of BlueWater
     Systems Series A Preferred Stock.........       --        --        250         250          --
  Net proceeds from sale of common stock......                        18,689          --          --
  Proceeds from sale of initial public
     offering.................................       --        --     54,399          --          --
                                                -------   -------   --------     -------     -------
     Net cash provided by (used in) financing
       activities.............................     (775)    6,541     72,937         149       1,887
                                                -------   -------   --------     -------     -------
Effect of exchange rate changes on cash.......       --         7         21         (46)        (22)
                                                -------   -------   --------     -------     -------
     Net increase in cash and cash
       equivalents............................    2,305     2,946     50,130       4,181       1,004
Cash and cash equivalents, beginning of
  period......................................      223     2,528      5,474       5,474      55,604
                                                -------   -------   --------     -------     -------
Cash and cash equivalents, end of period......  $ 2,528   $ 5,474   $ 55,604     $ 9,655     $56,608
                                                =======   =======   ========     =======     =======

See notes to Consolidated Financial Statements.

                              BSQUARE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     BSQUARE Corporation, a Washington corporation, and its subsidiaries (collectively the Company) provides a variety of software products and services that facilitate the integration of the Microsoft Windows-based operating systems into a wide variety of intelligent computing devices. The Company works with semiconductor vendors and original equipment manufacturers to provide software products and engineering services for the development of intelligent computing devices.

     The Company helps enable the rapid and low-cost deployment of intelligent computing devices by providing a variety of software products and services for the development, integration and deployment of Windows-based operating systems with industry-specific applications. The Company also develops software applications that are licensed to end users to provide intelligent computing devices with additional functionality. The Company markets and supports its products and provides services on a worldwide basis through a direct sales force augmented by distributors.

CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES

     The Company operates in the software industry, and accordingly, can be affected by a variety of factors. For example, management of the Company believes that any of the following factors could have a significant negative effect on the Company's future financial position, results of operations and cash flows: unanticipated fluctuations in quarterly operating results; failure of the market for Windows CE operating system to develop fully; failure of the market for intelligent computing devices to develop fully; adverse changes in the Company's relationship with Microsoft; failure to secure contracts with market-leading original equipment manufacturers; intense competition; failure to attract and retain key personnel; failure to protect intellectual property; risks associated with international operations; inability to manage growth; and litigation or other claims against the Company.

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Significant intercompany accounts and transactions have been eliminated. Accounts denominated in foreign currencies have been re-measured into the functional currency, using the U.S. dollar as the functional currency.

     The consolidated financial statements as of June 30, 2000 have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission and include the accounts of the Company. Certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to such rules and regulations. In the opinion of the Company, the unaudited financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's financial position at June 30, 2000, its operating results and cash flows for the six-months ended June 30, 2000 and 1999.

     On January 5, 2000, the Company acquired BlueWater Systems, Inc. in a transaction accounted for as a pooling of interests. The consolidated financial statements and notes thereto have been restated for all periods presented to include the accounts and operations of BlueWater Systems, Inc. as if it had always been a part of BSQUARE.

                              BSQUARE CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

EARNINGS PER SHARE

     In accordance with Statement of Financial Accounting Standards (SFAS) No. 128, "Computation of Earnings Per Share," basic earnings per share is computed by dividing net income available to common shareholders (net income less accretion of mandatorily redeemable convertible preferred stock) by the weighted average number of shares of common stock outstanding during the period. Dilutive earnings per share is computed by dividing net income by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the shares of common stock issuable upon the conversion of the mandatorily redeemable convertible preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options and warrants (using the treasury stock method); common equivalent shares are excluded from the calculation if their effect is antidilutive. The Company has not had any issuances or grants for nominal consideration as defined under Staff Accounting Bulletin 98.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include demand deposits, money market accounts and all highly liquid debt instruments with an original maturity date of three months or less.

SHORT-TERM INVESTMENTS

     The Company's short-term investments consist primarily of investment-grade marketable securities, which are classified as held to maturity and recorded at amortized cost. Due to the short-term nature of these investments, changes in market interest rates would not have a significant impact on the fair value of these securities that are carried at amortized cost, which approximates fair value.

     At December 31, 1998 and 1999, and as of June 30, 2000, all short-term investments had a contractual maturity of two years or less.

FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

     The Company has the following financial instruments: cash and cash equivalents, short-term investments, accounts receivable, accounts payable, accrued liabilities, bank lines of credit and standby letters of credit. The carrying value of cash and cash equivalents, short-term investments, accounts receivable, accounts payable, and accrued liabilities approximate fair value based on the liquidity of these financial instruments or based on their short term nature. The carrying value of bank lines of credit, and standby letters of credit approximates fair value based on the market interest rates available to the Company for debt of similar risk and maturities.

     The Company performs initial and ongoing evaluations of its customers' financial position, and generally extends credit on open account, requiring collateral as deemed necessary. The Company maintains allowances for potential credit losses.

                              BSQUARE CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Furniture, equipment and leasehold improvements are stated at cost less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives, as follows: office furniture and equipment -- four years; computer equipment -- three years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life. Maintenance and repairs are expensed as incurred. When properties are retired or otherwise disposed, gains or losses are reflected in the income statement. When facts and circumstances indicate that the cost of long-lived assets may be impaired, an evaluation of recoverability is performed by comparing the carrying value of the asset to projected future cash flows. Upon indication that the carrying value of such assets may not be recoverable, the Company would recognize an impairment loss by a charge against current operations.

SOFTWARE DEVELOPMENT COSTS

     Under the criteria set forth in Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," capitalization of software development costs begins upon the establishment of technological feasibility of the product, which the Company has defined as the completion of beta testing of a working product. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenue, estimated economic life and changes in software and hardware technology. Amounts that could have been capitalized under this statement after consideration of the above factors were immaterial and, therefore, no software development costs have been capitalized by the Company to date.

RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred.

INCOME TAXES

     The Company computes income taxes using the asset and liability method, under which deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. Deferred tax assets and liabilities are measured using currently enacted tax rates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

FOREIGN CURRENCY TRANSLATION

     The functional currency of foreign subsidiaries is the local currency. Accordingly, assets and liabilities are translated into U.S. Dollars at exchange rates in effect at the balance sheet date and income and expense accounts at the average exchange rates during the year. Resulting translation adjustments are recorded as a separate component of shareholders' equity. The net gains and losses resulting from foreign currency transactions are recorded in the consolidated statements of income in the period incurred and were not significant for any of the periods presented.

                              BSQUARE CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

REVENUE RECOGNITION

     The Company's revenue recognition policy is in compliance with the provisions of the American Institute of Certified Public Accountants' Statement of Position 97-2, "Software Revenue Recognition." Service revenue is derived from software porting and development contracts. Product revenue consists of licensing fees from software application products and operating system and software development tool products. The Company's customers consist of software companies, original equipment manufacturers, distributors and end users.

     The Company's revenue is recognized as follows:

     Time and Material Consulting Contracts. The Company recognizes revenue as services are rendered.

     Fixed-Price Consulting Contracts. Service revenue from fixed-price contracts is recognized on the percentage-of-completion method, measured by the cost incurred to date to the estimated total cost for the contract. This method is used as management considers expended costs to be the best available measure of contract performance. Contract costs include all direct labor, material and any other costs related to contract performance. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability may result in revisions in the estimate of total costs. Any required adjustments due to these changes are recognized in the period in which such revisions are determined.

     Product Revenue. Product revenue consists principally of fees from the licensing and sale of software products. Product licensing fees, including advanced production royalty payments, are generally recognized when a customer license agreement has been executed, the software has been shipped, remaining obligations are insignificant and collection of the resulting account receivable is probable. The Company recognizes license royalty income as it is reported by the reseller when it ships its product to distributors.

     Deferred revenue consists of deposits received from customers and unamortized service contract revenue.

                              BSQUARE CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform to the current year presentation.

2. CASH AND SHORT-TERM INVESTMENTS

     The Company's cash, cash equivalent and short-term balances consist of the following:

                                                             DECEMBER 31,
                                                           -----------------     JUNE 30,
                                                            1998      1999         2000
                                                           ------    -------    -----------
                                                                                (UNAUDITED)
Cash and equivalents:
  Cash...................................................  $  370    $   665      $20,536
  Money market funds.....................................   5,104      8,056           82
  Municipal certificates.................................      --     46,883       35,990
                                                           ------    -------      -------
                                                           $5,474    $55,604      $56,608
                                                           ======    =======      =======
Short-term investments:
  Commercial paper.......................................  $1,582    $ 3,064      $    --
  Corporate notes and bonds..............................      --     12,580        2,240
  Municipal securities...................................      --     11,724       20,925
                                                           ------    -------      -------
                                                           $1,582    $27,368      $23,165
                                                           ======    =======      =======

3. FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Major classifications of furniture, equipment and leasehold improvements consist of the following:

                                                                DECEMBER 31,
                                                              -----------------    JUNE 30,
                                                               1998      1999        2000
                                                              -------   -------   -----------
                                                                                  (UNAUDITED)
Computer equipment and system software......................  $ 2,603   $ 3,707     $ 3,969
Office furniture and equipment..............................      697     1,282       1,445
Leasehold improvements......................................    1,040     4,443       3,337
Construction in progress....................................      119        --          --
                                                              -------   -------     -------
                                                                4,459     9,432       8,751
Less: accumulated depreciation and amortization.............   (1,308)   (2,194)     (3,113)
                                                              -------   -------     -------
                                                              $ 3,151   $ 7,238     $ 5,638
                                                              =======   =======     =======

4. INCOME TAXES

     The Company was a Subchapter S Corporation for income tax purposes from inception to October 15, 1997. Effective October 16, 1997, the Company converted to a C Corporation and was thereafter responsible for U.S. federal income taxes. A net deferred tax liability of $445, primarily related to the required conversion for income tax purposes from the cash basis method to the accrual basis method of accounting, was recorded at the conversion date to reflect the Company's net taxable temporary differences.

                              BSQUARE CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     In addition, in accordance with Staff Accounting Bulletin Topic 4.B., the Company has reclassified accumulated earnings generated prior to the date of conversion to C corporation status from retained earnings to common stock and additional paid in capital.

     The provision for income taxes consisted of the following:

                                                    YEAR ENDED           SIX MONTHS ENDED
                                                   DECEMBER 31,              JUNE 30,
                                             ------------------------    ----------------
                                             1997     1998      1999      1999      2000
                                             ----    ------    ------    ------    ------
                                                                           (UNAUDITED)
Current:
  U.S. Current.............................  $542    $1,536    $2,001    $1,206    $  883
  International............................    --        27        28        87        26
  U.S. Deferred............................   262      (397)     (925)     (581)      120
                                             ----    ------    ------    ------    ------
     Total tax provision...................  $804    $1,166    $1,104    $  712    $1,029
                                             ====    ======    ======    ======    ======

     The components of net deferred tax assets (liabilities) consisted of the following:

                                                               DECEMBER 31,
                                                              --------------    JUNE 30,
                                                              1998     1999       2000
                                                              -----   ------   -----------
                                                                               (UNAUDITED)
Deferred income tax asset:
  Depreciation..............................................  $  41   $   88      $  78
  Accrued compensation and benefits.........................    206      472        207
  Deferred revenue..........................................     57      213        234
  Cash to accrual basis conversion..........................   (111)    (111)      (111)
  Acquired intangible assets................................     --       --       (736)
  Other, net................................................     44      373        525
                                                              -----   ------      -----
                                                              $ 237   $1,035      $ 197
                                                              =====   ======      =====
Deferred income taxes payable:
  Cash to accrual basis conversion..........................  $(111)  $   --      $  --
  Other, net................................................     (5)      --         --
                                                              -----   ------      -----
                                                              $(116)  $   --      $  --
                                                              =====   ======      =====

                              BSQUARE CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pre-tax income, as a result of the following:

                                                                              SIX MONTHS
                                                        YEAR ENDED              ENDED
                                                       DECEMBER 31,            JUNE 30,
                                                   ---------------------    --------------
                                                   1997     1998    1999    1999     2000
                                                   -----    ----    ----    ----    ------
                                                                             (UNAUDITED)
Taxes at the U.S. statutory rate.................   34.0%   34.0%   34.0%   34.0%     34.0%
Increase (decreases) in income taxes resulting
  from:
  Conversion from an S Corporation to C
     Corporation.................................    9.8      --      --      --        --
  Shareholder responsibility for taxes associated
     with S Corporation status...................  (27.4)     --      --      --        --
  Research and development tax credit............   (0.8)   (6.2)   (7.2)   (8.4)     68.0
  International operations.......................     --     4.5    14.3    14.7     (53.2)
  Tax exempt interest............................     --      --    (5.5)     --     104.0
  Acquisition expenses...........................     --      --      --      --     (24.9)
  Acquired in-process research and development
     expense.....................................     --      --      --      --    (318.9)
  Amortization of intangible assets..............     --      --      --      --     (18.0)
  Other, net.....................................    1.1     1.3     3.8      --     (19.7)
                                                   -----    ----    ----    ----    ------
                                                    16.7%   33.6%   39.4%   40.3%   (228.7)%
                                                   =====    ====    ====    ====    ======

5. SHAREHOLDER NOTES PAYABLE

     The Company was a Subchapter S Corporation for income tax purposes from inception to October 15, 1997. Effective October 16, 1997, the Company converted to a C Corporation. In connection with the conversion, the Company issued notes payable totaling $2.0 million to the shareholders. Interest accrued at the applicable federal long-term rate under Section 1274 of the Internal Revenue Code of 1986, as amended. Although the notes were not due until December 2002, or earlier if certain conditions were met, the Company paid in full these notes and related accrued interest on January 30, 1998.

6. BANK LINE OF CREDIT AND NOTES PAYABLE

     At December 31, 1999, the Company had available a $5.0 million secured domestic revolving line of credit, $1.5 million term loan for the purchase of equipment and a $4.0 term loan for leasehold improvements. Interest accrues at the bank's prime rate for the revolving line of credit, the bank's prime rate plus 0.25% for the equipment term loan and the bank's prime rate plus 0.5% for the leasehold term loan. The facility fee is $25. Restrictive terms of the lines require, among other requirements, that the Company maintain a minimum quick ratio, tangible net worth and debt service ratio, and limits the Company's ability to pay dividends without the lender's consent. The line of credit is secured by substantially all of the assets of the Company. As of December 31, 1999 the Company had $464 in standby letters of credit issued and outstanding under the domestic revolving line of credit.

                              BSQUARE CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7. COMMITMENTS AND CONTINGENCIES

     The Company leases its office space under non-cancelable operating leases that expire at various dates through 2009. During the years ending December 31, 1997, 1998, 1999, and for the six months ended June 30, 1999 and 2000, rental expense was $420, $980, $3,347, $1,527 (unaudited) and $2,155 (unaudited), respectively. Minimum rental commitments under non-cancelable operating leases at June 30, 2000 are as follows:

2000 (six months)......................................  $ 1,618
2001...................................................    3,000
2002...................................................    2,948
2003...................................................    3,044
2004...................................................    3,090
Thereafter.............................................   15,571
                                                         -------
                                                         $29,271
                                                         =======

     In January 1999, the Company signed a ten-year lease for a new corporate headquarters in Bellevue, Washington, which commenced in October 1999. The Company has the option to extend the lease for four additional periods of five years each. The Company must provide a $667 letter of credit as security for the lease. If certain working capital requirements are not met on the commencement date, the Company must provide an additional $333 letter of credit. The letter of credit may be reduced annually by specified amounts in the lease agreement upon the Company's achieving certain economic goals.

8. MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

     The Company has authorized 10,000,000 shares of convertible preferred stock. The Board of Directors has the authority to establish and define, in one or more series, the price, rights, preferences and dividends of authorized but unissued shares of preferred stock.

     On January 30, 1998, the Company issued 8,333,333 shares of Series A Convertible Preferred Stock (Preferred Stock) at $1.80 per share. Total proceeds, net of offering costs, approximated $14.3 million. Concurrent with this transaction, the Company repurchased 3,333,333 shares of the Company's common stock from its founders for $6.0 million.

     The rights and preferences of the Preferred Stock are as follows:

     - In the event of any liquidation, dissolution or winding up of the Company, the holders of the Preferred Stock would be entitled to receive the greater of: (i) an amount in cash equal to $1.80 per share (adjusted for stock splits, stock dividends and the like) or (ii), cash in an amount equal to the portion of the assets of the Company remaining for distribution to shareholders which such shareholder would have received if each share of Series A Preferred Stock held had been converted into the number of shares of common stock issuable upon the conversion of a share of Series A Preferred Stock immediately prior to any liquidation, dissolution or winding up of the Company.

     - The Preferred Stock is voluntarily convertible at any time at the option of the holder into shares of the Company's common stock at a one-for-one conversion. The Preferred Stock is

                              BSQUARE CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

       automatically convertible upon closing of a Qualified Public Offering, as defined in the agreement.

     - Any time following the fifth anniversary of the closing, holders of the Preferred Stock have the right to cause the Company to redeem up to 50% of the Preferred Stock at the original purchase price. Any time following the sixth anniversary of the closing, the holders shall have the right to cause the Company to redeem up to 100% of the Preferred Stock at the original purchase price.

     - The Preferred Stock converts at a one-for-one conversion rate, and is adjusted in certain circumstances to prevent dilution of the preferred shareholder's ownership interest.

     - The holders of Preferred Stock have the same voting rights and voting powers as common shareholders.

     The Preferred shares were converted into shares of the Company's common stock in conjunction with the Company's initial public offering on October 20, 1999.

9. SHAREHOLDERS' EQUITY

INITIAL PUBLIC OFFERING

     On October 20, 1999, the Company issued 4,000,000 shares of its common stock at an initial public offering price of $15.00 per share. Also sold in this offering were 600,000 shares held by selling shareholders upon exercise of the underwriters' overallotment option. The net proceeds to the Company from the offering, net of offering costs of approximately $5.6 million, were approximately $54.4 million. Concurrent with the initial public offering, each outstanding share of the Company's mandatorily redeemable preferred stock was automatically converted into common stock.

STOCK PURCHASE AGREEMENT

     On August 18, 1999, the Company entered into a stock purchase agreement to sell 1,518,378 shares of common stock to Vulcan Ventures for approximately $18.7 million.

COMMON STOCK RESERVED FOR FUTURE ISSUANCE

     At December 31, 1999, the Company had reserved the following shares of common stock for future issuance:

BSQUARE Employee Stock Purchase Plan........................  1,500,000
BSQUARE Stock Option Plan...................................  1,773,980

10. EMPLOYEE BENEFIT PLANS

STOCK OPTIONS

     In May 1997, the Company adopted the Amended and Restated Stock Option Plan (the Plan). Under the Plan, the Board of Directors may grant nonqualified stock options at a price determined by the Board, not to be less than 85% of the fair market value of the common stock. Options have a term of up to 10 years and vest over a schedule determined by the Board of Directors, generally four years. Incentive stock options granted under this program may only be granted to employees of the

                              BSQUARE CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Company, have a term of up to 10 years, and shall be granted at a price equal to the fair market value of the Company's stock.

     The Company has assumed certain options granted to employees of acquired companies, referred to as acquired options. These options were assumed by the Company outside of its stock option plans, and are administered as if issued under their original plans. All of the acquired options have been adjusted to reflect the price conversion under the terms of the agreements between the Company and the companies acquired. The acquired options generally become exercisable over a four-year period and generally expire ten years from the date of grant. No additional options will be granted under any of the acquired companies' plans.

     A summary of stock option activity follows:

                                                                             PRICE PER SHARE
                                                                     --------------------------------
                                        NUMBER OF                       WEIGHTED
                                         OPTIONS     AVAILABLE FOR      AVERAGE
                                       OUTSTANDING     ISSUANCE      EXERCISE PRICE        RANGE
                                       -----------   -------------   --------------   ---------------
Balance, December 31, 1996...........          --                            --                    --
  Authorized.........................          --      2,500,000             --                    --
  Granted............................   1,750,100     (1,750,100)        $ 0.08       $ 0.05 - $ 1.00
  Exercised..........................          --             --             --                    --
  Canceled...........................     (69,300)        69,300         $ 0.05       $ 0.05 - $ 0.05
                                        ---------     ----------         ------       ---------------
Balance, December 31, 1997...........   1,680,800        819,200         $ 0.08       $ 0.05 - $ 1.00
  Authorized.........................          --      1,125,000             --                    --
  Granted............................   1,108,150     (1,108,150)        $ 1.15       $ 1.00 - $ 1.80
  Exercised..........................    (119,938)            --         $ 0.05       $ 0.05 - $ 0.05
  Canceled...........................    (128,850)       128,850         $ 0.34       $ 0.05 - $ 1.00
                                        ---------     ----------         ------       ---------------
Balance, December 31, 1998...........   2,540,162        964,900         $ 0.54       $ 0.05 - $ 1.80
  Authorized.........................          --      2,000,000             --                    --
  Granted............................   1,345,795     (1,345,795)        $ 7.24       $ 1.44 - $45.06
  Exercised..........................    (281,517)            --         $ 0.36       $ 0.05 - $ 1.00
  Canceled...........................    (154,875)       154,875         $ 0.82       $ 0.05 - $10.00
                                        ---------     ----------         ------       ---------------
Balance, December 31, 1999...........   3,449,565      1,773,980         $ 3.15       $ 0.05 - $45.06
  Authorized.........................          --         73,961             --                    --
  Assumption of acquired company
     options.........................     194,422        (21,793)        $ 1.92       $ 0.07 - $ 3.11
  Granted............................   1,146,886     (1,146,886)        $19.20       $17.00 - $19.88
  Exercised..........................    (203,672)            --         $ 1.19       $ 0.05 - $11.64
  Canceled...........................    (239,402)       239,402         $ 8.78       $ 0.05 - $45.06
                                        ---------     ----------         ------       ---------------
Balance, June 30, 2000 (unaudited)...   4,347,799        918,664         $ 7.52       $ 0.05 - $45.06
                                        =========     ==========         ======       ===============

                              BSQUARE CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following table summarizes information concerning currently outstanding and exercisable options at June 30, 2000 (unaudited):

                                                  OUTSTANDING
                                          ----------------------------          EXERCISABLE
                                                      WEIGHTED AVERAGE   --------------------------
                                                         REMAINING                      WEIGHTED
                                          NUMBER OF     CONTRACTUAL      NUMBER OF      AVERAGE
                                           OPTIONS      LIFE (YEARS)      OPTIONS    EXERCISE PRICE
                                          ---------   ----------------   ---------   --------------
Range of exercise price:
  $ 0.05 - $10.00.......................  2,971,338         8.0          1,498,964       $ 0.91
  $12.00 - $20.00.......................  1,142,961         9.7             69,699        15.87
  $ 2.25 - $39.99.......................     80,400         9.5                 --           --
  $40.00 - $49.69.......................    153,100         9.5                 --           --
                                          ---------         ---          ---------       ------
                                          4,347,799         8.5          1,568,663       $ 1.58
                                          =========         ===          =========       ======

     Had compensation expense been recognized on stock options issued based on the fair value of the options at the date of the grant and recognized over the vesting period, the Company's net income would have been reduced to the pro forma amounts presented below:

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                               1997     1998     1999
                                                              ------   ------   -------
Net income, as reported.....................................  $4,003   $2,300   $ 1,695
Incremental pro forma compensation expense under SFAS 123...     (12)     (82)   (1,351)
                                                              ------   ------   -------
Pro forma net income........................................  $3,991   $2,218   $   344
                                                              ======   ======   =======
Pro forma basic earnings per share..........................  $ 0.18   $ 0.12   $  0.01
                                                              ======   ======   =======

     The fair value of options granted in 1997, 1998 and 1999 of $0.03, $0.25 and $4.89, respectively, has been estimated at the date of grant using the Black-Scholes method with the following weighted-average assumptions:

                                                         YEAR ENDED DECEMBER 31,
                                                      -----------------------------
                                                       1997       1998       1999
                                                      -------    -------    -------
Dividend yield......................................        0%         0%         0%
Expected life.......................................  5 years    5 years    5 years
Expected volatility.................................        0%         0%        57%
Risk-free interest rate.............................      6.0%       5.5%       6.6%

     The effects on pro forma disclosures of applying SFAS No. 123 are not likely to be representative of the effects on pro forma disclosures of future years.

1999 EMPLOYEE STOCK PURCHASE PLAN

     On July 21, 1999, the Board of Directors approved the adoption of the Company's 1999 Employee Stock Purchase (the "1999 Purchase Plan".) Under the plan, the Company is authorized to sell up to 1,500,000 shares of common stock in a series of eighteen month offerings. The 1999 Purchase Plan permits eligible employees to acquire shares of the Company's common stock through periodic payroll deductions of up to 10% of base cash compensation. The price at which the common

                              BSQUARE CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

stock may be purchased is 85% of the lesser of 1) the fair market value of the Company's common stock on the first day of the applicable offering period or 2) the fair market value of the shares on the purchase date. The initial offering period commenced on the effectiveness of the initial public offering. During the six months ended June 30, 2000, the Company issued 93,815 (unaudited) shares under the plan.

PROFIT SHARING AND DEFERRED COMPENSATION PLAN

     The Company has a Profit Sharing and Deferred Compensation Plan (Profit Sharing Plan) under Section 401(k) of the Internal Revenue Code of 1986, as amended. Substantially all full-time employees are eligible to participate. The Company, at its discretion, may elect to match the participants' contributions to the Profit Sharing Plan. Participants will receive their share of the value of their investments upon retirement or termination, subject to a vesting schedule. The Company made no matching contributions to the Profit Sharing Plan during 1998 or 1997. During the year ended December 31, 1999, and for the six months ended June 30, 2000, the Company made matching contributions to the Profit Sharing Plan of $514 and $335 (unaudited) respectively.

DEFERRED STOCK OPTION COMPENSATION

     In connection with the grant of certain stock options to employees and consultants during 1997 and 1999, the Company recorded deferred stock option compensation of $653 and $1.1 million, respectively, representing the difference between the estimated fair value of the common stock for accounting purposes and the option exercise price of such options at the date of grant. Such amount is presented as a reduction of shareholders' equity and amortized, in accordance with FASB Interpretation No. 28, on an accelerated basis over the vesting period of the applicable options (generally four years). During the years ended December 31, 1997, 1998, 1999, and for the six months ended June 30, 1999 and 2000, the Company expensed approximately $81, $171, $583, $294 (unaudited) and $318 (unaudited), respectively. The balance will be expensed over the period the options vest. Compensation expense is decreased in the period of forfeiture for any accrued but unvested compensation arising from the early termination of an option holder's services.

     Included in the expensed amounts noted above for the year ended December 31, 1999 is $30 related to options granted to a consultant for services rendered. As of December 31, 1999, the consultant had earned 20,833 options to acquire common stock at $1 per share. The Company has recorded the fair value of the options as of the date the options were earned based on a Black-Scholes model utilizing a 50% volatility factor and an expected life of 2 years. During 1999, the agreement was terminated.

                              BSQUARE CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

11. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                                         SIX MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,         JUNE 30,
                                             ------------------------    -----------------
                                             1997     1998      1999      1999      2000
                                             ----    ------    ------    ------    -------
                                                                            (UNAUDITED)
Issuance of notes payable for equipment....  $--     $  473    $   --    $   --    $    --
Cash paid for interest.....................   13         57        68        42         --
Cash paid for income taxes.................   --      2,170     2,520     1,100      1,050
Common stock issued for acquisition of
  BlueWater Systems Inc....................   --         --        --        --     11,044
Common stock issued for acquisition of
  Mainbrace Corporation....................   --         --        --        --      9,650

     All significant non-cash financing activities are listed elsewhere in the financial statements or the notes thereto.

12. SIGNIFICANT CUSTOMERS

     Sales to customers, which comprised at least 10% of revenue were as follows:

                                                                               SIX MONTHS
                                                           YEAR ENDED            ENDED
                                                          DECEMBER 31,          JUNE 30,
                                                      --------------------    ------------
                                                      1997    1998    1999    1999    2000
                                                      ----    ----    ----    ----    ----
                                                                              (UNAUDITED)
Microsoft...........................................   35%     75%     85%     85%     68%
Hitachi.............................................   16%      2%     --      --      --
NEC.................................................   16%      3%     --      --      --
ARM.................................................   10%      1%     --      --      --

     As of December 31, 1997, 1998, 1999, and as of June 30, 2000 Microsoft represented 73%, 84%, 82%, and 49% of total accounts receivable, respectively.

     In February 1999, the Company signed a two-year agreement with Microsoft Corporation to continue to provide services to Microsoft which extend the capabilities of the Windows CE operating system.

13. GEOGRAPHIC AND SEGMENT INFORMATION

     The Company follows the requirements of Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information. As defined in SFAS No. 131, the Company operates in two reportable segments, Service and Products for Windows-based

                              BSQUARE CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

operating systems. The following table summarizes total revenue and long-lived assets attributed to significant countries:

                                             YEAR ENDED DECEMBER 31,
                                          -----------------------------    SIX MONTHS ENDED
                                           1997       1998       1999       JUNE 30, 2000
                                          -------    -------    -------    ----------------
                                                                             (UNAUDITED)
Total revenue:
  United States.........................  $11,574    $24,698    $39,876        $25,475
  Japan.................................    2,632        480        671          2,548
  Other Foreign.........................    1,708        759        859            969
                                          -------    -------    -------        -------
     Total revenue*.....................  $15,914    $25,937    $41,406        $28,992
                                          =======    =======    =======        =======
Long-lived assets:
  United States.........................  $ 1,469    $ 2,886    $ 7,036        $26,072
  Japan.................................       --        239        257            252
  Germany...............................       --        205        157            106
                                          -------    -------    -------        -------
     Total long-lived assets............  $ 1,469    $ 3,330    $ 7,450        $26,430
                                          =======    =======    =======        =======

-------------------------
* Revenue is attributed to countries based on location of customer invoiced.

     BSQUARE has two operating segments, Services and Products. The Services segment includes design and development of integration tools for the semiconductor vendors and the original equipment manufacturer market. The Product segment derives revenue from licensing of software products to original equipment manufactures and distributing product through resellers. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

     The Company does not track assets or operating expenses by operating segments. Consequently, it is not practicable to show assets or operating expenses by operating segments.

                              BSQUARE CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

14. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Summarized quarterly financial information for 1998, 1999 and 2000 are as follows:

                                             MARCH 31,    JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                             ---------    --------   -------------   ------------
1998 QUARTER ENDED
Revenue....................................   $ 5,847     $ 5,622       $ 6,845        $ 7,623
Gross profit...............................     3,421       2,991         3,858          4,304
Income from operations.....................     1,365         365         1,182            228
Net income.................................   $   924     $   310       $   788        $   278
                                              =======     =======       =======        =======
Net income per share, basic................   $  0.05     $  0.02       $  0.04        $  0.01
                                              =======     =======       =======        =======
Weighted average shares outstanding used to
  compute basic earnings per share.........    19,451      18,307       $18,374         18,415
                                              =======     =======       =======        =======
1999 QUARTER ENDED
Revenue....................................   $ 9,167     $10,094       $10,449        $11,696
Gross profit...............................     4,982       5,400         5,461          6,054
Income (loss) from operations..............       719         731           460            (37)
Net income.................................   $   429     $   442       $   378        $   446
                                              =======     =======       =======        =======
Net income per share, basic................   $  0.02     $  0.02       $  0.02        $  0.01
                                              =======     =======       =======        =======
Weighted average shares outstanding used to
  compute basic earnings per share.........    18,458      18,476        18,844         31,655
                                              =======     =======       =======        =======
2000 QUARTER ENDED
Revenue....................................   $13,292     $15,700
Gross profit...............................     6,943       8,279
Income (loss) from operations..............     1,208      (2,873)
Net income (loss)..........................   $   995     $(2,475)
                                              =======     =======
Net income (loss) per share, basic.........   $  0.03     $ (0.07)
                                              =======     =======
Weighted average shares outstanding used to
  compute basic earnings (loss) per
  share....................................    32,566      33,076
                                              =======     =======

                              BSQUARE CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

15. EARNINGS PER SHARE

     The following is a reconciliation of the numerators and denominators used in computing basic and diluted earnings per share:

                                                                         SIX MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,         JUNE 30,
                                           ---------------------------   -----------------
                                            1997      1998      1999      1999      2000
                                           -------   -------   -------   -------   -------
                                                                            (UNAUDITED)
Net income (loss) (numerator diluted)....  $ 4,003   $ 2,300   $ 1,695   $   871   $(1,480)
Less: Accretion of mandatorily redeemable
  convertible preferred stock............       --      (110)      (87)      (58)       --
                                           -------   -------   -------   -------   -------
Net income (loss) available to common
  shareholders (numerator basic).........  $ 4,003   $ 2,190   $ 1,608   $   813   $(1,480)
                                           =======   =======   =======   =======   =======
Shares (denominator basic):
  Weighted average common shares
     outstanding.........................   21,661    18,633    21,430    18,467    32,821
                                           =======   =======   =======   =======   =======
Basic earnings (loss) per share..........  $  0.18   $  0.12   $  0.08   $  0.04   $ (0.05)
                                           =======   =======   =======   =======   =======
Shares (denominator diluted):
  Weighted average common shares
     outstanding(1)......................   21,661    18,633    21,430    18,467    32,821
  Mandatorily redeemable convertible
     preferred stock.....................       --     7,648     6,689     8,333        --
  Common stock equivalents...............      381     1,455     2,681     2,145        --
                                           -------   -------   -------   -------   -------
  Shares used in computation (denominator
     diluted)(2).........................   22,042    27,736    30,800    28,945    32,821
                                           =======   =======   =======   =======   =======
Diluted earnings (loss) per share........  $  0.18   $  0.08   $  0.06   $  0.03   $ (0.05)
                                           =======   =======   =======   =======   =======

-------------------------
(1) Share amounts presented for 1997 to 1999 give effect to the issuance of 261,391 shares to the former shareholders of BlueWater Systems to effect its acquisition by BSQUARE. The transaction was accounted for as a pooling of interests.

(2) As the Company incurred a net loss attributable to common shareholders for the three- and six-month periods ended June 30, 2000, the effect of common stock equivalents and mandatorily redeemable convertible securities are excluded in those periods as their effects are anti-dilutive.

16. ACQUISITIONS

BLUEWATER SYSTEMS, INC.

     On January 5, 2000, the Company acquired BlueWater Systems, Inc. in a transaction accounted for as a pooling of interests. BlueWater Systems, formerly located in Edmonds, Washington, is dedicated to the design of software development tool kits and system integration services for the creation of Windows-based intelligent computing devices. The transaction was effected through the exchange of 261,391 shares of BSQUARE common stock for all of the issued and outstanding common shares of BlueWater Systems. The consolidated financial statements of BSQUARE have been restated for all periods prior to the merger to include the accounts and operations of BlueWater

                              BSQUARE CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Systems, Inc. In connection with the acquisition, the Company incurred $620 ($515 after taxes, or $0.01 per diluted share) of acquisition-related costs which were charged to operations during the three months ended March 31, 2000.

     The following table presents a reconciliation of revenue and net income previously reported by BSQUARE to those presented in the accompanying condensed consolidated financial statements:

                                                                                SIX MONTHS
                                                  YEAR ENDED DECEMBER 31,          ENDED
                                               -----------------------------     JUNE 30,
                                                1997       1998       1999         2000
                                               -------    -------    -------    -----------
                                                                                (UNAUDITED)
Revenue:
  BSQUARE Corporation........................  $14,405    $24,612    $39,938      $18,543
  BlueWater Systems, Inc.....................    1,509      1,325      1,468          718
                                               -------    -------    -------      -------
     Combined................................  $15,914    $25,937    $41,406      $19,261
                                               =======    =======    =======      =======
Net income (loss):
  BSQUARE Corporation........................  $ 3,806    $ 2,300    $ 1,691      $   866
  BlueWater Systems, Inc.....................      197         --          4            5
                                               -------    -------    -------      -------
     Combined................................  $ 4,003    $ 2,300    $ 1,695      $   871
                                               =======    =======    =======      =======

MAINBRACE CORPORATION

     On May 24, 2000, the Company acquired Mainbrace Corporation in a transaction accounted for as a purchase. Mainbrace Corporation, located in Sunnyvale, California, is a leading IP-licensing and enabling software firm delivering product solutions to high volume market segments including set-top boxes, Web-enabled phones, wireless thin clients, and electronic book readers. Total consideration included the issuance of 627,370 shares of BSQUARE common stock, and approximately $10,800 in cash. Additionally, the Company assumed Mainbrace's outstanding vested and unvested employee stock options which were converted into the right to acquire approximately 173,000 shares of the Company's common stock. Such assumption of Mainbrace's options by the Company had a fair market value of approximately $552.

     A summary of the purchase price for the acquisition is as follows:

Cash...................................................  $10,800
Stock and stock options................................    9,650
Direct acquisition costs...............................      347
Other acquisition costs................................    2,840
Net deferred tax liability.............................      319
Assumed debt...........................................      900
                                                         -------
  Total................................................  $24,856
                                                         =======

                              BSQUARE CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The purchase price was allocated as follows:

Working capital acquired...............................  $   871
Equipment..............................................      160
Goodwill...............................................   16,885
Intangible assets......................................    2,840
In-process research and development....................    4,100
                                                         -------
  Total................................................  $24,856
                                                         =======

     The excess of consideration paid over the fair value of the net assets acquired will be recorded as goodwill and other intangible assets and will be amortized over periods ranging from two to seven years.

     In accordance with generally accepted accounting principles, the amount allocated to in-process research and development, which was determined by an independent valuation, has been recorded as a charge to expense in the second quarter of 2000 because its technological feasibility had not been established and it had no alternative future use at the date of acquisition.

     The following table presents unaudited pro forma results of operations as if the acquisition of Mainbrace had occurred at the beginning of each of the periods presented. The unaudited pro forma information is not necessarily indicative of the combined results that would have occurred had the acquisition taken place at the beginning of the periods presented, nor is it necessarily indicative of future results.

                                                                  SIX MONTHS
                                                                ENDED JUNE 30,
                                                              ------------------
                                                               1999       2000
                                                              -------    -------
                                                                (IN THOUSANDS)
Revenue.....................................................  $20,454    $30,779
                                                              =======    =======
Net loss....................................................  $  (914)   $(1,840)
                                                              =======    =======
Net loss per share (basic and diluted)......................  $ (0.05)   $ (0.06)
                                                              =======    =======

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Mainbrace Corporation

     We have audited the accompanying balance sheet of Mainbrace Corporation as of December 31, 1999, and the related statements of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mainbrace Corporation at December 31, 1999, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG, LLP

San Jose, California
May 12, 2000

                             MAINBRACE CORPORATION

                                 BALANCE SHEET

                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   224,322
  Accounts receivable.......................................      340,794
  Employee loans............................................       17,730
                                                              -----------
     Total current assets...................................      582,846
Property and equipment, net.................................      153,269
                                                              -----------
     Total assets...........................................  $   736,115
                                                              ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Note payable -- related party.............................  $    30,000
  Accounts payable..........................................      138,364
  Accrued liabilities.......................................      197,199
  Deferred revenue..........................................       60,000
  Current portion of capital lease obligation...............       14,596
                                                              -----------
     Total current liabilities..............................      440,159
Long-term capital lease obligation..........................        1,548
Commitments
Shareholders' equity:
  Series A convertible preferred stock, no par value;
     952,380 shares authorized, issued and outstanding......    1,203,421
  Common stock, 50,000,000 shares authorized, no par value;
     13,985,140 shares issued and outstanding...............    2,912,082
  Notes receivable from shareholders........................      (10,000)
  Deferred compensation.....................................   (2,197,200)
  Accumulated deficit.......................................   (1,613,895)
                                                              -----------
     Total shareholders' equity.............................      294,408
                                                              -----------
     Total liabilities and shareholders' equity.............  $   736,115
                                                              ===========

See Notes to Financial Statements.

                             MAINBRACE CORPORATION

                            STATEMENT OF OPERATIONS

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Net revenues................................................  $ 3,134,070
Cost of revenues............................................    1,193,980
                                                              -----------
Gross profit................................................    1,940,090
Operating expenses:
  Research and development(1)...............................    1,464,173
  Sales and marketing(2)....................................      880,566
  General and administrative(3).............................      497,160
  Amortization of deferred stock compensation...............      666,860
                                                              -----------
     Total operating expenses...............................    3,508,759
                                                              -----------
Loss from operations........................................   (1,568,669)
Other income (expense):
  Interest income...........................................        8,357
  Interest expense..........................................       (4,516)
                                                              -----------
Net loss....................................................  $(1,564,828)
                                                              ===========
Basic and diluted net loss per share........................  $     (0.10)
                                                              ===========
Shares used to compute basic and diluted net loss per
  share.....................................................   15,446,860
                                                              ===========

-------------------------
(1) Excluding $343,000 in amortization of deferred stock-based compensation

(2) Excluding $207,000 in amortization of deferred stock-based compensation.

(3) Excluding $116,860 in amortization of deferred stock-based compensation.

See Notes to Financial Statements.

                             MAINBRACE CORPORATION

                       STATEMENT OF SHAREHOLDERS' EQUITY

                               SERIES A CONVERTIBLE
                                 PREFERRED STOCK           COMMON STOCK              NOTES
                               --------------------   -----------------------   RECEIVABLE FROM     DEFERRED     ACCUMULATED
                               SHARES      AMOUNT       SHARES       AMOUNT      SHAREHOLDERS     COMPENSATION     DEFICIT
                               -------   ----------   ----------   ----------   ---------------   ------------   -----------
Balance at December 31,
  1998.......................       --   $       --   16,277,000   $   40,305      $(10,000)      $        --    $  (217,817)
  Issuance of Series A
    preferred stock at $1.00
    per share in January
    1999, net of issuance
    costs of $34,673.........  952,380      917,707           --           --            --                --             --
  Issuance of Series A
    preferred stock for less
    than fair value in
    January 1999.............       --      285,714           --           --            --                --             --
  Issuance of common stock
    upon exercise of stock
    options at $0.05 to
    $0.10....................       --           --      230,000       15,500            --                --             --
  Repurchase of common
    stock....................       --           --   (2,521,860)      (7,783)           --                --             --
  Deferred compensation......       --           --           --    2,864,060            --        (2,864,060)            --
  Amortization of deferred
    compensation.............       --           --           --           --            --           666,860             --
  Contribution of services
    from related party.......       --           --           --           --            --                --        168,750
  Net loss...................       --           --           --           --            --                --     (1,564,828)
                               -------   ----------   ----------   ----------      --------       -----------    -----------
Balance at December 31,
  1999.......................  952,380   $1,203,421   13,985,140   $2,912,082      $(10,000)      $(2,197,200)   $(1,613,895)
                               =======   ==========   ==========   ==========      ========       ===========    ===========


                                      TOTAL
                                  SHAREHOLDERS'
                                     EQUITY
                               -------------------
Balance at December 31,
  1998.......................      $  (187,512)
  Issuance of Series A
    preferred stock at $1.00
    per share in January
    1999, net of issuance
    costs of $34,673.........          917,707
  Issuance of Series A
    preferred stock for less
    than fair value in
    January 1999.............          285,714
  Issuance of common stock
    upon exercise of stock
    options at $0.05 to
    $0.10....................           15,500
  Repurchase of common
    stock....................           (7,783)
  Deferred compensation......               --
  Amortization of deferred
    compensation.............          666,860
  Contribution of services
    from related party.......          168,750
  Net loss...................       (1,564,828)
                                   -----------
Balance at December 31,
  1999.......................      $   294,408
                                   ===========

See Notes to Financial Statements.

                             MAINBRACE CORPORATION

                            STATEMENT OF CASH FLOWS

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
OPERATING ACTIVITIES
Net loss....................................................  $(1,564,828)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation..............................................       69,009
  Contribution of services from a related party.............      168,750
  Amortization of deferred compensation.....................      666,860
  Assets acquired under capital lease.......................       42,274
  Changes in operating assets and liabilities:
     Accounts receivable....................................     (293,197)
     Employee loans.........................................       22,252
     Accrued liabilities....................................       65,813
     Deferred revenue.......................................       47,500
                                                              -----------
Net cash used in operating activities.......................     (775,567)

INVESTING ACTIVITY
Capital expenditures........................................     (159,436)
                                                              -----------
Cash used in investing activity.............................     (159,436)

FINANCING ACTIVITIES
Proceeds from issuance of common stock......................       15,500
Proceeds from issuance of preferred stock, net..............    1,203,421
Repurchase of common stock..................................       (7,783)
Payment on notes payable....................................     (350,000)
Proceeds from notes payable.................................      255,000
Payment on capital lease obligation.........................      (26,130)
                                                              -----------
Net cash provided by financing activities...................    1,090,008
                                                              -----------
Net increase in cash and cash equivalents...................      155,005
Cash and cash equivalents at beginning of year..............       69,317
                                                              -----------
Cash and cash equivalents at end of year....................  $   224,322
                                                              ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid...............................................  $     4,516
Taxes paid..................................................  $     1,302

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES
Deferred compensation related to stock options..............  $ 2,864,060

See Notes to Financial Statements.

                             MAINBRACE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

     Mainbrace Corporation (the Company) was incorporated in the state of California on October 6, 1997. The Company provides design services to leading OEMs, semiconductor vendors, and technology providers in the United States.

     The Company's activities to date have consisted principally of raising capital, arranging for facilities, acquiring equipment and licensing rights, recruiting managerial and technical personnel, and commencing research and development efforts.

BASIS OF PRESENTATION

     As of December 31, 1999, the Company had working capital of $142,687. For the year ended December 31, 1999, the Company used cash of approximately $776,000 in its operating activities. Management has committed that, to the extent existing resources and anticipated revenues are insufficient to fund the Company's planned activities, debt or equity financing will be available from existing investors and others. Based on this commitment, substantial doubt as to the Company's ability to continue as a going concern for financial reporting purposes at December 31, 1999 has been alleviated.

REVENUE RECOGNITION

     To date, the Company's revenues have been derived from consulting work. The Company recognizes consulting revenue as earned, provided that contract milestones have been reached and customer acceptance has occurred.

ESTIMATES AND ASSUMPTIONS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Actual results may materially differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. The carrying value of cash and cash equivalents approximates fair value at December 31, 1999.

SIGNIFICANT CONCENTRATIONS

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company's accounts receivable are derived primarily from consulting services to large OEMs, semiconductor vendors, and technology vendors in the United States. As of December 31, 1999, three customers represented 15.8%, 35.2%, and 49.0% of accounts receivable. Three customers accounted for approximately 26.8%, 28.5%, and 36.8% of revenues in 1999. The Company generally does not require collateral, performs ongoing credit evaluations of its customers, and to date has not experienced any material losses.

                             MAINBRACE CORPORATION

                               DECEMBER 31, 1999

PROPERTY AND EQUIPMENT

     The Company records property and equipment at cost and calculates depreciation using the straight-line method over the estimated useful lives of the assets, generally three years. Leasehold improvements are amortized using the straight-line method over the shorter of the useful lives or the term of the lease.

RESEARCH AND DEVELOPMENT

     Research and development expenditures are charged to operations as incurred. Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon completion of a working model. To date, the period between achieving technological feasibility and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has charged all such costs to research and development expense.

STOCK-BASED COMPENSATION

     The Company accounts for stock-based compensation using the intrinsic-value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and has adopted the disclosure alternative of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123).

INCOME TAXES

     The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates that will be in effect when the differences are expected to reverse.

OTHER COMPREHENSIVE INCOME

     The Company has adopted the provisions of the Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130). The Company has no items of other comprehensive income in the period presented and, therefore, net loss equals total comprehensive loss for the year ended December 31, 1999.

NET LOSS PER SHARE

     Basic net loss per share is computed using the weighted-average number of vested outstanding shares of common stock. Diluted net loss per share is computed using the weighted-average number of shares of vested common stock outstanding, and, when dilutive, unvested common stock outstanding, potential common shares from options to purchase common stock using the treasury stock method and from convertible securities using the as-if-converted bases. All potential common

                             MAINBRACE CORPORATION

                               DECEMBER 31, 1999

shares have been excluded from the computation of diluted net loss per share because the effect would be antidilutive.

     The following table presents the calculation of basic and diluted net loss per share for the year ended December 31, 1999:

Net loss....................................................  $(1,564,828)
                                                              ===========
Basic and diluted:
  Weighted average common shares outstanding................   15,585,000
  Less weighted average common shares subject to
     repurchase.............................................     (138,140)
                                                              -----------
Shares used to compute basic and diluted net loss per common
  share.....................................................   15,446,860
                                                              ===========
Basic and diluted net loss per common share.................  $     (0.10)
                                                              ===========

     The number of outstanding options and potential common shares excluded from the calculations of diluted net loss per share at December 31, 1999 is detailed in the following table:

Preferred stock.............................................    952,380
Outstanding options.........................................  2,100,000
                                                              ---------
                                                              3,052,380
                                                              =========

     These instruments were excluded because their effect would be antidilutive.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS No. 133 establishes methods for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. At December 31, 1999, the Company did not hold any derivative instruments and did not engage in any hedging activities. As a result, the adoption of SFAS 133 is not expected to have a significant impact on the Company's financial position, results of operations or cash flows. The Company will be required to implement SFAS 133, as amended, for the year ending December 31, 2001.

     In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101). The Company does not believe its adoption will materially change its financial position, results of operations, or cash flows.

     In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 (FIN 44), "Accounting for Certain Transactions Involving Stock Compensation -- An Interpretation of APB No. 25." FIN 44 clarifies the application of APB Opinion No. 25 and, among other issues, clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of the previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. Mainbrace does not expect the application of FIN 44 to have a material impact on the Company's financial position or results of operations.

                             MAINBRACE CORPORATION

                               DECEMBER 31, 1999

2.  PROPERTY AND EQUIPMENT

     Property and equipment as of December 31, 1999 consist of the following:

Computer and office equipment...............................  $181,433
Office furniture............................................    51,772
                                                              --------
                                                               233,205
Accumulated depreciation and amortization...................   (79,936)
                                                              --------
Property and equipment, net.................................  $153,269
                                                              ========

3.  COMMITMENTS

     The Company leases its primary office space under an operating lease from a related party. Rent expense for facilities was $147,669 for the year ended December 31, 1999. Future minimum payments at December 31, 1999 are as follows for the fiscal years indicated:

                                                             CAPITAL    OPERATING
                                                             LEASES      LEASES
                                                             -------    ---------
Year ended December 31:
  2000.....................................................  $17,500    $157,000
  2001.....................................................    2,032     163,000
  2002.....................................................       --     170,000
  2003.....................................................       --      57,000
                                                             -------    --------
Total minimum payment required.............................   19,532    $547,000
                                                                        ========
Less amount representing interest..........................    3,388
                                                             -------
Present value of net minimum lease payments................   16,144
Less current maturities....................................   14,596
                                                             -------
Long-term obligations under capital lease..................  $ 1,548
                                                             =======

4. SHAREHOLDERS' EQUITY

COMMON STOCK

     As of December 31, 1999, the Company has reserved 4,770,000 shares of its common stock for issuance upon exercise of stock options granted and options available for grant under the Company's Stock Option Plan.

     The Company effected a two-for-one stock split of its outstanding common stock in December 1999. All shares and per share amounts have been adjusted to reflect the split.

STOCK OPTION PLAN

     In 1998, the shareholders adopted the 1998 Stock Option Plan (the Plan) for issuance of common stock to eligible participants. Under this plan, the Company may grant either nonstatutory or incentive stock options and the option price per share cannot be less than 85% of fair value in the case of nonstatutory options, or 100% of fair value in the case of incentive stock options, determined on the date that the option is granted. All options expire no later than 10 years from date of grant.

                             MAINBRACE CORPORATION

                               DECEMBER 31, 1999

     Stock options granted under the Plan are immediately exercisable and unvested shares issued are subject to repurchase by the Company. Options and unvested shares typically vest 25% per year from the date of grant and 1/16 upon completion of each consecutive three-month period thereafter. Options may be granted with different vesting terms from time to time. In the event option holders cease to be employed by the Company, all unvested options are forfeited and all vested options may be exercised within a 30-day period after termination; the Company also has the right to repurchase any unvested (but issued) shares if the holder is no longer employed by the Company. As of December 31, 1999, approximately 171,000 shares that had been exercised remained subject to the Company's right of repurchase.

     Pro forma information regarding net loss is required by SFAS 123, and has been determined as if the Company has accounted for its employee stock options under the fair-value method of that Statement. The fair value of these options was estimated at the date of grant using the minimum-value method assuming a risk-free rate of 6%, an expected life of four years, and no dividends. Changes in the subjective input assumptions can materially affect the fair value estimate and, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based awards to employees. For the purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

     The effect of applying the fair-value method of SFAS 123 to the Company's stock option awards did not result in pro forma net loss that was materially different from the amounts reported.

     The option valuation models were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected option life. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     The effects of applying SFAS 123 on pro forma disclosures are not likely to be representative of the effects on pro forma disclosures in future years.

     Stock activity under the Stock Option Plan was as follows:

                                                      OPTIONS OUTSTANDING
                                  -----------------------------------------------------------
                                    SHARES                       OPTION           WEIGHTED
                                  AVAILABLE     NUMBER OF       PRICE PER         AVERAGE
                                  FOR GRANT       SHARES       SHARE RANGE     EXERCISE PRICE
                                  ----------    ----------    -------------    --------------
Balance at December 31, 1998....   2,963,000           --     $          --        $  --
  Authorized....................   2,037,000           --     $          --        $  --
  Grants........................  (4,100,000)   4,100,000     $0.05 -- $0.23       $0.15
  Cancellations.................   1,770,000    (1,770,000)   $0.01 -- $0.10       $0.02
  Exercises.....................          --     (230,000)    $0.05 -- $0.10       $0.07
                                  ----------    ----------
Balance at December 31, 1999....   2,670,000    2,100,000     $0.01 -- $0.23       $0.08
                                  ==========    ==========

     The weighted average fair value of options granted during 1999 with an exercise price equal to the fair value of the Company's common stock on the date of grant was $0.04 per share.

                             MAINBRACE CORPORATION

                               DECEMBER 31, 1999

ISSUE OF SERIES A PREFERRED STOCK

     On January 29, 1999, the Company issued 952,380 shares of Series A convertible preferred stock at $1.00 per share. The Series A shareholder and the Company also entered into a consulting agreement in January 1999. The Company provided consulting services to the Series A shareholder in 1999. The shares were issued at $1.00 per share while the deemed fair value of the preferred stock at that date was $1.30 per share. The Company recorded the difference between the issue price and deemed fair market value as a $285,714 reduction in revenues for the year ended December 31, 1999.

     Each share of Series A convertible preferred stock (preferred stock) is entitled to voting rights equivalent to the number of shares of common stock into which each share can be converted and is convertible into common stock at the quotient obtained by dividing the original issue price of the Series A preferred conversion price, which shall initially be the original issue price, and may be charged accordingly. Conversion to common stock occurs automatically upon a majority vote by holders of preferred stock or upon the closing of an underwritten public offering, provided certain conditions are met. The Series A convertible preferred shares are subject to liquidation preferences of $1.00 per share, plus all declared but unpaid dividends. Series A convertible preferred shareholders are entitled to noncumulative dividends of $0.10 per share per annum, if declared by the Board of Directors, and in preference to common stock dividends.

DEFERRED COMPENSATION

     During the year ended December 31, 1999, in connection with the grant of stock options to employees, the Company recorded deferred stock compensation of $2,864,060 representing the difference between the exercise price and the deemed fair value of the Company's common stock. Deferred compensation is included as a reduction of shareholders' equity and is being amortized using the graded method over the vesting period, generally four years. During 1999, the Company recorded amortization of deferred compensation of $666,860.

5. RELATED PARTY TRANSACTIONS

     Effective April 1, 1998, the Company entered into an arm's-length consulting agreement with Metis Associates, Inc. (Metis), a company under common ownership. Under this agreement, Metis agreed to provide consulting services to the Company until April 2001. This service was provided without charge up to December 31, 1998. The remaining term of the agreement included a $25,000 monthly fee. The Company recognized costs under this agreement on a straight-line basis over the term of the contract. On July 1, 1999, the Company amended its agreement with Metis, where Metis agreed to waive any outstanding liability and provide consulting services on an "as needed" basis. The Company has recognized approximately $169,000 in equity as a contribution of services for the outstanding liability related to the first nine months of the contract.

     The Company had a $125,000 loan outstanding from Metis at December 31, 1998. During 1999, the Company received additional loans of $255,000 from Metis, due in one year from issuance with interest at 9.00% per annum, compounded annually. The Company repaid Metis $350,000 of loans during 1999 and has a balance of $30,000 at December 31, 1999. The Company leases its office space under a sublease from Metis. The terms of this lease are disclosed in Note 3.

                             MAINBRACE CORPORATION

                               DECEMBER 31, 1999

6. INCOME TAXES

     No provision for income taxes has been recorded due to operating losses with no current benefit.

     As of December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $600,000. The net operating loss carryforwards will begin expiring in 2005 through 2019, if not utilized.

     Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the ownership change provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

     As of December 31, 1999, the Company had deferred tax assets of approximately $240,000. The deferred tax asset has been fully offset by a valuation allowance. Deferred tax assets relate primarily to net operating loss carryforwards. The valuation allowance for deferred tax assets increased by approximately $154,000 in the year ended December 31, 1999.

7. SUBSEQUENT EVENTS

     In May 2000, the Company entered into an Agreement and Plan of Merger with an unrelated company to be acquired for approximately $10.8 million in cash and $9.7 million in stock and stock options.

                             MAINBRACE CORPORATION

                                 BALANCE SHEET

                                                                MARCH 31,
                                                                   2000
                                                              --------------
                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................    $  305,205
  Accounts receivable.......................................     1,390,160
  Employee loans............................................        16,760
                                                                ----------
     Total current assets...................................     1,712,125
Property and equipment, net.................................       160,037
                                                                ----------
     Total assets...........................................    $1,872,162
                                                                ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $   67,849
  Note payable..............................................       935,000
  Accrued liabilities.......................................       238,702
  Deferred revenue..........................................        60,000
  Current portion capital lease obligation..................       273,250
                                                                ----------
     Total current liabilities..............................     1,574,801
Long-term capital lease obligation..........................         1,548
Shareholders' equity:
  Series A convertible preferred stock, no par value;
     952,380 shares authorized, issued and outstanding at
     March 31, 2000.........................................     1,203,421
  Common stock, 50,000,000 shares authorized, no par value;
     13,985,140 shares issued and outstanding at March 31,
     2000...................................................     3,062,782
  Notes receivable from shareholders........................       (10,000)
  Deferred compensation.....................................    (2,048,889)
  Accumulated deficit.......................................    (1,911,501)
                                                                ----------
     Total shareholders' equity.............................       295,813
                                                                ----------
     Total liabilities and shareholders' equity.............    $1,872,162
                                                                ==========

The accompanying notes are an integral part of these financial statements.

                             MAINBRACE CORPORATION

                            STATEMENT OF OPERATIONS

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                                     1999
                                                              ------------------
                                                                 (UNAUDITED)
Net revenues................................................      $1,353,481
Costs and expenses:
  Cost of revenues..........................................         382,369
  Research and development..................................         577,102
  Sales and marketing.......................................         346,483
  General and administrative................................         196,282
  Amortization of deferred stock option compensation........         148,311
                                                                  ----------
     Total costs and expenses...............................       1,650,547
                                                                  ----------
Loss from operations........................................        (297,066)
Interest income.............................................             460
Interest expense............................................          (1,000)
                                                                  ----------
Net loss....................................................      $ (297,606)
                                                                  ==========

The accompanying notes are an integral part of these financial statements.

                             MAINBRACE CORPORATION

                            STATEMENT OF CASH FLOWS

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                                     2000
                                                              ------------------
                                                                 (UNAUDITED)
OPERATING ACTIVITIES
Net loss....................................................     $  (297,606)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation..............................................          17,566
  Amortization of deferred compensation.....................         148,311
  Changes in operating assets and liabilities:
     Accounts receivable....................................      (1,049,368)
     Accrued liabilities....................................          17,048
     Deferred revenue.......................................         213,250
                                                                 -----------
Net cash used in operating activities.......................        (950,799)
INVESTING ACTIVITIES
Capital expenditures........................................         (24,018)
                                                                 -----------
Net cash used in investing activities.......................         (24,018)
FINANCING ACTIVITIES
Proceeds from issuance of common stock......................         150,700
Proceeds from notes payable.................................         905,000
                                                                 -----------
Net cash provided by financing activities...................       1,055,700
                                                                 -----------
Increase in cash and cash equivalents.......................          80,883
Cash and cash equivalents at beginning of year..............         224,322
                                                                 -----------
Cash and cash equivalents at end of year....................     $   305,205
                                                                 ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid...............................................     $     1,000

The accompanying notes are an integral part of these financial statements.

                             MAINBRACE CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The unaudited condensed financial statements have been prepared by Mainbrace Corporation (the "Company") pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to such rules and regulations. In the opinion of the Company, the unaudited financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's financial position at March 31, 2000, its operating results and cash flows for the three months ended March 31, 2000. Interim results are not necessarily indicative of results for a full year.

2. SUBSEQUENT EVENT

     On May 24, 2000, the Company was acquired by BSQUARE Corporation for approximately $10.8 million in cash and $9.1 million in stock.

                        PRO FORMA FINANCIAL INFORMATION

     BSQUARE's acquisition of Mainbrace Corporation will be accounted for under the purchase method of accounting. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. The estimated fair values included herein are based upon preliminary estimates and may not be indicative of the final allocation of purchase price consideration. Amounts allocable to in-process research and development will be recorded as one-time charges that would reduce the goodwill reflected in the Unaudited Pro Forma Condensed Consolidated Balance Sheet and the related amortization expense reflected in the Unaudited Pro Forma Condensed Consolidated Statements of Operations. The acquisition is valued at approximately $24.9 million based on the closing price of BSQUARE's common stock on May 24, 2000. The amount of the consideration issued to the former shareholders and option holders of Mainbrace was determined by arms-length negotiation between the parties.

     The following Unaudited Pro Forma Condensed Consolidated Balance sheet as of March 31, 2000 gives effect to the acquisition of Mainbrace as if it had occurred on March 31, 2000 and the Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1999 and the three months ended March 31, 2000 ("Pro Forma Financial Statements") give effect to the acquisition of Mainbrace as if it had occurred on January 1, 1999. The Pro Forma Condensed Consolidated Statements of Operations are based on historical results of operations of BSQUARE and Mainbrace for the year ended December 31, 1999 and the three months ended March 31, 2000. The Pro Forma Financial Statements and the accompanying notes ("Pro Forma Financial Information") should be read in conjunction with and are qualified by the historical financial statements and notes thereto of BSQUARE and Mainbrace. On January 6, 2000 BSQUARE completed its acquisition of BlueWater Systems Inc. ("BlueWater") in a transaction accounted for as a pooling of interests. Accordingly, the accompanying historical financial information of BSQUARE includes the financial position and results of operations of BlueWater as if BSQUARE and BlueWater had always been combined.

     The Pro Forma Financial Information is intended for information purposes only and is not necessarily indicative of the combined results that would have occurred had the acquisition taken place on January 1, 1999, nor is it necessarily indicative of results that may occur in the future.

                              BSQUARE CORPORATION

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 2000
                                  (UNAUDITED)

                                              BSQUARE      MAINBRACE     PRO FORMA
                                            CORPORATION   CORPORATION   ADJUSTMENTS     PRO FORMA
                                            -----------   -----------   -----------     ---------
                                                    (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
ASSETS
Current assets:
  Cash and cash equivalents...............   $ 59,358       $   305      $(13,640)(b)   $ 45,673
                                                                             (350)(c)
  Short-term investments..................     26,869            --            --         26,869
  Accounts receivable, net................      6,491         1,390          (900)(d)      6,981
  Prepaid expenses and other current
     assets...............................        579            17            --            596
                                             --------       -------      --------       --------
     Total current assets.................     93,297         1,712       (14,890)        80,119
Furniture, equipment and leasehold
  improvements, net.......................      5,693           160            --          5,853
Intangible assets.........................                                 19,550(g)      19,550
Deposits and other assets.................      1,422            --            --          1,422
                                             --------       -------      --------       --------
     Total assets.........................   $100,412       $ 1,872      $  4,660       $106,944
                                             ========       =======      ========       ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................   $    306       $    68      $     --       $    374
  Accrued expenses........................      4,921         1,235          (900)(d)      5,575
                                                                              319(k)
  Deferred revenue........................      4,269           273            --          4,542
                                             --------       -------      --------       --------
     Total current liabilities............      9,496         1,576          (581)        10,491
                                             --------       -------      --------       --------
Shareholders' equity:
  Mainbrace Corporation. Series A
     Preferred stock......................         --         1,203        (1,203)(i)         --
  Common stock............................     91,722         3,063         9,096(a)     101,369
                                                                              551(e)
                                                                           (3,063)(f)
  Note receivable from shareholder........                      (10)           --            (10)
  Deferred stock option compensation......       (697)       (2,048)        2,048(f)        (697)
  Cumulative foreign currency translation
     adjustment...........................        (36)           --            --            (36)
  Accumulated deficit.....................        (73)       (1,912)        1,912(f)      (4,173)
                                                                           (4,100)(h)
                                             --------       -------      --------       --------
     Total shareholders' equity...........     90,916           296         5,241         96,453
                                             --------       -------      --------       --------
     Total liabilities and shareholders'
       equity.............................   $100,412       $ 1,872      $  4,660       $106,944
                                             ========       =======      ========       ========

See notes to unaudited pro forma condensed consolidated financial statements.

                              BSQUARE CORPORATION

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 2000
                                  (UNAUDITED)

                                              BSQUARE      MAINBRACE     PRO FORMA
                                            CORPORATION   CORPORATION   ADJUSTMENTS     PRO FORMA
                                            -----------   -----------   -----------     ---------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenue:
  Service.................................    $12,284       $1,353        $    --        $13,637
  Product.................................      1,008           --             --          1,008
                                              -------       ------        -------        -------
     Total revenue........................     13,292        1,353             --         14,645
                                              -------       ------        -------        -------
Cost of revenue:
  Service.................................      6,197          382             --          6,579
  Product.................................        152           --             --            152
                                              -------       ------        -------        -------
     Total cost of revenue................      6,349          382             --          6,731
                                              -------       ------        -------        -------
     Gross profit.........................      6,943          971             --          7,914
                                              -------       ------        -------        -------
Operating expenses:
  Research and development................      2,044          577             --          2,621
  Selling, general and administrative.....      3,520          543             --          4,063
  Amortization of deferred stock option
     compensation.........................        171          148             --            319
  Acquired in-process research and
     development..........................         --           --          4,100(h)       4,100
  Amortization of acquired intangible
     assets...............................         --           --            878(g)         878
                                              -------       ------        -------        -------
     Total operating expenses.............      5,735        1,268          4,978         11,981
                                              -------       ------        -------        -------
     Income (loss) from operations........      1,208         (297)        (4,978)        (4,067)
Other income (expense) net:
  Interest income, net....................        826           --             --            826
  Acquisition related expenses............       (620)          --             --           (620)
                                              -------       ------        -------        -------
Income (loss) before income taxes.........      1,414         (297)        (4,978)        (3,861)
Provision for income taxes................        419           --           (101)(l)        318
                                              =======       ======        =======        =======
     Net income (loss)....................    $   995       $ (297)       $(4,877)       $(4,179)
                                              =======       ======        =======        =======
Basic earnings (loss) per share...........    $  0.03                            (m)     $ (0.12)
                                              =======                                    =======
Weighted average shares outstanding used
  to compute basic earnings (loss) per
  share...................................     32,566                                     33,193
                                              =======                                    =======
Diluted earnings (loss) per share.........    $  0.03                            (m)     $ (0.12)
                                              =======                                    =======
Weighted average shares outstanding to
  compute diluted earnings (loss) per
  share...................................     35,628                                     33,193
                                              =======                                    =======

See notes to unaudited pro forma condensed consolidated financial statements.

                              BSQUARE CORPORATION

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                                  (UNAUDITED)

                                               BSQUARE       MAINBRACE      PRO FORMA
                                             CORPORATION    CORPORATION    ADJUSTMENTS    PRO FORMA
                                             -----------    -----------    -----------    ---------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenue:
  Service..................................    $38,823        $ 3,134        $    --       $41,957
  Product..................................      2,583             --             --         2,583
                                               -------        -------        -------       -------
          Total revenue....................     41,406          3,134             --        44,540
                                               -------        -------        -------       -------
Cost of revenue:
  Service..................................     18,980          1,027             --        20,007
  Product..................................        529             --             --           529
                                               -------        -------        -------       -------
          Total cost of revenue............     19,509          1,027             --        20,536
                                               -------        -------        -------       -------
          Gross profit.....................     21,897          2,107             --        24,004
                                               -------        -------        -------       -------
Operating expenses:
  Research and development.................      7,506          1,550             --         9,056
  Selling, general and administrative......     11,935          1,459             --        13,394
  Amortization of deferred stock option
     compensation..........................        583            667             --         1,250
  Acquired in-process research and
     development...........................         --             --          4,100(h)      4,100
  Amortization of acquired intangible
     assets................................         --             --          3,512(g)      3,512
                                               -------        -------        -------       -------
          Total operating expenses.........     20,024          3,676          7,612        31,312
                                               -------        -------        -------       -------
          Income (loss) from operations....      1,873         (1,569)        (7,612)       (7,308)
Other income (expense) net:
  Interest income, net.....................        926              4             --           930
                                               -------        -------        -------       -------
Income (loss) before income taxes..........      2,799         (1,565)        (7,612)       (6,378)
Provision for income taxes.................      1,104             --           (532)(l)       572
                                               -------        -------        -------       -------
          Net income (loss)................    $ 1,695        $(1,565)       $(7,080)      $(6,950)
                                               =======        =======        =======       =======
Basic earnings (loss) per share............    $  0.08                                     $ (0.32)
                                               =======                                     =======
Weighted average shares outstanding used to
  compute basic earnings (loss) per
  share....................................     21,430                                      22,057
                                               =======                                     =======
Diluted earnings (loss) per share..........    $  0.06                                     $ (0.32)
                                               =======                                     =======
Weighted average shares outstanding to
  compute diluted earnings (loss) per
  share....................................     30,800                                      22,057
                                               =======                                     =======

See notes to unaudited pro forma condensed consolidated financial statements.

                      BSQUARE CORPORATION AND SUBSIDIARIES

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
            (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

(a) Reflects the issuance of approximately 627,000 shares of BSQUARE common stock to consummate the acquisition of Mainbrace.

(b) Reflects cash paid to selling shareholders and cash other costs associated with the acquisition.

(c) Reflects estimated direct acquisition associated with the acquisition.

(d) To eliminate in consolidation, the $900 note between BSQUARE and Mainbrace.

(e) To record the fair value of vested options outstanding.

(f) Represents the elimination of the historical shareholders' equity accounts of Mainbrace.

(g) To allocate the purchase price, including approximately $350 of transaction costs incurred in the acquisition to assets and liabilities of Mainbrace. The excess of the purchase price over the fair value of net assets and other intangible assets acquired is reflected as goodwill and other intangible assets and is amortized using the straight-line method over periods ranging from two to seven years. The estimated fair values of assets acquired and liabilities assumed are based upon preliminary estimates and may not be indicative of the final allocation of purchase price consideration. Any amounts that may be allocable to in process research and development will be recorded as one time charges that will reduce the goodwill reflected in the Unaudited Pro Forma Condensed Consolidated Balance Sheet and the related amortization expense reflected in the Unaudited Pro Forma Condensed Consolidated Statements of Operations.

     A summary of the purchase price for the acquisition is as follows:

Cash..............................................     $10,800
Stock and stock options...........................       9,647
Direct acquisition costs..........................         350
Other acquisition costs...........................       2,840
Net deferred tax liability........................         319
Assumed debt......................................         900
                                                       -------
  Total...........................................     $24,856
                                                       =======

     The purchase price was allocated as follows:

Cash acquired.....................................     $   305
Other working capital acquired....................         741
Equipment.........................................         160
Goodwill..........................................      16,650
Intangible assets.................................       2,900
In-process research and development...............       4,100
                                                       -------
  Total...........................................     $24,856
                                                       =======

(a) To reflect the impact of the write-off of in-process research and development.

(b) Represents the elimination of the Mainbrace historical Series A preferred stock, which was converted into common stock prior to the close of the acquisition.

(c) Represents the amortization of goodwill and other intangible assets for the three-month period ended March 31, 2000 and year ended December 31, 1999 assuming the transaction occurred on January 1, 1999.

                      BSQUARE CORPORATION AND SUBSIDIARIES

            (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

(d) To reflect the estimated net deferred tax liability associated with the acquisition, as certain assets stepped-up for book purposes that are not stepped-up for tax purposes.

(d) To record estimated tax benefit for BSQUARE consolidated tax group results using 34% effective tax rate as a result of the consolidation of Mainbrace with BSQUARE.

(f) Pro forma basic and diluted net loss per share are computed by dividing the pro forma net loss attributable to common shareholders by the pro forma weighted average number of common shares outstanding. A reconciliation of shares used to compute historical basic and diluted net loss per share to shares used to compute pro forma basic and diluted net loss per share is as follows:

                                               THREE MONTHS
                                                  ENDED         YEAR ENDED
                                                MARCH 31,      DECEMBER 31,
                                                   2000            1999
                                               ------------    ------------
                                                      (IN THOUSANDS)
Shares used to compute historical basic net
  income per share...........................     32,566          21,430
Shares issued in acquisition.................        627             627
                                                  ------          ------
  Shares used to compute pro forma basic net
     income per share........................     33,193          22,057
                                                  ======          ======
Shares used to compute historical diluted net
  income per share...........................     35,628          30,800
Anti-dilutive effect of common stock
  equivalents................................     (3,062)         (2,681)
Anti-dilutive effect of mandatorily
  redeemable convertible securities..........         --          (6,689)
Shares issued in acquisition.................        627             627
                                                  ------          ------
  Shares used to compute pro forma diluted
     net income per share....................     33,193          22,057
                                                  ======          ======

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Registration Fee.........  $  2,946
Printing Costs..............................................    35,000
Legal Fees and Expenses.....................................    35,000
Accounting Fees and Expenses................................    35,000
Miscellaneous...............................................     2,054
                                                              --------
  Total.....................................................  $110,000
                                                              ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the "WBCA") authorize a corporation to indemnify its directors, officers, employees and agents against certain liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), provided they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. The registrant's Amended and Restated Articles of Incorporation (Exhibit 3.1 hereto) and Bylaws (Exhibit 3.2 hereto) require the registrant to indemnify its officers and directors to the fullest extent permitted by Washington law.

     Section 23B.08.320 of the WBCA authorizes a corporation to limit or eliminate a director's liability to the corporation or its shareholders for monetary damages for breaches of fiduciary duties, other than for (1) acts or omissions that involve intentional misconduct or a knowing violation of law, (2) unlawful distributions to shareholders, or (3) transactions from which a director derives an improper personal benefit. The registrant's Amended and Restated Articles of Incorporation (Exhibit 3.1 hereto) contain provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.

     In addition, the registrant has entered into separate indemnification agreements with its directors and certain executive officers that could require the registrant, among other things, to indemnify them against liabilities that arise because of their status or service as directors or executive officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The following is a description of all securities that the registrant has sold within the past three years without registering the securities under the Securities Act:

     On January 30, 1998, the registrant sold 8,333,333 shares of the its Series A redeemable convertible preferred stock at a price of $1.80 per share to 11 accredited investors in a private transaction for an aggregate offering price of approximately $15.0 million. This issuance was exempt from registration pursuant to Rule 506 of Regulation D under Section 4(2) of the Securities Act.

     From June 1997 to October 19, 1999, the registrant granted options to purchase up to 4,331,173 shares of the registrant's common stock under the registrant's amended and restated stock option plan at a weighted average exercise price of $3.88 per share. These grants were exempt from registration pursuant to Rule 701 under the Securities Act.

     From June 1998 to October 19, 1999, 351,141 shares of the registrant's common stock were issued to 87 individuals upon the exercise of stock options granted pursuant to the registrant's amended and restated stock option plan at a weighted average exercise price of $3.16 per share. These issuances were exempt from registration pursuant to Rule 701 under the Securities Act.

     On September 16, 1999, the registrant sold 1,518,378 shares of its common stock at a price of $12.31 per share to Vulcan Ventures Incorporated, a qualified institutional buyer, in a private transaction for an aggregate offering price of approximately $18.7 million. This issuance was exempt from registration pursuant to Section 4(2) of the Securities Act.

     On January 5, 2000, the registrant issued 261,391 shares of its common stock and options to purchase an additional 21,793 shares of common stock to seven holders in exchange for all of the issued and outstanding shares and options to purchase shares of BlueWater Systems, Inc. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act.

     On May 24, 2000, the registrant issued 627,334 shares of its common stock and options to purchase an additional 172,666 shares of common stock to 43 holders in exchange for all of the issued and outstanding shares and options to purchase shares of Mainbrace Corporation. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS.

 EXHIBIT
 NUMBER                            DESCRIPTION
---------                          -----------
3.1#       Amended and Restated Articles of Incorporation.
3.1(a)+    Articles of Amendment to Amended and Restated Articles of
           Incorporation.
3.2#       Bylaws and all amendments thereto.
4.1        See Exhibits 3.1, 3.1(a) and 3.2 for provisions defining the rights of the holders of common stock.
5.1        Opinion of Summit Law Group, PLLC regarding legality of
           shares.
10.1#      Amended and Restated Stock Option Plan.
10.1(a)++  1998 Mainbrace Stock Option Plan.
10.2#      Employee Stock Purchase Plan.
10.3#      401(k) Plan.
10.4#      Form of Indemnification Agreement.
10.5#      Loan and Security Agreement and between Imperial Bank and
           BSQUARE Corporation dated February 11, 1998.
10.5(a)#   Amended and Restated Loan Agreement between Imperial Bank
           and BSQUARE Corporation.
10.6#      Office Lease Agreement between Seattle Office Associates,
           LLC and BSQUARE Corporation dated March 24, 1997 (for Suite
           100).
10.7#      Sunset North Corporate Campus Lease Agreement between WRC
           Sunset North and BSQUARE Corporation.
10.8##     First Amendment to Office Lease Agreement between WRC Sunset
           North LLC and BSQUARE.
10.9*#     Master Development & License Agreement between Microsoft
           Corporation and BSQUARE Corporation dated effective as of
           October 1, 1998.
10.10#     Stock Purchase and Shareholders Agreement dated as of
           January 30, 1998.

 EXHIBIT
 NUMBER                            DESCRIPTION
---------                          -----------
10.11#     Stock Purchase Agreement dated August 18, 1999 by and
           between BSQUARE Corporation and Vulcan Ventures
           Incorporated.
10.12###   Agreement and Plan of Merger among BSQUARE, BlueWater
           Systems, Inc. and H2O Merger Corporation dated as of January
           5, 2000.
10.13####  Agreement and Plan of Merger among BSQUARE, Mainbrace
           Corporation and Mainbrace Acquisition Inc. dated as of May
           10, 2000.
21.1       Subsidiaries of the registrant.
23.1       Consent of Arthur Andersen LLP, Independent Public
           Accountants.
23.2       Consent of Ernst & Young LLP, Independent Public
           Accountants.
23.3       Consent of Summit Law Group, PLLC (contained in the opinion filed as Exhibit 5.1 hereto).
24.1       Power of Attorney (See Page II-5).

-------------------------
      * Subject to confidential treatment.

      + Incorporated by reference to the registrant's quarterly report on Form
        10-Q filed with the Securities and Exchange Commission on August 7,
        2000.

     ++ Incorporated by reference to the registrant's registration statement on Form S-8 (File No. 333-44306) filed with the Securities and Exchange Commission on August 23, 2000.

     # Incorporated by reference to the registrant's registration statement on Form S-1 (File No. 333-85351) filed with the Securities and Exchange Commission on October 19, 2000.

   ## Incorporated by reference to the registrant's annual report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2000.

 ### Incorporated by reference to the registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 18, 2000.

#### Incorporated by reference to the registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 23, 2000.

(b) FINANCIAL STATEMENT SCHEDULES.

     Schedule II -- Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended.

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act, if, in the aggregate, the changes in volume and price represent not more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) For purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on the 8th day of September, 2000.

                                          BSQUARE CORPORATION

                                          By:      /s/ BRIAN V. TURNER
                                          --------------------------------------
                                                     Brian V. Turner
                                           Sr. Vice President of Operations and
                                                 Chief Financial Officer

                               POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes and appoints William T. Baxter and Brian V. Turner, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this registration statement, including any and all post-effective amendments thereto and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on the 8th day of September, 2000.

                      SIGNATURE                                           TITLE
                      ---------                                           -----
                /s/ WILLIAM T. BAXTER                     Chairman of the Board, Chief Executive
-----------------------------------------------------   Officer and President (Principal Executive
                  William T. Baxter                                      Officer)

                 /s/ BRIAN V. TURNER                    Sr. Vice President of Operations and Chief
-----------------------------------------------------   Financial Officer (Principal Financial and
                   Brian V. Turner                                 Accounting Officer)

                /s/ ALBERT T. DOSSER                                     Director
-----------------------------------------------------
                  Albert T. Dosser

               /s/ JEFFREY T. CHAMBERS                                   Director
-----------------------------------------------------
                 Jeffrey T. Chambers

                  /s/ SCOT E. LAND                                       Director
-----------------------------------------------------
                    Scot E. Land

                      SIGNATURE                                           TITLE
                      ---------                                           -----
                 /s/ WILLIAM LARSON                                      Director
-----------------------------------------------------
                   William Larson

                   /s/ DAVID MOORE                                       Director
-----------------------------------------------------
                     David Moore

              REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE

To BSQUARE Corporation

     We have audited in accordance with generally accepted auditing standards, the financial statements of BSQUARE Corporation and subsidiaries included in this registration statement and have issued our report thereon dated September 7, 2000. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying schedule is the responsibility of the company's management and is presented for purposes of complying with the Securities and Exchange Commission rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein relation to the basic financial statements taken as a whole.

                                                /s/ ARTHUR ANDERSEN LLP

Seattle, Washington
September 7, 2000

                              BSQUARE CORPORATION

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                                           COLUMN C -- ADDITIONS
                                            COLUMN B     -------------------------     COLUMN E
                                           BALANCE AT    CHARGED TO     COLUMN D      BALANCE AT
                                           BEGINNING     COSTS AND     DEDUCTIONS-      END OF
               DESCRIPTION                 OF PERIOD      EXPENSES      DESCRIBE        PERIOD
               -----------                 ----------    ----------    -----------    ----------
                                                              (IN THOUSANDS)
For the year ended December 31, 1997:
  Allowance for doubtful accounts........     $ --          $ 10           $--           $ 10
For the year ended December 31, 1998:
  Allowance for doubtful accounts........     $ 10          $ 60           $ 3           $ 67
For the year ended December 31, 1999:
  Allowance for doubtful accounts........     $ 67          $ 75           $--           $142
For the six months ended June 30, 2000
  (unaudited):
  Allowance for doubtful accounts........     $142          $280           $--           $422

                                 EXHIBIT INDEX

     EXHIBIT
     NUMBER                              DESCRIPTION
     -------                             -----------
     3.1#        Amended and Restated Articles of Incorporation
     3.1(a)+     Articles of Amendment to Amended and Restated Articles of
                 Incorporation
     3.2#        Bylaws and all amendments thereto.
     4.1         See Exhibits 3.1, 3.1(a) and 3.2 for provisions defining the rights of the holders of common stock.
     5.1         Opinion of Summit Law Group, PLLC regarding legality of
                 shares.
    10.1#        Amended and Restated Stock Option Plan.
    10.1(a)++    1998 Mainbrace Stock Option Plan
    10.2#        Employee Stock Purchase Plan.
    10.3#        401(k) Plan.
    10.4#        Form of Indemnification Agreement.
    10.5#        Loan and Security Agreement and between Imperial Bank and
                 BSQUARE Corporation dated February 11, 1998.
    10.5(a)#     Amended and Restated Loan Agreement between Imperial Bank
                 and BSQUARE Corporation.
    10.6#        Office Lease Agreement between Seattle Office Associates,
                 LLC and BSQUARE Corporation dated March 24, 1997 (for Suite
                 100).
    10.7++       Sunset North Corporate Campus Lease Agreement between WRC
                 Sunset North and BSQUARE Corporation.
    10.8##       First amendment to Office Lease Agreement between WRC Sunset
                 North LLC and BSQUARE.
    10.9*#       Master Development & License Agreement between Microsoft
                 Corporation and BSQUARE Corporation dated effective as of
                 October 1, 1998.
    10.10#       Stock Purchase and Shareholders Agreement dated as of
                 January 30, 1998.
    10.11#       Stock Purchase Agreement dated August 18, 1999 by and
                 between BSQUARE Corporation and Vulcan Ventures
                 Incorporated.
    10.12###     Agreement and Plan of Merger among BSQUARE, BlueWater
                 Systems, Inc. and H2O Merger Corporation dated as of January
                 5, 2000.
    10.13####    Agreement and Plan of Merger among BSQUARE, Mainbrace
                 Corporation and Mainbrace Acquisition Inc. dated as of May
                 10, 2000.
    21.1         Subsidiaries of the registrant.
    23.1         Consent of Arthur Andersen LLP, Independent Public
                 Accountants.
    23.2         Consent of Ernst & Young LLP, Independent Public
                 Accountants.
    23.3         Consent of Summit Law Group, PLLC (contained in the opinion filed as Exhibit 5.1 hereto).
    24.1         Power of Attorney (See Page II-5).

-------------------------
      * Subject to confidential treatment.

      + Incorporated by reference to the registrant's quarterly report on Form
        10-Q filed with the Securities and Exchange Commission on August 7,
        2000.

    ++ Incorporated by reference to the registrant's registration statement on Form S-8 (File No. 333-44306) filed with the Securities and Exchange Commission on August 23, 2000.

     # Incorporated by reference to the registrant's registration statement on Form S-1 (File No. 333-85351) filed with the Securities and Exchange Commission on October 19, 2000.

   ## Incorporated by reference to the registrant's annual report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2000.

 ### Incorporated by reference to the registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 18, 2000.

#### Incorporated by reference to the registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 23, 2000.